As filed with the U.S. Securities and Exchange Commission on January 13, 2023.

Registration No. 333-268505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

nevada

(State or other jurisdiction of incorporation or organization)

1044	32-0196442
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

82 Richmond Street East, Toronto, Ontario, Canada M5C 1P1

(Address, including zip code, of Registrant’s principal business offices)

416-477-7771

(Registrant’s telephone number, including area code)

J.P. Galda

c/o J.P. Galda & Co., 40 E. Lancaster Avenue LTW 22, Ardmore, PA 19003

Telephone: 215-815-1534

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

J.P. Galda & Co. Attn: J.P. Galda, Esq. 40 East Montgomery Avenue LTW 220 Ardmore, PA 19003 Tel: (215) 815-1534 Email: jpjalda@jpgaldaco.com	Larry W. Nishnick DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 Tel: (858) 677-1400 Fax: (858) 677-1401

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 13, 2023

PRELIMINARY PROSPECTUS

BUNKER HILL MINING CORP.

Minimum Offering $5,200,000 (● Common Shares)

Maximum Offering $10,300,000 (● Common Shares)

Up to ● Common Shares Underlying Placement Agent Warrants

This is a commercially reasonable best efforts public offering of a minimum of ● Common Shares (the “Minimum Offering”, which assumes no exercise of the Placement Agent’s over-allotment option, as described below), par value $0.00001 per share (the “Common Shares”), and a maximum of ● Common Shares (which maximum may be increased by up to 15% if the Placement Agents’ over-allotment option, described below, is exercised, as increased, the “Maximum Offering”) of Bunker Hill Mining Corp. (“Bunker Hill” or the “Company”). This is based on a Minimum Offering size of approximately $5,200,000 and a Maximum Offering size of $10,300,000, determined based on the minimum and maximum offering size thresholds in the Canadian offering documentation of C$7,000,000 and C$13,800,000 respectively. The offering is being made concurrently in the United States and in each of the provinces in Canada, other than Québec. Any sales of securities in Canada will reduce the amount offered in the United States and accordingly any sales of securities in the United States will reduce the amount offered in Canada, Sales of securities in the United States and Canada will be aggregated for the purposes of determining the Minimum Offering and the Maximum Offering.

No subscriptions will be accepted until the closing of the offering, which will not occur prior to the Minimum Offering being met.

The Common Shares are listed for trading on the Canadian Securities Exchange (the “CSE”) under the trading symbol “BNKR” and on the OTCQB Venture Market (the “OTCQB”) under the symbol “BHLL”. The closing price of the Common Shares on January ●, 2023, being the last trading day of the Common Shares prior to filing this Prospectus, was C$● on the CSE, and $● on the OTCQB. The actual public offering price per Common Share will be determined between us, the Placement Agents, and the investors in the offering. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

An investment in our Common Shares involves a high degree of risk. Before buying any securities you should carefully read the discussion of the material risks of investing in our common stock in “Risk Factors” beginning on page 12 of this prospectus. You should not invest in the Common Shares unless you can afford a complete loss of your investment.

Pursuant to a placement agency agreement, dated as of January ●, 2023 ( the “Agency Agreement”), we have engaged Roth Capital Partners, LLC (the “U.S. Placement Agent”), to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a commercially reasonable best efforts basis in the U.S. Also pursuant to the Agency Agreement, we have engaged Echelon Wealth Partners and Laurentian Securities (together, the “Canadian Placement Agents” and together with the U.S. Placement Agent, the “Placement Agents”), to act as our exclusive placement agents to solicit offers to purchase securities on a commercially reasonable best efforts basis in Canada. This Offering and the Canadian Offering will terminate on the same date, which is the earlier of (i) the first date that we enter into securities purchase agreements to sell the maximum securities offered hereby, or (ii) 90 days after the effective date of the registration statement of which this prospectus forms a part. The Placement Agents have no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because this is a “best efforts offering”, the actual public amount, Placement Agents’ fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have granted the Placement Agents an option up to 30 days from and including the closing date to purchase up to ___________ additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any, referred to as an “over-allotment option” in this prospectus.

We have agreed to pay the Placement Agents a cash placement agent fee set forth in the table below equal to 6% of the aggregate gross proceeds of the Offering (3% or 2 % with respect to certain excluded investors specified in the placement agency agreement) and to provide certain other compensation to the Placement Agents. See “Plan of Distribution” beginning on page 65 of this prospectus for more information regarding these arrangements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Common Share (3)	Total (Minimum Offering)	Total (Maximum Offering)
Public offering price	$	$	$
Placement Agent fees (1)	$	$	$
Proceeds to us before offering expenses (2)	$	$	$

(1)	Does not reflect additional compensation to the Placement Agents in the form of twenty-four month warrants to purchase Common Shares at an exercise price equal to 100% of the public offering price. We have also agreed to reimburse the Placement Agents for certain expenses. See “Plan of Distribution” on page 65 of this prospectus for a description of these arrangements.
(2)	We estimate the total expenses of this offering will be approximately C$0.6 million.
(3)	Based on an assumed offering price of $__ per Common Share. The final offering price per Common Share will be determined by the Company, the Placement Agents and the investors in this offering and may be a discount to the market price of the Common Shares.

Delivery of the Common Shares is expected to be made on or about January ●, 2023, subject to satisfaction of customary closing conditions.

Roth Capital Partners

Dated: January ●, 2023

2

3

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part has been filed by us with the Securities and Exchange Commission (the “SEC”), and includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find Additional Information.” You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or Common Shares are sold or otherwise disposed of on a later date.

Neither we nor the Placement Agents have authorized anyone to give any information or to make any representation to you other than those contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely upon any information or representation not contained in this prospectus.

For investors outside the United States: We have not and the Placement Agents have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

There must be a current state blue sky registration or exemption from such registration for you to purchase or sell these securities.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker of such transaction must also be registered in that state.

We cannot guarantee that we will be able to effect any required blue sky registrations or qualifications. You will have the ability to purchase these securities only if such securities have been qualified for sale under the laws of the state where the offer and sale is to occur, or if they fall within an exemption from registration. We will not knowingly sell any securities to purchasers in jurisdictions in which such sales are not registered or otherwise qualified for issuance or exempt from registration. As a result, there may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references to “$, US$” or “dollars” in this Prospectus refer to United States dollars and all references to “C$” in this Prospectus refer to Canadian dollars.

The following table sets forth the rate of exchange for the United States dollar expressed in Canadian dollars in effect at the end of the periods indicated, the average of exchange rates in effect on the last day of each month during such periods, and the high and low exchange rates during such periods based on the daily average exchange rate as reported by the Bank of Canada for conversion of United States dollars into Canadian dollars.

	Quarter Ended September 30,	Year Ended December 31,
	2022	2021	2020
Average rate of period	1.3056	1.2535	1.3415
Rate at end of period	1.3707	1.2678	1.2732
High for period	1.3726	1.2942	1.4496
Low for period	1.2753	1.2040	1.2718

The daily average exchange rate on January ●, 2023 as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals $●.

4

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this Prospectus To understand this offering fully, you should read carefully the entire Prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Bunker Hill Mining Corp., a Nevada corporation, and its subsidiaries. References to “$” refer to monetary amounts expressed in U.S. dollars. All references to “C$” refer to monetary amounts expressed in Canadian dollars.

Note Regarding Financial Statements

On February 12, 2021, the Company’s Board of Directors (the “Board”) approved a change in our fiscal year end from the last day of June to a calendar fiscal year ending on the last day of December of each year, effective January 1, 2021. In this Prospectus, references to “fiscal year” refer to years ending December 31, 2021 and June 30, 2020. References in this prospectus to the “transition period” refer to the six-month period ended December 31, 2020.

Our Business

Overview

The Company’s sole focus is the development and restart of its 100% owned flagship asset, the Bunker Hill mine (the “Mine”). The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed.

In early 2020, a new management team comprised of former executives from Barrick Gold Corp. assumed leadership of the Company. Since that time, the Company has conducted multiple exploration campaigns, published multiple economic studies, purchased the Bunker Hill Mine, purchased a process plant, and advanced the rehabilitation and development of the Mine. The Company is focused on completing the financing for, and execution of, a potential restart of operations at the Mine.

Lease and Purchase of the Bunker Hill Mine

The Company purchased the Bunker Hill Mine in January 2022, as described below.

Prior to purchasing the Mine, the Company had entered into a series of agreements with Placer Mining Corporation (“Placer Mining”), the prior owner, for the lease and option to purchase the Mine. The first of these agreements was announced on August 28, 2017, with subsequent amendments and/or extensions announced on November 1, 2019, July 7, 2020, and November 20, 2020.

Under the terms of the November 20, 2020 amended agreement (the “Amended Agreement”), a purchase price of $7,700,000 was agreed, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by the Company) and $2,000,000 in Common Shares of the Company. The Company agreed to make an advance payment of $2,000,000, credited toward the purchase price of the Mine, which had the effect of decreasing the remaining amount payable to purchase the Mine to an aggregate of $3,400,000 payable in cash and $2,000,000 in Common Shares of the Company.

5

The Amended Agreement also required payments pursuant to an agreement with the U.S. Environmental Protection Agency (“EPA”) whereby for so long as the Company leases, owns and/or occupies the Mine, the Company would make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for historical water treatment cost recovery in accordance with the Settlement Agreement reached with the EPA in 2018. Immediately prior to the purchase of the Mine, the Company’s liability to EPA in this regard totaled $11,000,000.

The Company completed the purchase of the Bunker Hill Mine on January 7, 2022. The terms of the purchase price were modified to $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of Common Shares. Concurrent with the purchase of the Mine, the Company assumed incremental liabilities of $8,000,000 to the EPA, consistent with the terms of the amended Settlement Agreement with the EPA that was executed in December 2021 (see “EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement” section below).

EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement

Bunker Hill entered into a Settlement Agreement and Order on Consent with the EPA on May 15, 2018. This agreement limits the Company’s exposure to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) liability for past environmental damage to the mine site and surrounding area to obligations that include:

●	Payment of $20,000,000 for historical water treatment cost recovery for amounts paid by the EPA from 1995 to 2017
●	Payment for water treatment services provided by the EPA at the Central Treatment Plant (“CTP”) in Kellogg, Idaho until such time that Bunker Hill either purchases or leases the CTP or builds a separate EPA-approved water treatment facility
●	Conducting a work program as described in the Ongoing Environmental Activities section of this study

In December 2021, in conjunction with its intention to purchase the mine complex, the Company entered into an amended Settlement Agreement (the “Amendment”) between the Company, Idaho Department of Environmental Quality, US Department of Justice and the EPA modifying the payment schedule and payment terms for recovery of historical environmental response costs at Bunker Hill Mine incurred by the EPA. With the purchase of the mine subsequent to the end of the period, the remaining payments of the EPA cost recovery liability would be assumed by the Company, resulting in a total of $19,000,000 liability to the Company, an increase of $8,000,000. The new payment schedule included a $2,000,000 payment to the EPA within 30 days of execution of this amendment, which was made.

The remaining $17,000,000 will be paid on the following dates:

Date	Amount
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

The resumption of payments in 2024 were agreed in order to allow the Company to generate sufficient revenue from mining activities at the Bunker Hill Mine to address remaining payment obligations from free cash flow.

The changes in payment terms and schedule were contingent upon the Company securing financial assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA totaling $17,000,000, corresponding to the Company’s cost recovery obligations to be paid in 2024 through 2029 as outlined above. Should the Company fail to make its scheduled payment, the EPA can draw against this financial assurance. The amount of the bonds or letters of credit will decrease over time as individual payments are made. If the Company failed to post the final financial assurance within 180 days of the execution of the Amendment, the terms of the original agreement would be reinstated.

6

During the quarter ended June 30, 2022, the Company was successful in obtaining the financial assurance. Specifically, a $9,999,000 payment bond and a $7,001,000 letter of credit were secured and provided to the EPA. This milestone provides for the Company to recognize the effects of the change in terms of the EPA liability as outlined in the December 20, 2021, agreement. Once the financial assurance was put into place, the restructuring of the payment stream under the Amendment occurred with the entire $17,000,000 liability being recognized as long-term in nature. The aforementioned payment bond and letter of credit were secured by $2,475,000 and $7,001,000 of cash deposits, respectively as of September 30, 2022.

During October 2022, the Company reported that it had been successful in securing a new payment bond to replace the aforementioned $7,001,000 letter of credit, in two stages. Initially, the letter of credit was reduced to $2,000,001 as a result of a new $5,000,000 payment bond obtained through an insurance company. The collateral for the new payment bond is comprised of a $2,000,000 letter of credit and land pledged by third parties, with whom the Company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common shares of the Company, at the Company’s election). The new payment bond is scheduled to increase to $7,001,000 (from $5,000,000) upon the advance of the multi-metals Stream from Sprott Private Resource Streaming & Royalty Corp.

Project Finance Package with Sprott Private Resource Streaming & Royalty Corp.

On December 20, 2021, the Company executed a non-binding term sheet outlining a $50,000,000 project finance package with Sprott Private Resource Streaming and Royalty Corp. (“Royalty”). The non-binding term sheet with SRSR outlined a project  financing package that the Company expects to fulfill the majority of its funding requirements to restart the Mine. The term sheet consisted of an $8,000,000 royalty convertible debenture (the “RCD”), a $5,000,000 convertible debenture (the “CD1”), and a multi-metals stream of up to $37,000,000 (the “Stream”). The CD1 was subsequently increased to $6,000,000, increasing the project financing package to $51,000,000.

On June 17, 2022, the Company consummated a new $15,000,000 convertible debenture (the “CD2”). As a result, total potential funding from SRSR was further increased to $66,000,000 including the RCD, CD1, CD2 and the Stream (together, the “Project Financing Package”).

The Company closed the $8,000,000 RCD on January 7, 2022. The RCD bears interest at an annual rate of 9.0%, payable in cash or Common Shares at the Company’s option, until such time that SRSR elects to convert a royalty, with such conversion option expiring at the earlier of advancement of the Stream or July 7, 2023 (subsequently amended as described below). In the event of conversion, the RCD will cease to exist and the Company will grant a royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey (the “SRSR Royalty”). A 1.35% rate will apply to claims outside of these areas. The RCD was initially secured by a share pledge of the Company’s operating subsidiary, Silver Valley, until a full security package was put in place concurrent with the consummation of the CD1. In the event of non-conversion, the principal of the RCD will be repayable in cash.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed to a number of amendments to the terms of the RCD, including an amendment of the maturity date from July 7, 2023, to March 31, 2025. The parties also agreed to a Royalty Put Option such that in the event the RCD is converted into a royalty as described above, the holder of the royalty will be entitled to resell the royalty to the Company for $8,000,000 upon default under the CD1 or CD2 until such time that the CD1 and CD2 are paid in full.

The Company closed the $6,000,000 CD1 on January 28, 2022, which was increased from the previously announced $5,000,000. The CD1 bears interest at an annual rate of 7.5%, payable in cash or shares at the Company’s option, and matures on July 7, 2023 (subsequently amended, as described below). The CD1 is secured by a pledge of the Company’s properties and assets. Until the closing of the Stream, the CD1 was to be convertible into Common Shares at a price of C$0.30 per Common Share, subject to stock exchange approval (subsequently amended, as described below). Alternatively, SRSR may elect to retire the CD1 with the cash proceeds from the Stream. The Company may elect to repay the CD1 early; if SRSR elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

7

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed to a number of amendments to the terms of the CD1, including that the maturity date would be amended from July 7, 2023, to March 31, 2025, and that the CD1 would remain outstanding until the new maturity date regardless of whether the Stream is advanced, unless the Company elects to exercise its option of early repayment. The Company determined that amendments to the terms should not be treated as an extinguishment of CD1, but as a debt modification.

The Company closed the $15,000,000 CD2 on June 17, 2022. The CD2 bears interest at an annual rate of 10.5%, payable in cash or shares at the Company’s option, and matures on March 31, 2025. The CD2 is secured by a pledge of the Company’s properties and assets. The repayment terms include 3 quarterly payments of $2,000,000 each beginning June 30, 2024, and $9,000,000 on the maturity date.

In light of the Series 2 Convertible Debenture financing, the previously permitted additional senior secured indebtedness of up to $15 million for project finance has been removed.

A minimum of $27,000,000 and a maximum of $37,000,000 (the “Stream Amount”) will be made available under the Stream, at the Company’s option, once the conditions of availability of the Stream have been satisfied including confirmation of full project funding by an independent engineer appointed by SRSR. If the Company draws the maximum funding of $37,000,000, the Stream would apply to 10% of payable metals sold until a minimum quantity of metal is delivered consisting of, individually, 55 million pounds of zinc, 35 million pounds of lead, and 1 million ounces of silver (subsequently amended, as described below). Thereafter, the Stream would apply to 2% of payable metals sold. If the Company elects to draw less than $37,000,000 under the Stream, the percentage and quantities of payable metals streamed will adjust pro-rata. The delivery price of streamed metals will be 20% of the applicable spot price. The Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding. As of September 30, 2022, the Stream had not been advanced.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed that the minimum quantity of metal delivered under the Stream, if advanced, will increase by 10% relative to the amounts noted above.

Process Plant

On January 25, 2022, the Company announced that it had entered into a non-binding Memorandum of Understanding (“MOU”) with Teck Resources Limited (“Teck”) for the purchase of a comprehensive package of equipment and parts inventory from its Pend Oreille site (the “Process Plant”) in eastern Washington State, approximately 145 miles from the Bunker Hill Mine by road. The package comprises substantially all processing equipment of value located at the site, including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at Bunker Hill, and total inventory of nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares. The Company paid a $500,000 non-refundable deposit in January 2022.

On March 31, 2022, the Company announced that it had reached an agreement with a subsidiary of Teck to satisfy the remaining purchase price for the Process Plant by way of an equity issuance of the Company. Teck will receive 10,416,667 units of the Company (the “Teck Units”) at a deemed issue price of C$0.30 per unit. Each Teck Unit consists of one Common Share and one Common Share purchase warrant (the “Teck Warrants”). Each whole Teck Warrant entitles the holder to acquire one Common Share at a price of C$0.37 per Common Share for a period of three years. The equity issuance and purchase of the Process Plant occurred on May 13, 2022.

Ball Mill upgrade

On August 30, 2022, the Company entered into an agreement to purchase a ball mill from D’Angelo International LLC for $675,000. The purchase of the mill is to be made in three cash payments:

$100,000 by September 15, 2022 as a non-refundable deposit (paid)
$100,000 by October 15, 2022 (paid)
$475,000 by December 15, 2022

At September 30, 2022, the Company paid $100,000 towards the purchase as a non-refundable deposit.

8

New Sprott Financing

On November 17, 2022, the Company announced that it received investment committee approval from Sprott for a new $5,000,000 loan facility, and that the loan facility would be utilized for the payment of (a) $3,500,000 to the Environmental Protection Agency (the “EPA”) for currently outstanding water treatment services for the 2019-2021 period, (b) $560,000 to the Idaho Department of Environmental Quality (“IDEQ”) for monthly water treatment payments to be made from November 2022 through February 2023, and (c) $940,000 for cost and working capital requirements for the Bunker Hill Mine.

The loan facility was to be secured by the security package currently in place between Bunker Hill and Sprott, would bear interest at a rate of 10.5% per annum, and would mature at the earlier of (i) the advance of the multi-metals stream (the “Stream”) to be advanced pursuant to the Stream Agreement, or (ii) June 30, 2024. In addition, the minimum quantity of metal delivered under the Stream, if advanced, would increase by 5% relative to amounts previously announced. The advance of the loan facility was conditional on the completion of definitive documentation relating to the Stream and the launch of the Offering.

Furthermore, the Company announced that it was finalizing discussions with Sprott regarding the advance of the Stream. Following satisfactory conclusion of the definitive documentation relating to the Stream, full project funding for the Bunker Hill Mine and certain other conditions precedent, the Company expects the advance of the Stream to take place in the first quarter of 2023.

On December 6, 2022, the Company announced the closing of the aforementioned loan facility with Sprott. The key terms of the facility are as described in the Company’s announcement of November 17, 2022.

Concentrate Offtake Financing

On November 17, 2022, the Company also announced that it was in discussions with Sprott and Teck, as holder of the exclusive option to acquire 100% of zinc and lead concentrate produced in the first five years at the Bunker Hill Mine, to facilitate the potential provision of concentrate offtake financing from third parties as the final tranche of capital to finance the restart of the Bunker Hill Mine (the “Offtake Financing”), alongside the Stream and Offering. The Company further announced that it was evaluating several non-binding term sheets from metals traders envisaging the provision of up to $15 million of offtake finance.

Smaller Reporting Company

Additionally, Bunker Hill is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Bunker Hill will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Bunker Hill Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Bunker Hill’s annual revenues exceeded $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

The mailing address of Bunker Hill is 82 Richmond Street East, Toronto, Ontario M5C 1P1, Canada, and its telephone number is (416) 477-7771. Our website is www.bunkerhillmining.com. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

9

SUMMARY OF THE OFFERING

Securities Offered by Us

A minimum offering of____________ Common Shares

A maximum offering of ___________ Common Shares, which may be increased by up to 15% if the Placement Agents’ over-allotment option is exercised

Up to ● Common Shares Underlying Placement Agent Warrants

Concurrent Offering	The offering is being made concurrently in the United States and in each of the provinces in Canada, other than Québec. Pursuant to a placement agency agreement, dated as of , 2023 (the “Agency Agreement”), we have engaged Roth Capital Partners, LLC (the “U.S. Placement Agent”), to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a commercially reasonable best efforts basis in the U.S. Also pursuant to the Agency Agreement, we have engaged Echelon Wealth Partners and Laurentian Securities (together, the “Canadian Placement Agents” and together with the U.S. Placement Agent, the “Placement Agents”), to act as our exclusive placement agents to solicit offers to purchase securities on a commercially reasonable best efforts basis in Canada. Any sales of securities in Canada will reduce the amount offered in the United States and accordingly any sales of securities in the United States will reduce the amount offered in Canada, Sales of securities in the United States and Canada will be aggregated for the purposes of determining the Minimum Offering and the Maximum Offering.

Common Shares outstanding before the offering	235,878,932 Common Shares as of the date hereof (not including shares issuable upon exercisable warrants).

Offering Price	$ per Common Share.

Common Stock outstanding after this offering	● Shares (assuming the maximum amount of Common Shares are sold, none of the Placement Agent Warrants issued in this offering are exercised, none of the other outstanding warrants are exercised, none of the outstanding convertible securities are converted, and no exercise of the Placement Agents’ overallotment option).

Use of proceeds	Assuming we sell the maximum of shares offered by this prospectus, we estimate that we will receive net proceeds from this offering of approximately $___________ based upon an assumed offering price of $________ per Common Share, after deducting Placement Agent fees and estimated offering expenses payable by us. We currently intend to use the net proceeds we receive from this offering to provide funding for the restart and development of the Bunker Hill mine, and fund working capital and general corporate purposes using any remaining amounts. Because this is a best efforts offering, we may not sell all or any of the securities offered hereby. As a result, we may receive significantly less in net proceeds than we currently estimate. See “Use of Proceeds” on page 28.

Risk Factors	You should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” together with all of the other information included in this prospectus, before deciding to purchase our Common Shares.

Trading Symbols	OTC QB- BHLL CSE- BNKR

Assumptions Used Throughout This Prospectus

Unless otherwise stated in this prospectus, the total number of Common Shares outstanding as of the date of this prospectus and after this offering is based on 235,878,932 shares outstanding as of the date of this prospectus, assumes the sale of Common Shares based on an assumed public offering price of $         , and excludes the following other securities:

●	37,713,701 Common Shares reserved for issuance under our equity incentive plans, of which there are (i) outstanding options to purchase 9,555,636 Common Shares at a weighted average exercise price of C$0.51 per share, (ii) 4,822,741 Common Shares underlying outstanding restricted share units, or RSUs, and (iii) 23,335,324 Common Shares available for future grant;
●	162,129,064 Common Shares reserved for issuance pursuant to outstanding warrants; 5,470,799 Common Shares reserved for issuance pursuant to broker warrants;
●	98,312,276 Common Shares reserved for issuance under the Series 1 Convertible Debenture and Series 2 Convertible Debenture;
●	No exercise of the Placement Agents’ overallotment option; and
●	Common Shares issuable upon the exercise of the Placement Agents’ warrants with an exercise price of $ to be issued to a Placement Agents or its designees in connection with this offering.

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no exercise of outstanding options issued under our equity incentive plans and (ii) no exercise of the Placement Agents’ warrants.

10

SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The amounts below are expressed in United States dollars.

	Nine Months Ended	Nine Months Ended	Year Ended	Year (Six Months) Ended	(As restated)Year Ended
	30-Sep-22	30-Sep-21	31-Dec-21	31-Dec-20	30-Jun-20
	($)	($)	($)	($)	($)
Operating Statement Data:
Revenues	Nil	Nil	Nil	Nil	Nil
Loss from operations	13,291,484	12,384,474	18,752,504	9,454,396	10,793,823
Net income (loss)	12,864,248	9,843,495	(6,402,277)	(2,164,454)	(31,321,791
Net income (loss) per common share – basic	0.07	0.06	(0.04)	(0.02)	(0.47)
–fully diluted	0.05	0.06	(0.04)	(0.02)	(0.47)
Balance Sheet Data:
Total assets	33,586,588	4,071,796	4,071,796	6,709,016	732,884
Total liabilities	48,321,757	38,314,164	38,314,164	38,246,613	33,974,803
Total shareholders’ deficiency	14,735,169	34,242,368	34,242,368	31,537,597	33,241,919
Total number of common shares issued and outstanding	219,649,187	164,435,442	164,435,442	143,117,068	79,259,940

As described in the notes to the Financial Statements, the Financial Statements for the year ended June 30, 2020 have been restated.

11

RISK FACTORS

The following risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Bunker Hill and our business, prospects, financial condition and operating results. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section titled “Cautionary Note  Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and notes to the financial statements herein.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds”. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There must be a current state blue sky registration or exemption from such registration for you to purchase or sell these securities.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker of such transaction must also be registered in that state.

We cannot guarantee that we will be able to effect any required blue sky registrations or qualifications. You will have the ability to purchase these securities only if such securities have been qualified for sale under the laws of the state where the offer and sale is to occur, or if they fall within an exemption from registration. We will not knowingly sell any securities to purchasers in jurisdictions in which such sales are not registered or otherwise qualified for issuance or exempt from registration. As a result, there may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.

You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering and may experience additional dilution in the future.

The combined public offering price per Common Share will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering. Assuming the sale of the maximum amount of shares of our common stock at an assumed public offering price of $      per share, the closing sale price per share of our common stock on the OTC QB on      , 2022, and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, you will incur immediate dilution of approximately $      per share. Assuming the sale of the minimum amount of shares of our common stock at an assumed public offering price of $      per share, the closing sale price per share of our common stock on the OTC QB on      , 2022, and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, you will incur immediate dilution of approximately $      per share As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

This is a best efforts offering and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agents have agreed to use their commercially reasonable best efforts to solicit offers to purchase the securities in this offering and the concurrent Canadian offering. The placement agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because this is a best efforts offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

12

General Risk Factors

The Company’s ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany the Company’s Financial Statements disclose a going concern qualification to its ability to continue in business. The accompanying Financial Statements have been prepared under the assumption that the Company will continue as a going concern. The Company is an exploration and development stage company and has incurred losses since its inception. The Company has incurred losses resulting in an accumulated deficit of $59,626,902 as of September 30, 2022 and further losses are anticipated in the development of its business.

The Company currently has no historical recurring source of revenue and its ability to continue as a going concern is dependent on its ability to raise capital to fund its future exploration and working capital requirements or its ability to profitably execute its business plan. The Company’s plans for the long-term return to and continuation as a going concern include financing its future operations through sales of its Common Shares and/or debt and the eventual profitable exploitation of the Mine. Additionally, the volatility in capital markets and general economic conditions in the U.S. and elsewhere can pose significant challenges to raising the required funds. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying Financial Statements.

Teck may not exercise its option to acquire 100% of zinc and lead concentrate produced in the first five years at the Bunker Hill Mine which could result in less favourable commercial terms for the sale of these concentrates, and could also impact the Company’s ability to secure offtake financing. Regardless of actions taken by Teck, there can be no assurance that the Company will be able to secure or close offtake financing, which could have an adverse effect on the Company’s financial position.

Teck may not elect to exercise its option to acquire 100% of zinc and lead concentrate produced in the first five years at the Bunker Hill Mine. If Teck does not elect to exercise such option, the Company may not be able to sell its zinc and lead concentrate to Teck, which could result in difficulties securing alternative commercial arrangements for the sale of concentrate, less favourable commercial terms in the event that alternative commercial arrangements can be secured, and/or higher transportation and other costs. In addition, the Company may not be able to secure or close the Offtake Financing, regardless of whether Teck elects to exercise its option, the terms of any offtake financing might not be favourable to the Company and the Company may incur substantial fees and costs related to such financing. The Company’s inability to secure or close the Offtake Financing or arrange suitable alternative offtake financing may have an adverse effect on the Company’s operations and financial position.

The Company will require significant additional capital to fund its business plan.

The Company will be required to expend significant funds to determine whether proven and probable mineral reserves exist at its properties, to continue exploration and, if warranted, to develop its existing properties, and to identify and acquire additional properties to diversify its property portfolio. The Company anticipates that it will be required to make substantial capital expenditures for the continued exploration and, if warranted, development of the Mine. The Company has spent and will be required to continue to expend significant amounts of capital for drilling, geological, and geochemical analysis, assaying, and feasibility studies with regard to the results of its exploration at the Mine. The Company may not benefit from some of these investments if it is unable to identify commercially exploitable mineral reserves.

Neither the Company nor any of the directors of the Company nor any other party can provide any guarantee or assurance, that the Company will be able to raise sufficient capital to satisfy the Company’s short-term obligations. The Company does not have sufficient funds to satisfy its short-term financial obligations. As at September 30, 2022, the Company has $103,833 in cash and total current liabilities of $11,439,038 and total liabilities of $48,321,757. If the Company cannot raise additional capital, the Company will be in breach of its debt obligations, including under the Royalty Convertible Debenture and all other outstanding convertible debentures of the Company. Further, pursuant to the terms of the Company’s agreement with the Environmental Protection Agency (the “EPA”), the Company is required to make certain payments to the EPA in the amount of $17,000,000 for cost recovery. If the Company is unable to raise sufficient capital, the Company may be unable to pay the cost of recovery resulting in a breach of its obligations and the failure to pay may be considered a default under the terms of the Amended Settlement with the EPA and the amended lease and option agreement dated November 1, 2019 with Placer Mining.

Neither the Company nor any of the directors of the Company nor any other party can provide any guarantee or assurance that the full $66,000,000 project financing package (the “Project Financing Package”) will be finalized or close, as the Project Financing Package remains subject to Sprott internal approvals, further technical and other due diligence and satisfactory documentation. Approximately $14,000,000 of the project financing closed in January 2022 and a further $15,000,000 in June 2022, subsequent to the close of the year. If the full Project Financing Package does not close there is no guarantee that capital can be raised on terms favorable to the Company, or at all. Any additional equity funding will dilute existing shareholders.

13

The Company’s ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide were adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities and remnants from those losses continue to impact the ability for the Company to raise capital. The Company may not be successful in obtaining the required financing or, if it can obtain such financing, such financing may not be on terms that are favorable to us.

The Company’s inability to access sufficient capital for its operations could have a material adverse effect on its financial condition, results of operations, or prospects. Sales of substantial amounts of securities may have a highly dilutive effect on the Company’s ownership or share structure. Sales of a large number of shares of the Company’s Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair the Company’s ability to raise capital through future sales of Common Shares. The Company has not yet commenced commercial production at any of its properties and, therefore, has not generated positive cash flows to date and has no reasonable prospects of doing so unless successful commercial production can be achieved at the Bunker Hill Mine. The Company expects to continue to incur negative investing and operating cash flows until such time as it enters into successful commercial production. This will require the Company to deploy its working capital to fund such negative cash flow and to seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet the Company’s requirements, or if available, available upon terms acceptable to the Company. There is no assurance that the Company will be able to continue to raise equity capital or to secure additional debt financing, or that the Company will not continue to incur losses.

Negative Operating Cash Flow.

The Company has no history of earnings and has negative cash flow from operating activities since inception. The Company’s mineral properties are in the exploration stage and there are no known mineral resources or reserves and the proposed exploration programs on the Company’s mineral properties are exploratory in nature. Significant capital investment will be required to achieve commercial production from the Company’s existing projects. There is no assurance that any of the Company’s mineral properties will generate earnings, operate profitably or provide a return on investment in the future. Accordingly, the Company will be required to obtain additional financing in order to meet its future cash commitments.

The Company has a limited operating history on which to base an evaluation of its business and prospects.

Since its inception, the Company has had no revenue from operations. The Company has no history of producing products from the Bunker Hill property. The Mine is a historic, past producing mine with very little recent exploration work. Advancing the Mine into the development stage will require significant capital and time, and successful commercial production from the Mine will be subject to completing feasibility studies, permitting and re-commissioning of the Mine, constructing processing plants, and other related works and infrastructure. As a result, the Company is subject to all of the risks associated with developing and establishing new mining operations and business enterprises, including:

●	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;
●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
●	the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;
●	the availability and cost of appropriate smelting and/or refining arrangements, if required;
●	compliance with stringent environmental and other governmental approval and permit requirements;
●	the availability of funds to finance exploration, development, and construction activities, as warranted;
●	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;
●	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and
●	potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of its properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up. In addition, the Company’s management and workforce will need to be expanded, and sufficient housing and other support systems for its workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, the Company’s activities may not result in profitable mining operations and it may not succeed in establishing mining operations or profitably producing metals at any of its current or future properties, including the Mine.

14

The Company has a history of losses and expects to continue to incur losses in the future.

The Company has incurred losses since inception, has had negative cash flow from operating activities, and expects to continue to incur losses in the future. The Company has incurred the following losses from operations during each of the following periods:

●	$13,291,484 for the nine months ended September 30, 2022;
●	$18,752,504 for the year ended December 31, 2021;
●	$9,454,396 for the transition period ended December 31, 2020 and
●	$10,793,823 for the year ended June 30, 2020

The Company expects to continue to incur losses unless and until such time as the Mine enters into commercial production and generates sufficient revenues to fund continuing operations. The Company recognizes that if it is unable to generate significant revenues from mining operations and dispositions of its properties, the Company will not be able to earn profits or continue operations. At this early stage of its operation, the Company also expects to face the risks, uncertainties, expenses, and difficulties frequently encountered by smaller reporting companies. The Company cannot be sure that it will be successful in addressing these risks and uncertainties and its failure to do so could have a materially adverse effect on its financial condition.

Epidemics, pandemics or other public health crises, including COVID-19, could adversely affect the Company’s business.

The Company’s operations could be significantly adversely affected by the effects of a widespread outbreak of epidemics, pandemics or other health crises, including the recent outbreak of respiratory illness caused by the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 12, 2020. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

The Russia/Ukraine crisis, including the impact of sanctions or retributions thereto, could adversely affect the Company’s business.

The Company’s operations could be adversely affected by the effects of the escalating Russia/Ukraine crisis and the effects of sanctions imposed against Russia or that country’s retributions against those sanctions, embargos or further-reaching impacts upon energy prices, food prices and market disruptions. The Company cannot accurately predict the impact the crisis will have on its operations and the ability of contractors to meet their obligations with the Company, including uncertainties relating the severity of its effects, the duration of the conflict, and the length and magnitude of energy bans, embargos and restrictions imposed by governments. In addition, the crisis could adversely affect the economies and financial markets of the United States in general, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations. Additionally, the Company cannot predict changes in precious metals pricing or changes in commodities pricing which may alternately affect the Company either positively or negatively.

Risks Related to Mining and Exploration

The Mine is in the exploration stage. There is no assurance that the Company can establish the existence of any mineral reserve on the Mine or any other properties the Company may acquire in commercially exploitable quantities. Unless and until the Company does so, the Company cannot earn any revenues from these properties and if the Company does not do so, the Company will lose all of the funds that it expends on exploration. If the Company does not discover any mineral reserve in a commercially exploitable quantity, the exploration component of its business could fail.

15

The Company has not established that any of its mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that the Company will be able to do so.

The Company has not established that any of its mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that the Company will be able to do so. In general, the probability of any individual prospect having a “reserve” that meets the requirements of the SEC is small, and the Mine may not contain any “reserves” and any funds that the Company spends on exploration could be lost. Even if the Company does eventually discover a mineral reserve on the Mine, there can be no assurance that it can be developed into a producing mine and that the Company can extract those minerals. Both mineral exploration and development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond its control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. The Company’s operations are, and any future development or mining operations the Company may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, including, but not limited to:

●	economically insufficient mineralized material;
●	fluctuation in production costs that make mining uneconomical;
●	labor disputes;
●	unanticipated variations in grade and other geologic problems;
●	environmental hazards;
●	water conditions;
●	difficult surface or underground conditions;
●	industrial accidents;
●	metallurgic and other processing problems;
●	mechanical and equipment performance problems;
●	failure of dams, stockpiles, wastewater transportation systems, or impoundments;
●	unusual or unexpected rock formations; and
●	personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. If the Company determines that capitalized costs associated with any of its mineral interests are not likely to be recovered, the Company would incur a write-down of its investment in these interests. All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

16

Commodity price volatility could have dramatic effects on the results of operations and the Company’s ability to execute its business plan.

The price of commodities varies on a daily basis. The Company’s future revenues, if any, will likely be derived from the extraction and sale of base and precious metals. The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond its control including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of the Company’s business, could negatively affect its ability to secure financing or its results of operations.

Costs charged to the Company by the Idaho Department of Environmental Quality (“IDEQ”) for treatment of waste water fluctuate a great deal and are not within the Company’s control.

The Company is billed annually for water treatment activities performed by the IDEQ for the EPA. The water treatment costs that Bunker Hill is billed for are partially related to the EPA’s direct cost of treating the water emanating from the Bunker Hill Mine, which are comprised of lime and flocculant usage, electricity consumption, maintenance and repair, labor and some overhead. Rate of discharge of effluent from the Bunker Hill Mine is largely dependent on the level of precipitation within a given year and how close in the calendar year the Company is to the spring run-off. Increases in water infiltrations and gravity flows within the mine generally increase after winter and result in a peak discharge rate in May. Increases in gravity flow and consequently the rate of water discharged by the mine have a highly robust correlation with metal concentrations and consequently metals loads of effluent.

Hydraulic loads (quantities of water per unit of time) and metal loads (quantities of metals per unit of volume of effluent per unit of time) are the two main determinants of cost of water treatment by the EPA in the relationship with the Bunker Hill Mine because greater metal loads consume more lime and more flocculent and more electricity to remove the increased levels of metals and make the water clean. The scale of the treatment plant is determined by how much total water can be processed (hydraulic load) at any one point in time. This determines how much labor is required to operate the plant and generally determine the amount of overhead required to run the EPA business.

The EPA has completed significant upgrades to the water treatment capabilities of the CTP and is now capable of producing treated water than can meet a much higher discharge standard (which Bunker Hill will be forced to meet beyond May 2023). While it was understood that improved performance capability would increase the cost of operating the plant, it was unclear to EPA, and consequently to Bunker Hill, how much the costs would increase by.

These elements described above, and others, impact the direct costs of water treatment. A significant portion of the total amount invoiced by EPA each year is indirect cost that is determined as a percentage of the direct cost. Each year the indirect costs percentage changes within each region of the EPA. Bunker Hill has no ability to impact the percentage of indirect cost that is set by the EPA regional office. Bunker Hill also has no advanced notice of what the percentage of indirect cost will be until it receives its invoice in June of the year following the billing period. The Company remains unable to estimate EPA billings to a high degree of accuracy.

17

Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.

Its exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques. Estimates of any mineralized material or resource/reserve on the Mine would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about the Mine. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material and resources/reserves. If these estimates were to prove to be unreliable, the Company could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As the Company has not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The Company’s exploration activities may not be commercially successful, which could lead the Company to abandon its plans to develop the Mine and its investments in exploration.

The Company’s long-term success depends on its ability to identify mineral deposits on the Mine and other properties the Company may acquire, if any, that the Company can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;
●	availability of government-granted exploration permits;
●	the quality of its management and its geological and technical expertise; and
●	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices, which can fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. The Company may invest significant capital and resources in exploration activities and may abandon such investments if the Company is unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of the Company’s securities and the ability to raise future financing.

The Company is subject to significant governmental regulations that affect its operations and costs of conducting its business and may not be able to obtain all required permits and licenses to place its properties into production.

The Company’s current and future operations, including exploration and, if warranted, development of the Mine, do and will require permits from governmental authorities and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;
●	laws and regulations related to exports, taxes, and fees;
●	labor standards and regulations related to occupational health and mine safety; and
●	environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

18

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. The Company cannot predict if all permits that it may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay its planned exploration and development activities. The Company may be required to compensate those suffering loss or damage by reason of the mineral exploration or its mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or its failure to comply with, such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation of such laws, regulations and permits, could have a material adverse impact on the Company’s business and cause increases in capital expenditures or require abandonment or delays in exploration. The Mine is located in Northern Idaho and has numerous clearly defined regulations with respect to permitting mines, which could potentially impact the total time to market for the project.

The Company’s activities are subject to environmental laws and regulations that may increase its costs of doing business and restrict its operations.

Both mineral exploration and extraction require permits from various federal, state, and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that the Company will be able to obtain or maintain any of the permits required for the exploration of the mineral properties or for the construction and operation of the Mine at economically viable costs. If the Company cannot accomplish these objectives, its business could fail. The Company believes that it is in compliance with all material laws and regulations that currently apply to its activities but there can be no assurance that the Company can continue to remain in compliance. Current laws and regulations could be amended, and the Company might not be able to comply with them, as amended. Further, there can be no assurance that the Company will be able to obtain or maintain all permits necessary for its future operations, or that it will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of the mineral properties.

The Company’s activities are subject to extensive laws and regulations governing environment protection. The Company is also subject to various reclamation related conditions. Although the Company closely follows and believes it is operating in compliance with all applicable environmental regulations, there can be no assurance that all future requirements will be obtainable on reasonable terms. Failure to comply may result in enforcement actions causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures. Intense lobbying over environmental concerns by non-governmental organizations has caused some governments to cancel or restrict development of mining projects. Current publicized concern over climate change may lead to carbon taxes, requirements for carbon offset purchases or new regulation. The costs or likelihood of such potential issues to the Company cannot be estimated at this time.

The legal framework governing this area is constantly developing, therefore the Company is unable to fully ascertain any future liability that may arise from the implementation of any new laws or regulations, although such laws and regulations are typically strict and may impose severe penalties (financial or otherwise). The proposed activities of the Company, as with any exploration company, may have an environmental impact which may result in unbudgeted delays, damage, loss and other costs and obligations including, without limitation, rehabilitation and/or compensation. There is also a risk that the Company’s operations and financial position may be adversely affected by the actions of environmental groups or any other group or person opposed in general to the Company’s activities and, in particular, the proposed exploration and mining by the Company within the state of Idaho and the United States.

19

Environmental hazards unknown to the Company, which have been caused by previous or existing owners or operators of the Mine, may exist on the properties in which the Company holds an interest. Many of its properties in which the Company has ownership rights are located within the Coeur d’Alene Mining District, which is currently the site of a Federal Superfund cleanup project. It is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Company’s business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Company, on its future venture partners, if any, and on its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Company’s ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, the Company cannot predict how legislation and regulation will ultimately affect its financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in its industry could harm the Company’s reputation. The potential physical impacts of climate change on its operations are highly uncertain, could be particular to the geographic circumstances in areas in which the Company operates and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of the Company’s operations.

There are several governmental regulations that materially restrict mineral exploration. The Company will be subject to the federal regulations (environmental) and the laws of the State of Idaho as the Company carries out its exploration program. The Company may be required to obtain additional work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While the Company’s planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase its costs of doing business and prevent it from carrying out its exploration program.

Land reclamation requirements for the Company’s properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;
●	treat ground and surface water to drinking water standards; and
●	reasonably re-establish pre-disturbance landforms and vegetation.

In order to carry out reclamation obligations imposed on the Company in connection with its potential development activities, the Company must allocate financial resources that might otherwise be spent on further exploration and development programs. The Company plans to set up a provision for its reclamation obligations on its properties, as appropriate, but this provision may not be adequate. If the Company is required to carry out unanticipated reclamation work, its financial position could be adversely affected.

20

Social and environmental activism may have an adverse effect on the reputation and financial condition of the Company or its relationship with the communities in which it operates.

There is an increasing level of public concern relating to the effects of mining on the nature landscape, in communities and on the environment. Certain non-governmental organizations, public interest groups and reporting organizations (“NGOs”) who oppose resource development can be vocal critics of the mining industry. In addition, there have been many instances in which local community groups have opposed resource extraction activities, which have resulted in disruption and delays to the relevant operation. While the Company seeks to operate in a socially responsible manner and believes it has good relationships with local communities in the regions in which it operates, NGOs or local community organizations could direct adverse publicity against and/or disrupt the operations of the Company in respect to one or more of its properties, regardless of its successful compliance with social and environmental best practices, due to political factors, activities of unrelated third parties on lands in which the Company has an interest or the Company’s operations specifically. Any such actions and the resulting media coverage could have an adverse effect on the reputation and financial condition of the Company or its relationships with the communities in which it operates, which could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows or prospects.

The mineral exploration and mining industry is highly competitive.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than the Company’s, the Company may be unable to acquire additional properties, if any, or financing on terms it considers acceptable. The Company also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees. If the Company is unable to successfully compete for qualified employees, its exploration and development programs may be slowed down or suspended. The Company competes with other companies that produce its planned commercial products for capital. If the Company is unable to raise sufficient capital, its exploration and development programs may be jeopardized or it may not be able to acquire, develop, or operate additional mining projects.

The silver industry is highly competitive, and the Company is required to compete with other corporations and business entities, many of which have greater resources than its does. Such corporations and other business entities could outbid the Company for potential projects or produce minerals at lower costs, which would have a negative effect on the Company’s operations.

Metal prices are highly volatile. If a profitable market for its metals does not exist, the Company may have to cease operations.

Mineral prices have been highly volatile and are affected by numerous international economic and political factors over which the Company has no control. The Company’s long-term success is highly dependent upon the price of silver, as the economic feasibility of any ore body discovered on its current property, or on other properties the Company may acquire in the future, would, in large part, be determined by the prevailing market price of the minerals. If a profitable market does not exist, the Company may have to cease operations.

A shortage of equipment and supplies could adversely affect the Company’s ability to operate its business.

The Company is dependent on various supplies and equipment to carry out its mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on the Company’s ability to carry out its operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose the Company to risks.

The Company may enter into joint ventures, partnership arrangements, or offtake agreements, with other parties in relation to the exploration, development, and production of the properties in which the Company has an interest. Any failure of such other companies to meet their obligations to the Company or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the Company, the development and production at its properties, including the Mine, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on its results of operations, financial performance, cash flows and the price of its Common Shares.

21

The Company may experience difficulty attracting and retaining qualified management to meet the needs of its anticipated growth, and the failure to manage its growth effectively could have a material adverse effect on its business and financial condition.

The success of the Company is currently largely dependent on the performance of its directors and officers. The loss of the services of any of these persons could have a materially adverse effect on the Company’s business and prospects. There is no assurance the Company can maintain the services of its directors, officers or other qualified personnel required to operate its business. As the Company’s business activity grows, the Company will require additional key financial, administrative and mining personnel as well as additional operations staff. There can be no assurance that these efforts will be successful in attracting, training and retaining qualified personnel as competition for persons with these skill sets increase. If the Company is not successful in attracting, training and retaining qualified personnel, the efficiency of its operations could be impaired, which could have an adverse impact on the Company’s operations and financial condition. In addition, the COVID-19 pandemic may cause the Company to have inadequate access to an available skilled workforce and qualified personnel, which could have an adverse impact on the Company’s financial performance and financial condition.

The Company is dependent on a relatively small number of key employees, including its Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). The loss of any officer could have an adverse effect on the Company. The Company has no life insurance on any individual, and the Company may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

The Company may be subject to potential conflicts of interest with its directors and/or officers.

Certain directors and officers of the Company are or may become associated with other mining and/or mineral exploration and development companies which may give rise to conflicts of interest. Directors who have a material interest in any person who is a party to a material contract or a proposed material contract with the Company are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve such a contract. In addition, directors and officers are required to act honestly and in good faith with a view to the best interests of the Company. Some of the directors and officers of the Company have either other full-time employment or other business or time restrictions placed on them and accordingly, the Company will not be the only business enterprise of these directors and officers. Further, any failure of the directors or officers of the Company to address these conflicts in an appropriate manner or to allocate opportunities that they become aware of to the Company could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows or prospects.

The Company’s results of operations could be affected by currency fluctuations.

The Company’s properties are currently all located in the U.S. and while most costs associated with these properties are paid in U.S. dollars, a significant amount of its administrative expenses are payable in Canadian dollars. There can be significant swings in the exchange rate between the U.S. dollar and the Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to the Company’s properties may be subject to other claims that could affect its property rights and claims.

There are risks that title to the Company’s properties may be challenged or impugned. The Mine is located in Northern Idaho and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects.

The Company may be unable to secure surface access or purchase required surface rights.

Although the Company obtains the rights to some or all of the minerals in the ground subject to the mineral tenures that the Company acquires, or has the right to acquire, in some cases the Company may not acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore the Company may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction, the outcomes of which cannot be predicted with any certainty. The Company’s inability to secure surface access or purchase required surface rights could materially and adversely affect its timing, cost, or overall ability to develop any mineral deposits the Company may locate.

22

The Company’s properties and operations may be subject to litigation or other claims.

From time to time the Company’s properties or operations may be subject to disputes that may result in litigation or other legal claims. The Company may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on its business and results of operations.

There are amounts due and owing under the Company’s agreement with the EPA that have not been paid in accordance with the agreed upon payment schedule. In the event that the EPA or Placer Mining assert default under the terms of the agreement or the Amended Agreement, respectively, the Company may lose its ability to exercise its right to purchase the Mine, which would have a material adverse impact on the Company.

Pursuant to the terms of the Company’s agreement with the EPA, the Company is required to make certain payments to the EPA on behalf of Placer Mining in the amount of $20,000,000 for cost recovery. The Company has made one payment of $1,000,000 but has not paid the other payments as they have become due.

The Company entered into an amended Settlement Agreement between the Company, Idaho Department of Environmental Quality, US Department of Justice and the EPA. The Company is now fully compliant with its payment obligations to these parties. The Amended Settlement modified the payment schedule and payment terms for recovery of historical environmental response costs at Bunker Hill Mine by the EPA. A total of $17,000,000 remains to be paid by the Company following the payment of $2,000,000 by the Company in January 2022. The remaining $17,000,000 is to be paid in annual instalments until November 1, 2029.

Failure to pay could be considered a default under the terms of the Amended Settlement with the EPA.

Mineral exploration and development is subject to extraordinary operating risks. The Company currently insures against these risks on a limited basis. In the event of a cave-in or similar occurrence, the Company’s liability may exceed its resources and insurance coverage, which would have an adverse impact on the Company.

Mineral exploration, development and production involve many risks. The Company’s operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if the Company discovers a mineral resource in commercially exploitable quantity, its operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which the Company cannot insure or against which the Company may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. As of the date hereof, the Company currently maintains commercial general liability insurance and umbrella liability insurance against these operating hazards, in connection with its exploration program. The payment of any liabilities that arise from any such occurrence that would not otherwise be covered under the current insurance policies would have a material adverse impact on the Company.

Mineral exploration and development are depended on adequate infrastructure.

Exploration, development and processing activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important elements of infrastructure, which affect access, capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration or development of the Company’s mineral properties. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploration or development of the Company’s mineral properties will be commenced or completed on a timely basis, if at all. Furthermore, unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of necessary infrastructure could adversely affect its operations.

23

Exploration operations depend on adequate infrastructure. In particular, reliable power sources, water supply, transportation and surface facilities are necessary to explore and develop mineral projects. Failure to adequately meet these infrastructure requirements or changes in the cost of such requirements could affect the Company’s ability to carry out exploration and future development operations and could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows or prospects

The Company may purchase additional mining properties.

If the Company loses or abandons its interests in its mineral properties, there is no assurance that it will be able to acquire another mineral property of merit or that such an acquisition would be approved by the CSE, OTCQB or any other applicable security exchanges. There is also no guarantee that the CSE, OTCQB or any other applicable security exchanges, will approve the acquisition of any additional properties by the Company, whether by way of an option or otherwise, should the Company wish to acquire any additional properties.

The Company’s operations are dependent on information technology systems that may be subject to network disruptions

The Company’s operations depend on information technology (“IT”) systems. These IT systems could be subject to network disruptions caused by a variety of sources, including computer viruses, security breaches and cyber-attacks, as well as disruptions resulting from incidents such as cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

Although to date the Company has not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The Company is a reporting issuer and reporting requirements under applicable securities laws may increase legal and financial compliance costs

The Company is subject to reporting requirements under applicable securities law, the listing requirements of the CSE, the OTCQB, the SEC and other applicable securities rules and regulations. Compliance with these requirements can increase legal and financial compliance costs, make some activities more difficult, time consuming or costly, and increase demand on existing systems and resources. Among other things, the Company is required to file annual, quarterly and current reports with respect to its business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight is required. As a result, management’s attention may be diverted from other business concerns, which could harm the Company’s business and results of operations. The Company may need to hire additional employees to comply with these requirements in the future, which would increase its costs and expenses.

24

Risks Related to the Common Shares

The Company’s Common Share price may be volatile and as a result investor could lose all or part of their investment.

In addition to volatility associated with equity securities in general, the value of an investor’s investment could decline due to the impact of any of the following factors upon the market price of the Common Shares:

●	disappointing results from the Company’s exploration efforts;
●	decline in demand for its Common Shares;
●	downward revisions in securities analysts’ estimates or changes in general market conditions;
●	technological innovations by competitors or in competing technologies;
●	investor perception of the Company’s industry or its prospects; and
●	general economic trends.

The Company’s Common Share price on the CSE has experienced significant price and volume fluctuations. Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Common Shares. As a result, an investor may be unable to sell any Common Shares such investor acquires at a desired price.

Potential future sales under Rule 144 may depress the market price for the Company’s Common Shares.

In general, under Rule 144, a person who has satisfied a minimum holding period of between six months and one-year and any other applicable requirements of Rule 144, may thereafter sell such shares publicly. A significant number of the Company’s currently issued and outstanding Common Shares held by existing shareholders, including officers and directors and other principal shareholders, are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of the Company’s Common Shares by its existing shareholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of its Common Shares in the over-the-counter market.

The Company’s Common Shares currently deemed a “penny stock”, which may make it more difficult for investors to sell their Common Shares.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per Common Share or an exercise price of less than $5.00 per Common Share, subject to certain exceptions. The Company’s s securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, exclusive of their principal residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade its securities. The Company believes that the penny stock rules may discourage investor interest in and limit the marketability of its Common Shares.

The Company has never paid dividends on its Common Shares.

The Company has not paid dividends on its Common Shares to date, and it does not expect to pay dividends for the foreseeable future. The Company intends to retain its initial earnings, if any, to finance its operations. Any future dividends on Common Shares will depend upon the Company’s earnings, its then-existing financial requirements, and other factors, and will be at the discretion of the Board.

25

FINRA has adopted sales practice requirements, which may also limit an investor’s ability to buy and sell the Company’s Common Shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy the Company’s Common Shares, which may limit an investor’s ability to buy and sell its stock and have an adverse effect on the market for the Common Shares.

Investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share of Common Shares if the Company issues additional employee/director/consultant options or if the Company sells additional Common Shares and/or warrants to finance its operations.

In order to further expand the Company’s operations and meet its objectives, any additional growth and/or expanded exploration activity will likely need to be financed through sale of and issuance of additional Common Shares, including, but not limited to, raising funds to explore the Mine. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of its exploration programs, the Company likely will also need to issue additional Common Shares to finance future acquisitions, growth, and/or additional exploration programs of any or all of its projects or to acquire additional properties. The Company will also in the future grant to some or all of its directors, officers, and key employees and/or consultants options to purchase Common Shares as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional Common Shares will, cause the Company’s existing shareholders to experience dilution of their ownership interests.

If the Company issues additional Common Shares or decides to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share of Common Shares depending on the price at which such securities are sold.

The issuance of additional shares of Common Shares may negatively impact the trading price of the Company’s securities.

The Company has issued Common Shares in the past and will continue to issue Common Shares to finance its activities in the future. In addition, newly issued or outstanding options, warrants, and broker warrants to purchase Common Shares may be exercised, resulting in the issuance of additional Common Shares. Any such issuance of additional Common Shares would result in dilution to the Company’s shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Common Shares.

The Common Shares could be influenced by research and reports that industry or securities analyst may be published.

The trading market for the Common Shares could be influenced by research and reports that industry and/or securities analysts may publish about the Company, its business, the market or its competitors. The Company does not have any control over these analysts and cannot assure that such analysts will cover the Company or provide favorable coverage. If any of the analysts who may cover the Company’s business change their recommendation regarding the Company’s stock adversely, or provide more favorable relative recommendations about its competitors, the stock price would likely decline. If any analysts who may cover the Company’s business were to cease coverage or fail to regularly publish reports on the Company, it could lose visibility in the financial markets, which in turn could cause the stock price or trading volume to decline.

26

The Company is subject to the continued listing criteria of the CSE and the OTC QB, and its failure to satisfy these criteria may result in delisting of its Common Shares from the CSE and the OTC QB.

The Company’s Common Shares are currently listed for trading on the CSE and quoted on the OTC QB. In order to maintain the listing on the CSE and the quotation on the OTC QB or any other securities exchange the Company may trade on, the Company must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, these exchanges may delist the securities of any issuer if, in the exchange’s opinion: its financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if the Company sells or disposes of its principal operating assets or ceases to be an operating company; if the Company fails to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If the CSE, the OTC QB or any other exchange or quotation service were to delist the Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Shares, reduced liquidity, decreased analyst coverage, and/or an inability for the Company to obtain additional financing to fund its operations.

The Company faces risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, materially increase the Company’s legal and financial compliance costs and make certain activities more time-consuming and burdensome.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties, including but not limited to, those described in the Risk Factor section hereof. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward-looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1. This Prospectus should be read in conjunction with our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022.

27

USE OF PROCEEDS

Assuming we sell the maximum amount of Common Shares offered pursuant to this prospectus, we estimate that the net proceeds from this offering will be between approximately $4.5 million based on the minimum offering and $9.2 million based on the maximum offering based on an assumed public offering price of $________ per Common Share, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us. Because this is a best efforts offering, the actual offering amount, Placement Agents’ fees and net proceeds to us are not presently determinable.

We currently intend to use the net proceeds we receive from this offering to advance the restart and development of the Bunker Hill Mine, and for general corporate purposes.

Purpose	Approximate Use of Net Proceeds
	Minimum Offering	Maximum Offering
Restart and development of Bunker Hill Mine – key milestones	$2.8 million	$4.3 million
Restart and development of Bunker Hill Mine – other	$0.4 million	$3.4 million
General corporate purposes	$1.3 million	$1.5 million
Total	$4.5 million	$9.2 million

“Restart and development of Bunker Hill Mine – key milestones” is envisaged to include (i) completion of the ramp decline connecting the 5 and 6 levels of the mine; (ii) completion of demolition of the existing mill building; (iii) completion of plant engineering and civil works for installation of the process plant; and (iv) finalization of the purchase of the new ball mill, the key anticipated remaining component of the process plant required for the mine restart.  “Restart and development of Bunker Hill Mine – other” is envisaged to include the procurement of long-lead time equipment and instrumentation, underground development activities, refurbishment of mill components acquired to date and other mine-site activities. “General corporate purposes” includes water treatment costs, other operations and administration costs, and legal and accounting costs. No amounts are envisaged to be paid to affiliates or promoters from either the minimum or maximum offering.

Based on our planned use of the net proceeds and assuming we sell the maximum amount of Common Shares offered by this prospectus, we estimate such funds, together with our existing cash and cash equivalents, will be sufficient for us to fund our operating expenses and capital expenditure requirements through at least April 1, 2023. In the event we sell the minimum amount of Common Shares, we estimate that such funds will fund our operations through April 1, 2023. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

The expected use of the net proceeds from the offering represents our intentions based upon our current plans and business conditions. The amounts we actually expend in these areas, and the timing thereof, may vary significantly from our current intentions and will depend on a number of factors, including the success of our mine restart program, cash generated from future operations and actual expenses to operate our business. See “Risk Factors”.

MARKET PRICE OF OUR COMMON SHARES AND RELATED STOCKHOLDER MATTERS

The Common Shares are listed for trading on the CSE under the trading symbol “BNKR” and on the OTCQB under the symbol “BHLL”. The closing price of the Common Shares on ●, 2022, being the last trading day of the Common Shares prior to filing this Prospectus, was C$● on the CSE, and $● on the OTCQB. Although our Common Shares are quoted on the CSE and OTCQB, there is a limited trading market for our Common Shares. Because our Common Shares are is thinly traded, any reported sale prices may not be a true market-based valuation of our Common Shares. The following table sets forth the range of high and low closing bid prices per Common Share since January 1, 2020. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	CSE C$		OTC $
Period	High	Low	High	Low
First Quarter 2020	0.78	0.10	Not Quoted	Not Quoted
Second Quarter 2020	1.01	0.50	Not Quoted	Not Quoted
Third Quarter 2020	0.80	0.30	Not Quoted	Not Quoted
Fourth Quarter 2020	0.60	0.42	Not Quoted	Not Quoted
First Quarter 2021	0.61	0.28	Not Quoted	Not Quoted
Second Quarter 2021	0.36	0.26	0.32	0.21
Third Quarter 2021	0.28	0.18	0.2503	0.1439
Fourth Quarter 2021	0.42	0.17	0.3214	0.1436
First Quarter 2022	0.375	0.255	0.33	0.20
Second Quarter 2022	0.30	0.20	0.2471	0.15
Third Quarter 2022	0.225	0.115	0.169	0.085
Fourth Quarter 2022 (Through November __, 2022)	0.20	0.085	0.15	0.0659

Holders

As of January 3, 2023, we had 157 registered holders of record of our Common Shares. A substantially greater number of holders of our Common Shares are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

28

DILUTION

If you invest in our securities in this offering, your interest will be diluted to the extent of the difference between the assumed public offering price per Common Share and the as adjusted net tangible book value per Common Share immediately after this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. We had a net tangible book value as of September 30, 2022 of $(14,735,169), or approximately $(0.07) per Common Share.

As adjusted net tangible book value is our net tangible book value, plus the effect of the sale of our Common Shares in this offering at the public offering price of approximately $_____ per Common Share and after deducting the Placement Agent fees and commissions and other estimated offering expenses payable by us.

Assuming we sell the maximum number of shares offered by this prospectus, our as adjusted net tangible book value as of September 30, 2022 would have been approximately $__________, or approximately $________ per share. Assuming we sell the maximum number of shares offered by this prospectus, this amount represents an immediate increase in as adjusted net tangible book value of approximately $______ per share to our existing stockholders, and an immediate dilution of $_______ per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this per share dilution (assuming we sell the maximum number of shares offered by this prospectus):

Assumed public offering price per Common Share	$
Net tangible book value per share as of September 30, 2022	$
Increase in as adjusted net tangible book value per share after this offering	$
Pro forma as adjusted net tangible book value per share after giving effect of this offering	$
Dilution in pro forma as adjusted net tangible book value per share to new investors	$

Each $0.01 increase (decrease) in the public offering price of $______ per share would increase (decrease) the as adjusted net tangible book value per share by $_____, and the dilution per share to new investors in this offering by $_____, assuming the maximum number of Common Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the Placement Agent fees and commissions and estimated offering expenses payable by us. Each increase of 1,000,000 Common Shares sold in this offering would increase (decrease) our as adjusted net tangible book value by approximately $____ and the dilution per share to new investors in this offering by $_______, assuming that the public offering price per share remains the same and after deducting Placement Agent fees and commissions and estimated offering expenses payable by us.

The above discussion and table is based on 219,649,187 shares outstanding as of September 30, 2022, assumes the sale of Common Shares based on an assumed public offering price of $____, and excludes the following other securities as of September 30, 2022:

●	29,214,197 Common Shares reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 9,305,636 Common Shares at a weighted average exercise price of C$0.52 per share, (ii) 426,000 Common Shares underlying unvested restricted share units, or RSUs, and (iii) 19,482,561 Common Shares available for future grant;
●	9,852,090 additional Common Shares which were issued after September 30, 2022 but before the date of this prospectus
●	6,876,530 additional Common Shares reserved for issuance as a result of an increase in the maximum number of restricted share units issuable under the Company’s RSU Plan after September 30, 2022;
●	4,396,741 Common Shares reserved for issuance for additional RSUs which were issued after September 30, 2022;
●	162,129,064 Common Shares reserved for issuance pursuant to outstanding warrants; 5,470,799 Common Shares reserved for issuance pursuant to broker warrants;
●	98,312,276 Common Shares reserved for issuance under the Series 1 Convertible Debenture and Series 2 Convertible Debenture
●	Common Shares issuable upon the exercise of the placement agent’s warrants with an exercise price of $ to be issued to the placement agents or their designees in connection with this offering.

29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including statements in the following discussion, are what are known as “forward looking statements”, which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as “plans,” “intends,” “will,” “hopes,” “seeks,” “anticipates,” “expects “and the like often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward looking statements include statements concerning the company’s plans and objectives with respect to the present and future operations of the company, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause the company to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this prospectus and in the company’s other filings with the SEC. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

Background and Overview

Overview

The Company’s sole focus is the development and restart of its 100% owned flagship asset, the Bunker Hill mine (the “Mine”). The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed.

In early 2020, a new management team comprised of former executives from Barrick Gold Corp. assumed leadership of the Company. Since that time, the Company has conducted multiple exploration campaigns, published multiple economic studies, purchased the Bunker Hill Mine, purchased a process plant, and advanced the rehabilitation and development of the Mine. The Company is focused on completing the financing for, and execution of, a potential restart of operations at the Mine.

Lease and Purchase of the Bunker Hill Mine

The Company purchased the Bunker Hill Mine in January 2022, as described below.

Prior to purchasing the Mine, the Company had entered into a series of agreements with Placer Mining Corporation (“Placer Mining”), the prior owner, for the lease and option to purchase the Mine. The first of these agreements was announced on August 28, 2017, with subsequent amendments and/or extensions announced on November 1, 2019, July 7, 2020, and November 20, 2020.

Under the terms of the November 20, 2020 amended agreement (the “Amended Agreement”), a purchase price of $7,700,000 was agreed, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by the Company) and $2,000,000 in Common Shares of the Company. The Company agreed to make an advance payment of $2,000,000, credited toward the purchase price of the Mine, which had the effect of decreasing the remaining amount payable to purchase the Mine to an aggregate of $3,400,000 payable in cash and $2,000,000 in Common Shares of the Company.

The Amended Agreement also required payments pursuant to an agreement with the U.S. Environmental Protection Agency (“EPA”) whereby for so long as the Company leases, owns and/or occupies the Mine, the Company would make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for historical water treatment cost recovery in accordance with the Settlement Agreement reached with the EPA in 2018. Immediately prior to the purchase of the Mine, the Company’s liability to EPA in this regard totaled $11,000,000.

30

The Company completed the purchase of the Bunker Hill Mine on January 7, 2022. The terms of the purchase price were modified to $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of Common Shares. Concurrent with the purchase of the Mine, the Company assumed incremental liabilities of $8,000,000 to the EPA, consistent with the terms of the amended Settlement Agreement with the EPA that was executed in December 2021 (see “EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement” section below).

EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement

Bunker Hill entered into a Settlement Agreement and Order on Consent with the EPA on May 15, 2018. This agreement limits the Company’s exposure to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) liability for past environmental damage to the mine site and surrounding area to obligations that include:

●	Payment of $20,000,000 for historical water treatment cost recovery for amounts paid by the EPA from 1995 to 2017
●	Payment for water treatment services provided by the EPA at the Central Treatment Plant (“CTP”) in Kellogg, Idaho until such time that Bunker Hill either purchases or leases the CTP or builds a separate EPA-approved water treatment facility
●	Conducting a work program as described in the Ongoing Environmental Activities section of this study

In December 2021, in conjunction with its intention to purchase the mine complex, the Company entered into an amended Settlement Agreement (the “Amendment”) between the Company, Idaho Department of Environmental Quality, US Department of Justice and the EPA modifying the payment schedule and payment terms for recovery of historical environmental response costs at Bunker Hill Mine incurred by the EPA. With the purchase of the mine subsequent to the end of the period, the remaining payments of the EPA cost recovery liability would be assumed by the Company, resulting in a total of $19,000,000 liability to the Company, an increase of $8,000,000. The new payment schedule included a $2,000,000 payment to the EPA within 30 days of execution of this amendment, which was made.

The remaining $17,000,000 will be paid on the following dates:

Date	Amount
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

The resumption of payments in 2024 were agreed in order to allow the Company to generate sufficient revenue from mining activities at the Bunker Hill Mine to address remaining payment obligations from free cash flow.

The changes in payment terms and schedule were contingent upon the Company securing financial assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA totaling $17,000,000, corresponding to the Company’s cost recovery obligations to be paid in 2024 through 2029 as outlined above. Should the Company fail to make its scheduled payment, the EPA can draw against this financial assurance. The amount of the bonds or letters of credit will decrease over time as individual payments are made. If the Company failed to post the final financial assurance within 180 days of the execution of the Amendment, the terms of the original agreement would be reinstated.

31

During the quarter ended June 30, 2022, the Company was successful in obtaining the financial assurance. Specifically, a $9,999,000 payment bond and a $7,001,000 letter of credit were secured and provided to the EPA. This milestone provides for the Company to recognize the effects of the change in terms of the EPA liability as outlined in the December 20, 2021, agreement. Once the financial assurance was put into place, the restructuring of the payment stream under the Amendment occurred with the entire $17,000,000 liability being recognized as long-term in nature. The aforementioned payment bond and letter of credit were secured by $2,475,000 and $7,001,000 of cash deposits, respectively as of September 30, 2022.

During October 2022, the Company reported that it had been successful in securing a new payment bond to replace the aforementioned $7,001,000 letter of credit, in two stages. Initially, the letter of credit was reduced to $2,000,001 as a result of a new $5,000,000 payment bond obtained through an insurance company. The collateral for the new payment bond is comprised of a $2,000,000 letter of credit and land pledged by third parties, with whom the Company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common shares of the Company, at the Company’s election). The new payment bond is scheduled to increase to $7,001,000 (from $5,000,000) upon the advance of the multi-metals Stream from Sprott Private Resource Streaming & Royalty Corp.

Project Finance Package with Sprott Private Resource Streaming & Royalty Corp.

On December 20, 2021, the Company executed a non-binding term sheet outlining a $50,000,000 project finance package with Sprott Private Resource Streaming and Royalty Corp. (“SRSR”). The non-binding term sheet with SRSR outlined a project  financing package that the Company expects to fulfill the majority of its funding requirements to restart the Mine. The term sheet consisted of an $8,000,000 royalty convertible debenture (the “RCD”), a $5,000,000 convertible debenture (the “CD1”), and a multi-metals stream of up to $37,000,000 (the “Stream”). The CD1 was subsequently increased to $6,000,000, increasing the project financing package to $51,000,000.

On June 17, 2022, the Company consummated a new $15,000,000 convertible debenture (the “CD2”). As a result, total potential funding from SRSR was further increased to $66,000,000 including the RCD, CD1, CD2 and the Stream (together, the “Project Financing Package”).

The Company closed the $8,000,000 RCD on January 7, 2022. The RCD bears interest at an annual rate of 9.0%, payable in cash or Common Shares at the Company’s option, until such time that SRSR elects to convert a royalty, with such conversion option expiring at the earlier of advancement of the Stream or July 7, 2023 (subsequently amended as described below). In the event of conversion, the RCD will cease to exist and the Company will grant a royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey (the “SRSR Royalty”). A 1.35% rate will apply to claims outside of these areas. The RCD was initially secured by a share pledge of the Company’s operating subsidiary, Silver Valley, until a full security package was put in place concurrent with the consummation of the CD1. In the event of non-conversion, the principal of the RCD will be repayable in cash.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed to a number of amendments to the terms of the RCD, including an amendment of the maturity date from July 7, 2023, to March 31, 2025. The parties also agreed to a Royalty Put Option such that in the event the RCD is converted into a royalty as described above, the holder of the royalty will be entitled to resell the royalty to the Company for $8,000,000 upon default under the CD1 or CD2 until such time that the CD1 and CD2 are paid in full.

The Company closed the $6,000,000 CD1 on January 28, 2022, which was increased from the previously announced $5,000,000. The CD1 bears interest at an annual rate of 7.5%, payable in cash or shares at the Company’s option, and matures on July 7, 2023 (subsequently amended, as described below). The CD1 is secured by a pledge of the Company’s properties and assets. Until the closing of the Stream, the CD1 was to be convertible into Common Shares at a price of C$0.30 per Common Share, subject to stock exchange approval (subsequently amended, as described below). Alternatively, SRSR may elect to retire the CD1 with the cash proceeds from the Stream. The Company may elect to repay the CD1 early; if SRSR elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed to a number of amendments to the terms of the CD1, including that the maturity date would be amended from July 7, 2023, to March 31, 2025, and that the CD1 would remain outstanding until the new maturity date regardless of whether the Stream is advanced, unless the Company elects to exercise its option of early repayment. The Company determined that amendments to the terms should not be treated as an extinguishment of CD1, but as a debt modification.

32

The Company closed the $15,000,000 CD2 on June 17, 2022. The CD2 bears interest at an annual rate of 10.5%, payable in cash or shares at the Company’s option, and matures on March 31, 2025. The CD2 is secured by a pledge of the Company’s properties and assets. The repayment terms include 3 quarterly payments of $2,000,000 each beginning June 30, 2024, and $9,000,000 on the maturity date.

In light of the Series 2 Convertible Debenture financing, the previously permitted additional senior secured indebtedness of up to $15 million for project finance has been removed.

A minimum of $27,000,000 and a maximum of $37,000,000 (the “Stream Amount”) will be made available under the Stream, at the Company’s option, once the conditions of availability of the Stream have been satisfied including confirmation of full project funding by an independent engineer appointed by SRSR. If the Company draws the maximum funding of $37,000,000, the Stream would apply to 10% of payable metals sold until a minimum quantity of metal is delivered consisting of, individually, 55 million pounds of zinc, 35 million pounds of lead, and 1 million ounces of silver (subsequently amended, as described below). Thereafter, the Stream would apply to 2% of payable metals sold. If the Company elects to draw less than $37,000,000 under the Stream, the percentage and quantities of payable metals streamed will adjust pro-rata. The delivery price of streamed metals will be 20% of the applicable spot price. The Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding. As of September 30, 2022, the Stream had not been advanced.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed that the minimum quantity of metal delivered under the Stream, if advanced, will increase by 10% relative to the amounts noted above.

Process Plant

On January 25, 2022, the Company announced that it had entered into a non-binding Memorandum of Understanding (“MOU”) with Teck Resources Limited (“Teck”) for the purchase of a comprehensive package of equipment and parts inventory from its Pend Oreille site (the “Process Plant”) in eastern Washington State, approximately 145 miles from the Bunker Hill Mine by road. The package comprises substantially all processing equipment of value located at the site, including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at Bunker Hill, and total inventory of nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares. The Company paid a $500,000 non-refundable deposit in January 2022.

On March 31, 2022, the Company announced that it had reached an agreement with a subsidiary of Teck to satisfy the remaining purchase price for the Process Plant by way of an equity issuance of the Company. Teck will receive 10,416,667 units of the Company (the “Teck Units”) at a deemed issue price of C$0.30 per unit. Each Teck Unit consists of one Common Share and one Common Share purchase warrant (the “Teck Warrants”). Each whole Teck Warrant entitles the holder to acquire one Common Share at a price of C$0.37 per Common Share for a period of three years. The equity issuance and purchase of the Process Plant occurred on May 13, 2022.

Ball Mill upgrade

On August 30, 2022, the Company entered into an agreement to purchase a ball mill from D’Angelo International LLC for $675,000. The purchase of the mill is to be made in three cash payments:

$100,000 by September 15, 2022 as a non-refundable deposit (paid)
$100,000 by October 15, 2022 (paid)
$475,000 by December 15, 2022

At September 30, 2022, the Company paid $100,000 towards the purchase as a non-refundable deposit.

33

Results of Operations

The following discussion and analysis provide information that is believed to be relevant to an assessment and understanding of the results of operation and financial condition of the Company for the year ended December 31, 2021, the six-month period ended December 31, 2020, and the fiscal year ended June 30, 2020, and the three and nine-month periods ended September 30, 2022 and September 30, 2021. Unless otherwise stated,  all figures herein are expressed in U.S. dollars, which is the Company’s functional currency.

Comparison of the year ended December 31, 2021 and the six months ended December 31, 2020

Revenue

During the year ended December 31, 2021 the Company generated no revenue (six months ended December 31, 2020 - $nil).

Expenses

During the year ended December 31, 2021, the Company reported total operating expenses of $18,752,504 (six months ended December 31, 2020 - $9,454,396).

The increase in total operating expenses is due to an increase in operation and administration expenses, exploration expenses, legal and accounting expenses and consulting expenses when compared to the six-month period ended December 31, 2020.

For financial accounting purposes, the Company reports all direct exploration expenses under the exploration expense line item of the statement of operations. Certain indirect expenses may be reported as operation and administration expense or consulting expense on the statement of operations.

Net Loss and Comprehensive Loss

The Company had a net loss and comprehensive loss of $6,402,277 for the year ended December 31, 2021 (six months ended December 31, 2020 - $2,164,454). The increase in net loss compared to the six-month period ended December 31, 2020 was a result of increased operating expenses during the twelve-month period when compared to the six-month period. Additionally, there was accretion and interest from debt and a loss on debt settlement during the year ended December 31, 2021.

Special note should be made of the fact that the period ended December 31, 2021 was a twelve-month year, while the comparative transition period ended December 31, 2020 was a six-month period, with variations in all categories of expense varying as a natural function of the differences in length of time periods.

Comparison of the six months ended December 31, 2020 and the year ended June 30, 2020

Revenue

During the six months ended December 31, 2020 and June 30, 2020, the Company generated no revenue.

Expenses

During the six months ended December 31, 2020, the Company reported total operating expenses of $9,454,396 as compared to $10,793,823 during the year ended June 30, 2020. Increases in operation and admin expenses, legal and accounting expenses and consulting expenses for the six-month period was offset by a decrease in exploration expenses and recognition of a gain on settlement of accounts payable.

34

Net Loss and Comprehensive Loss

The Company had a net loss and comprehensive loss of $2,164,454 for the six months ended December 31, 2020, as compared to a net loss and comprehensive loss of $31,321,791 for the year ended June 30, 2020. The change in net loss between the two periods was largely affected by the change in derivative liabilities. A gain related to the change in derivative liability for the six-month period ended December 31, 2020 was $10,503,941 compared to a loss related to the change in derivative liability for the year ended June 30, 2020 of $18,843,947, a total change of $29,347,888 between the two comparative periods.

Special note should be made of the fact that the transition period ended December 31, 2020 was a six-month period, while the comparative period ended June 30, 2020 was a twelve-month year, with variations in all categories of expense varying as a natural function of the differences in length of time periods.

Comparison of the three and nine months ended September 30, 2022 and 2021

Revenue

During the nine months ended September 30, 2022 and 2021, respectively, the Company generated no revenue.

Expenses

During the three and nine months ended September 30, 2022, the Company reported total operating expenses of $3,824,948 and $13,291,484, respectively. Compared to the three and nine months ended September 30, 2021, the Company reported total operating expenses of $2,464,945 and $12,384,474, respectively.

The increase in total operating expenses is primarily due to an increase in mine preparation legal and consulting fees when compared to the three and nine-month periods ended September 30, 2021. The Company was engaged in an active exploration campaign during the three and nine-month periods ended September 30, 2021, whereas the Company’s primary focus during the three and nine-month periods ended September 30, 2022 was on advancing mine restart efforts including underground development and process plant demobilization activities

The significant increase in consulting fees reflects the engagement of numerous engineering, geological and other professional firms to assist the Company in consummating several complex debt and equity financings, the purchases of the Mine, the EPA financial assurance requirements, fair value measurements of complex instruments, and advancement of project activities. These fees were somewhat offset by a decrease in operational and administration expenses.

For financial accounting purposes, the Company reports all direct exploration expenses under the exploration expense line item of the condensed interim consolidated statements of income (loss) and comprehensive income (loss). Management determined that costs of the mine in the most recent quarter constituted mine preparation costs rather than exploration costs, since it was not focused on expanding the mineral resources but was invested to execute on the tasks and projects required to get the mine into shape for production activities. Certain indirect expenses may be reported as operation and administration expense or consulting expense on the unaudited condensed interim consolidated statements of income and comprehensive income.

Liquidity and Capital Resources

Going Concern

These unaudited condensed interim consolidated financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $59,626,902 as of September 30, 2022 and further losses are anticipated in the development of its business. Additionally, the Company owes a total of $7,420,024 net of discount to the EPA (see Note 6) that is classified as long-term debt. The Company does not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds. In order to continue to meet its fiscal obligations in the current fiscal year and beyond, the Company must seek additional financing. This raises substantial doubt about the Company’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The accompanying condensed interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

35

Management is considering various financing alternatives including, but not limited to, raising capital through the capital markets, debt and multi-metals stream financings. These unaudited condensed interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, closing on the multi-metals stream transaction (see note 7), obtaining additional financing to continue operations, explore and developing the mineral properties and the discovery, development, and sale of reserves.

Debt and Equity Financings, EPA obligations, and Mine Purchase

As described above, during the nine months ended September 30, 2022, the Company closed on three convertible debentures totaling $29,000,000 and equity financings (net of issuance costs) totaling $7,769,745 and used the proceeds to purchase the Bunker Hill Mine, as well as satisfy short-term obligations to the EPA including satisfaction of its financial assurance commitments, cost recovery and water treatment payments, advancement of mine restart activities and the funding of working capital requirements.

Current Assets and Total Assets

As of September 30, 2022, the Company’s balance sheet reflects that the Company had: i) total current assets of $11,787,942, compared to total current assets of $3,622,548 at December 31, 2021 – an increase of $8,165,394; and ii) total assets of $33,586,588, compared to total assets of $4,071,796 at December 31, 2021 – an increase of $29,568,792. The increase in current assets was primarily due to an increase in restricted cash as a result of the proceeds from the convertible debentures and equity financings. Total assets increased principally due to the increase in cash from financings and the purchase of the Bunker Hill Mine, and process plan.

Current Liabilities and Total Liabilities

As of September 30, 2022, the Company’s balance sheet reflects that the Company had total current liabilities of $11,439,038 and total liabilities of $48,321,757, compared to total current liabilities of $22,795,277 and total liabilities of $38,314,164 at December 31, 2021. The decrease in the current liabilities is primarily reflective of the EPA cost recovery liability being moved from current to long term liabilities. Total liabilities increased as a result of the closing of the three convertible debentures, offset by the decrease in the long-term derivative warrant liability, promissory note.

Working Capital and Shareholders’ Deficit

On September 30, 2022, the Company had working capital of $384,904  and a shareholders’ deficiency of $14,735,169 compared to negative working capital of $19,172,729 and a shareholders’ deficiency of $34,242,368 for the year ended December 31, 2021. Working capital increased during the nine months ended September 30, 2022 primarily due to funding from debt and equity financings, and the reclassification of cost recovery liabilities from current to long-term. Shareholders’ equity increased due to net income of $3,690,353 and $12,864,248 for the three and nine month periods ended September 30, 2022, driven by decreases in the fair value of the derivative warrant liability.

36

Cash Flow

During the nine months ended September 30, 2022, the Company had a net cash decrease of $382,230, which represents cash provided from convertible debentures and equity financings, with proceeds used to satisfy short-term obligations with the EPA, purchase of the Bunker Hill Mine and a processing plant, partial repayment of the outstanding promissory note, advancement of mine restart activities, and funding of working capital requirements.

During the nine months ended September 30, 2022, cash of $26,531,674 was used in operating activities, primarily due to the usage of $9,476,000 to secure the Company’s financial assurance obligations with the EPA, $3,000,000 of payments against EPA cost recovery and water treatment payables, funding of mine restart activities, and other working capital requirements. This compares with cash used in operating activities of $9,372,253 for the nine months ended September 30, 2021.

During the nine months ended September 30, 2022, cash of $9,555,473 was used in investing activities for the purchase of the Bunker Hill Mine, a process plant, equipment, and real estate, compared with $94,693 used for investing activities in the nine months ended September 30, 2021

During the nine months ended September 30, 2022, cash of $35,704,917 was provided by financing activities by the three convertible debentures and the equity financings, offset by cash used for lease payments and repayment of a promissory note, compared with cash of $8,411,534 provided by financing activities in the nine months ended September 30, 2021.

Subsequent Events

During October 2022, the Company issued 8,252,940 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending September 30, 2022.

During October 2022, the Company reported that it has been successful in securing a new payment bond to secure a portion of its cost recovery obligations to the US Environmental Protection Agency (the “US EPA”), resulting in a $3,000,000 improvement in liquidity. As reported in the Company’s financial statements for the period ending September 30, 2022, the Company held restricted cash of $9,476,000 as of September 30, 2022 which included $7,001,000 as collateral for a letter of credit to the US EPA. This letter of credit has been reduced to $2,000,001 as a result of a new $5,000,000 payment bond obtained through an insurance company. The collateral for the new payment bond is comprised of a $2,000,000 letter of credit and land pledged by third parties, with whom the company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common shares of the Company, at the Company’s election).

The new payment bond is scheduled to increase to $7,001,000 (from $5,000,000) upon the advance of the multi-metals Stream from Sprott Private Resource Streaming & Royalty Corp. (see the Company’s news release of December 20, 2021 for further detail), which would result in a further $2,001,000 improvement in liquidity for the Company from the release of restricted cash.

In October 2022, the Company reported that it awarded a new water management consulting services contract to MineWater LLC (“MineWater”) for strategic environmental support at the Bunker Hill Mine through September 30, 2023. Pursuant to the contract, the Company agreed to pay MineWater $60,000 in cash and issue 1,599,150 Restricted Share Units, which were issued and vested immediately to common shares of the Company that are subject to customary resale restrictions in Canada and the United States.

In November 2022, the Company awarded 4,391,815 Restricted Share Units to certain executives in relation to an annual grant under its Long-Term Incentive Plan. The RSUs vest in one-third increments on March 31 of 2023, 2024, and 2025.

Critical accounting estimates

The preparation of the interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates. The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the financial statements are:

37

Share-based payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the share awards and warrant liabilities are determined at the date of grant using generally accepted valuation techniques and for warrant liabilities at each balance sheet date thereafter. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price and expected dividend yield. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Warrants and accrued liabilities

Estimating the fair value of derivative warrant liability requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the issuance. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the warrants and conversion feature derivative liability, volatility and dividend yield and making assumptions about them.

The Company has to make estimates to accrue for certain expenditures due to delay in receipt of third-party vendor invoices. These accruals are made based on trends, history and knowledge of activities. Actual results may be different.

The Company makes monthly estimates of its water treatment costs, with a true-up to the annual invoice received from the IDEQ. Using the actual costs in the annual invoice, the Company will then reassess its estimate for future periods. Given the nature, complexity and variability of the various actual cost items included in the invoice, the Company has used the most recent invoice as its estimate of the water treatment costs for future periods.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

DESCRIPTION OF THE COMPANY’S BUSINESS AND PROPERTIES

The Company’s sole focus is the development and restart of its 100% owned flagship asset, the Bunker Hill mine (the “Mine”). The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed.

The Bunker Hill Mine

The Mine is one of the most well-known base metal and silver mines in American history. Initial discovery and development of the Mine property began in 1885, and from that time until the Mine closed in 1981 it produced over 35.8 million tons of ore at an average mined grade of 8.76% lead, 4.52 ounces per ton silver, and 3.67% zinc, which represented 162Moz of silver, 3.16M lbs. of lead and 1.35M lbs. of zinc (Bunker Limited Partnership, 1985). Throughout the 95-year operating history of the mine, there were over 40 different orebodies discovered and mined, consisting of lead-silver-zinc mineralization. Although known for its significant lead and zinc production, 45-50% of the Net Smelter Value of its historical production came from its silver. The Company and Sullivan Mining Company had a strong history of regular dividend payments to shareholders from the time the Company went public in 1905 until it was acquired in a hostile takeover by Gulf Resources in 1968.

38

When the Mine first closed in 1981, it was estimated to still contain significant resources (Bunker Limited Partnership, 1985). The Mine and Smelter Complex were closed in 1981 when Gulf Resources was not able to continue to comply with new regulatory structures brought on by the passage of environmental statutes and as then enforced by the EPA. The Bunker Hill Lead Smelter, Electrolytic Zinc Plant and historic milling facilities were demolished about 25 years ago, and the area became part of the “National Priority List” for cleanup under EPA regulations, thereby pausing development of the Mine for over 30 years. The cleanup of the old smelter, zinc plant, and associated sites has been completed and management believes the Mine is well positioned for development and an eventual return to production.

A more detailed description of the Mine can be found in the “Technical Report Summary” section of this prospectus, including the current Mineral Resource Estimate, Mineral Reserves, an economic summary, property description and ownership, geology and mineralization, environmental studies and permitting, metallurgical testing, mining method, recovery methods, and current exploration and development.

Restart Project Activities

In early 2020, a new management team comprised of former executives from Barrick Gold Corp. assumed leadership of the Company. Thereafter and through 2021, the Company conducted multiple exploration campaigns, published multiple economic studies and Mineral Resource Estimates, and advanced the rehabilitation and development of the Mine. In December 2021, it announced a project finance package with Sprott Private Resource Streaming & Royalty Corp., an amended Settlement Agreement with the EPA, and the purchase of the Bunker Hill Mine, setting the stage for a rapid restart of the Mine.

In January 2022, with the closing of the purchase of the Bunker Hill Mine, the funding of the $8,000,000 Royalty Convertible Debenture and $6,000,000 Series Convertible Debenture, and the announcement of an MOU for the purchase of the Pend Oreille process plant from a subsidiary of Teck Resources Limited, the Company embarked on a program of activities with the goal of achieving a restart of the Mine at the end of 2023. Key milestones and achievements between January 2022 and the date of this prospectus have included the closing of the purchase of the Pend Oreille process plant, the demobilization of the process plant to the Bunker Hill site, the completion of demolition activities at the Pend Oreille site, a Prefeasibility Study envisaging the restart of the Mine by the end of 2023, and the completion of the primary portion of the ramp decline connecting the 5 and 6 Levels of the Bunker Hill Mine.

39

The Company’s planned development timeline through 2022 and 2023 is shown in Figure 1.

Figure 1: Bunker Hill Planned Development Timeline

Technical Report Summary

The following summary is extracted from the Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine Coeur D’ Alene Mining District Shoshone County, Idaho, USA with a Report Date of November 21, 2022 and an Effective Date of August 29, 2022 (the “Technical Report”). The following information does not purport to be a complete summary of the Technical Report, is subject to all the assumptions, qualifications and procedures set out in the Technical Report and is qualified in its entirety with reference to the full text of the Technical Report. Each of the authors of the Technical Report is an independent qualified person under NI 43-101 (each a “Qualified Person”, and together the “Qualified Persons”) and have approved the summary of the Technical Report below.

Summary

The Technical Report describes the mining and processing operations at the Company’s 100% owned Bunker Hill Mine located near the town of Kellogg, Idaho.

The Technical Report considers a processing approach at Bunker where Pb, Ag and Zn mineralization is mined underground. Mineralized material will be conventionally milled and then concentrated by flotation of lead and silver (Pb/Ag) followed by flotation of zinc (Zn). Metal rich concentrates will then be sold to smelters in North America or overseas. Mill tailings will be deposited underground in the historic mining voids located throughout the Project.

Economic and Life of Mine highlights of the Technical Report are listed in Table 1-3 and Table 1-4. Table 1-1 lists the Mineral Resource Estimate for the Bunker Hill Mine and Table 1-2 lists the Mineral Reserves for the Bunker Hill Mine. Mineral Resources are reported according to the CIM Definition Standards of May 10, 2014 (“CIM”). The guidance and definitions of CIM are incorporated by reference in NI 43-101. Mineral Resources are geologically constrained and defined at economic cutoff grades that demonstrate reasonable prospects of eventual economic extraction. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

Mineral Resource Estimate

Geostatistics and estimates of mineralization were prepared by Mr. Scott Wilson, C.P.G., SME. Industry accepted grade estimation techniques were used to develop global mineralization block models for the Newgard, Quill and UTZ zones. The Mineral Resource Estimate considers underground mining and mill processing as a basis for reasonable prospects of eventual economic extraction. The total Mineral Resource estimate for the Bunker Hill Mine is listed in Table 1-1 at a cutoff grade of NSR 70 $/ton.

40

1 Bunker Hill Mine Mineral Resource Estimate, Inclusive of Mineral Reserves, – NSR $70/ton cut off – Ag selling price of $20/oz (troy), Lead selling price of $1.00/lb, Zn selling price of $1.20/lb. Effective date of August 29, 2022)

(1) The Qualified Person for the above estimate is Scott Wilson, C.P.G., SME; effective August 29, 2022

(2) Measured, Indicated and Inferred classifications are based on the 2014 CIM Definition Standards.

(3) Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(4) Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in US$/t, i.e.: NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs). For the Mineral Resource Estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.

(5) Mineral Resources are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.

(6) Historic mining voids, stopes and development drifting have been depleted from the Mineral Resource Estimate

(7) Totals may not add up due to rounding

Mineral Reserves

Mineral Reserves have been estimated for the Quill, Newgard and UTZ sections of the Project. Measured and Indicated (M & I) Mineral Resources were converted to Probable Mineral Reserves for the mine. Measured Mineral Resources were converted to Probable Mineral Reserves because of uncertainties associated with modifying factors that were taken into account in the conversion from Mineral Resources to Mineral Reserves.

Measured and Indicated Resources were converted to Probable Mineral Reserves by evaluating operating cost, projected metal revenues and estimated stope shapes and geometries. The general widths, plunge and shape of the Quill and Newgard mineralization lends itself well to transverse (perpendicular to strike) long hole open stoping (LHOS) with fill utilizing rubber tire equipment. The UTZ deposit is more amenable to cut-and-fill (CF) methods due to its shape and geometry. Extraction of the planned mine shapes is assumed to be 100% of the NSR $80/ton plan. Breakeven NSR is $70/ton for LHOS and $75/ton for cut-and-fill stopes.

Mineral Reserves were classified using the 2014 CIM Definition Standards. The mineral reserve statement is presented in Table 1-2. Mineral Reserves are estimated at an NSR value cutoff of $80/short ton at the reference point of saleable mill concentrates with an effective date of August 29, 2022.

Table 1-2 Bunker Hill Mineral Reserve Estimate

(1) Plan Dilution is zero grade waste included in the designed stope shapes and probable tonnages

(2) Unplanned dilution is 5% external dilution added at zero grade

(3) Mineral Reserves stated are inclusive of all above mentioned dilutions and are factored for ore loss due to mining activities

(4) Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in US$/t, i.e.: NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs). For the Mineral Reserve Estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.

(5) Mineral Reserves are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.

(6) Historic mining voids, stopes and development drifting have been depleted from the Mineral Reserve Estimate

(7) Totals may not add up due to rounding

41

Economic Summary

The summary of the current projected financial performance of the Bunker Hill Mine is listed in Table 1-3. Sensitivities are summarized in Table 1-4.

Table 1-3 Bunker Hill Project Economic Summary

Year	Initial Capex	1	2	3	4	5	TOTAL	ANNUAL AVERAGE
Metal Prices								
Zinc ($/lb)	1.5	1.4	1.3	1.25	1.25	1.25	**1.29**	**1.29**
Lead ($/lb)	0.95	0.95	0.95	0.95	0.95	0.95	**0.95**	**0.95**
Silver ($/oz)	22	22	22	21.5	21.5	21.5	**21.7**	**21.7**
Mine plan								
Ore mined (kt)	77	652	655	655	655	665	**3,360**	**657**
Zinc grade (%)	5.90%	5.60%	4.70%	5.70%	5.70%	5.90%	**5.50%**	**5.50%**
Lead grade (%)	2.10%	2.40%	2.70%	2.90%	2.40%	1.90%	**2.50%**	**2.50%**
Silver grade (oz/t)	0.5	0.7	1.3	1.4	1.2	0.8	**1.1**	**1.1**
Zinc eq grade (%)	7.70%	8.00%	8.10%	9.40%	8.80%	8.20%	**8.50%**	**8.50%**
Production								
Zinc concentrate (t)	6,671	53,504	44,852	54,997	55,061	57,909	**272,995**	**53,265**
Lead concentrate (t)	2,091	20,945	23,577	25,078	20,955	16,605	**109,251**	**21,432**
Zn grade - Zn conc (%)	58.00%	58.00%	58.00%	58.00%	58.00%	58.00%	**58.00%**	**58.00%**
Pb grade - Pb conc (%)	67.00%	67.00%	67.00%	67.00%	67.00%	67.00%	**67.00%**	**67.00%**
Ag grade - Pb conc (oz/t)	14.4	18.6	31.5	30.1	31	27.4	**27.6**	**27.7**
Zn prod. - Zn conc (klbs)	7,738	62,065	52,029	63,796	63,871	67,174	**316,674**	**61,787**
Pb prod. - Pb conc (klbs)	2,802	28,067	31,593	33,605	28,080	22,251	**146,397**	**28,719**
Ag prod. - Pb conc (koz)	30	390	742	754	649	455	**3,020**	**598**
Zinc eq produced (klbs)	9,954	87,233	87,679	102,310	96,375	91,909	**475,460**	**93,101**
Cost metrics								
Mining ($/t)		35	38	37	35	41	**37**	**37**
Processing ($/t)		21	21	21	21	21	**21**	**21**
G&A ($/t)		9	9	9	9	6	**9**	**9**
Opex - total ($/t)		65	68	67	65	69	**67**	**67**
Sustaining capex ($/t)		18	22	19	41	8	**21**	**21**
Cash costs: by-prod. ($/lb Zn payable)		0.61	0.42	0.36	0.45	0.64	**0.5**	**0.5**
AISC: by-prod. ($/lb Zn payable		0.82	0.74	0.59	0.95	0.73	**0.77**	**0.77**
FCF & Valuation ($000's)								
Zinc revenue		73,857	57,492	67,784	67,863	71,373	**338,368**	**67,674**
Lead revenue		25,330	28,513	30,328	25,342	20,081	**129,595**	**25,919**
Silver revenue		7,900	15,515	15,406	13,256	9,260	**61,337**	**12,267**
Gross revenue		107,087	101,520	113,518	106,461	100,714	**529,300**	**105,860**
TC - Zinc conc		-16,257	-11,138	-13,657	-13,673	-14,380	**-69,105**	**-13,821**
TC - Lead conc		-3,698	-4,162	-4,428	-3,700	-2,932	**-18,919**	**-3,784**
RC - Lead conc		-449	-882	-896	-771	-538	**-3,535**	**-707**
Land freight		-2,193	-2,019	-2,360	-2,239	-2,192	**-11,002**	**-2,200**
Net smelter return		84,491	83,319	92,178	86,079	80,672	**426,739**	**85,348**
Mining costs		-22,828	-24,592	-23,971	-22,927	-27,454	**-121,772**	**-24,354**
Processing costs		-13,766	-13,842	-13,842	-13,842	-14,053	**-69,346**	**-13,869**
G&A costs		-6,050	-6,063	-6,063	-6,063	-4,257	**-28,496**	**-5,699**
EBITDA		**41,847**	**38,822**	**48,302**	**43,247**	**34,908**	**207,126**	**41,425**
Sustaining capex		-11,475	-14,127	-12,651	-26,982	-5,215	**-70,450**	**-14,090**
Initial capex	-54,853						**-54,853**	**-**
Land & salvage value						12,281	**12,281**	**12,281**
Pre-tax free cash flow	**-54,853**	**30,372**	**24,695**	**35,650**	**16,266**	**41,974**	**94,103**	**29,791**
Taxes	-511	-1,394	-1,382	-2,218	-1,155	-1,224	-7,884	-1,475
Free cash flow	**-55,364**	**28,978**	**23,313**	**33,432**	**15,111**	**40,750**	**86,219**	**28,317**
NPV (5%)	**62,826**							
NPV (8%)	**51,813**							
IRR (%)	**36.00%**							
Payback (years)	**2.1**

42

Table 1-4 Sensitivity Analysis

Property Description and Ownership

The Bunker Hill Mine is located in Shoshone County, Idaho with portions of the mine located within the cities of Kellogg and Wardner, Idaho in northwestern USA. The Kellogg Tunnel, which is the main access to the mine, is located at 47.53611°N latitude, 116.1381W longitude. The approximate elevation for the above cited coordinates is 2366 ft.

On December 15, 2021 BHMC signed a Purchase and Sale Agreement (PSA) with Placer Mining Corporation and both William and Shirley Pangburn to acquire full ownership of the subsequently listed mineral titles in addition to other Surface Rights and Real Property associated with land and structures of the Bunker Hill Mine.

On January 7, 2022, the Company closed the purchase of the Bunker Hill Mine. Mine assets were purchased for $7,700,000, with $300,000 of previous lease payments and a deposit of $2,000,000 applied to the purchase, resulting in cash paid at closing of approximately $5,400,000. The EPA obligation of $19,000,000 was assumed by Bunker Hill as part of the acquisition.

Geology and Mineralization

The Northern Idaho Panhandle Region in which the Bunker Hill Mine is located is underlain by the Middle Proterozoic-aged Belt-Purcell Supergroup of fine-grained, dominantly siliciclastic sedimentary rocks which extends from western Montana (locally named the Belt Supergroup) to southern British Columbia (locally named the Purcell Supergroup) and is collectively over 23,000 feet in total stratigraphic thickness.

Mineralization at the Bunker Hill Mine is hosted almost exclusively in the Upper Revett formation of the Ravalli Group, a part of the Belt Supergroup of Middle Proterozoic-aged, fine-grained sediments. Geologic mapping and interpretation progressed by leaps and bounds following the recognition of a predictable stratigraphic section at the Bunker Hill Mine and enabled the measurement of specific offsets across major faults, discussed in the following section. From an exploration and mining perspective, there were two critical conclusions from this research: all significant mineralized shoots are hosted in quartzite units where they are cut by vein structures, and the location of the quartzite units can be projected up and down section, and across fault offsets, to target extensions and offsets of known mineralized shoots and veins.

Mineralization at Bunker Hill Mine falls in four categories, described below from oldest to youngest events:

Bluebird Veins (BB): W—NW striking, SW-dipping (Fig. 7-11), variable ratio of sphalerite-pyrite-siderite mineralization. Thick, tabular cores with gradational margins bleeding out along bedding and fractures. Detailed description in Section 7.2.2.

Stringer/Disseminated Zones: Disseminated, fracture controlled and bedding controlled blebs and stringer mineralization associated with Bluebird Structures, commonly as halos to vein-like bodies or as isolated areas where brecciated quartzite beds are intersected by the W-NW structure and fold fabrics.

43

Galena-Quartz Veins (GQ): E to NE striking, S to SE dipping (Fig. 7-11), quartz-argentiferous galena +/-siderite-sphalerite-chalcopyrite-tetrahedrite veins, sinuous-planar with sharp margins, cross-cut Bluebird Veins. Detailed description in Section 7.2.2.

Hybrid Zones: Formed at intersections where GQ veins cut BB veins (Fig. 7-11), with open space deposition of sulfides and quartz in the vein refraction in quartzite beds, and replacement of siderite in the BB vein structure by argentiferous galena from the GQ Vein.

Environmental Studies and Permitting

Because the mine is on patented mining claims (privately-owned land), only a limited number of permits are required for mining and milling operations. These relate to: (1) air quality and emissions from crushing, milling and processing and (2) any refurbishment of surface buildings that may require construction permits.

The Bunker Hill Mine is located within the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921). Cleanup activities have been completed in Operable Unit 2 of the Bunker Hill Superfund Site where the mine is located though water treatment continues at the Central Treatment Plant (the “CTP”) located near Bunker Hill Mine. The CTP is owned by the EPA and is operated by its contractors.

BHMC entered into a Settlement Agreement and Order on Consent with the US Environmental Protection Agency (“US EPA”) and the US Department of Justice (“DOJ”) on May 14, 2018. Section 9, Paragraph 33 of that agreement stipulates that BHMC must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit for effluent discharged by Bunker Hill Mine by May 14, 2023. This obligation exists and the deadline will occur at a point in time where restart activities are planned to occur.

BHMC will initiate a voluntary Environmental, Social and Health Impact Assessment (“ESHIA”) for the activities described in this PFS and for its business model as a whole. This study is projected for completion in 2024 and will conform to ISO, IFC and GRI standards.

Metallurgical Testing

RDi initiated metallurgical test work on three samples designated Newgard, Quill and Utz with the primary objective of determining the process flowsheet and the metal recoveries and concentrate grades. Flotation testing was completed through locked-cycle testing, the results of which are displayed in table 1-5

Table 1-5 Summary of Locked-Cycle Flotation Test Results

The open-cycle and locked-cycle tests were completed at a primary grind of P80 270 mesh for rougher flotation. Rougher scavenger flotation was included in both the lead and zinc circuits to increase the amount of value sent to the cleaner stages. Regrind of the lead rougher concentrate with a pebble mill was completed to a particle size of approximately P80 400 mesh for cleaner flotation. No regrind was completed with the zinc rougher concentrate.

44

Figure 1-1 Locked-Cycle Test Process Flowsheet

BHMC has contracted SGS Canada Inc (SGS) to conduct a metallurgical study to further evaluate and optimize metal recovery for the Bunker Hill Project. The primary objective of the test program is to complete metallurgical test work to improve met results over the Pre-feasibility Study (PFS) performed by Resource Development Inc. (RDi) for the Bunker Hill Project.

Mining Method

Long-hole stoping with fill (LHOS), cut-and-fill and possibly room-and-pillar mining with fill are the only methods viable for sustained operations today. LHOS is the preferred mining method with limited cut-and-fill mining at Bunker Hill Mine. Room-and-pillar mining is not in the current plan. Timbered ground support has been replaced with newer ground support technology of rock bolts, mesh, shotcrete and steel sets as required.

Beginning in October of 2021 and completed in April of 2022, BHMC conducted a geotechnical investigation of the underground conditions at the Bunker Hill Mine. Data collection involved a data analysis of RQD values logged with previous exploration drilling, geotechnical logging of recently drilled rock cores and an extensive investigation of pre-existing underground excavations and development. Ground conditions are generally good to excellent at Bunker Hill Mine and the rest of the mines in the Silver Valley. Bunker Hill Mine does not have a history of rock burst events that are frequent in the deeper mines to the east.

Recovery Methods

Bunker Hill plans to re-construct a crush-grind-flotation-concentration mill from the nearby Pend Oreille (PO) mine in northern Washington on the Bunker Hill Kellogg Mine Yard. There currently is a large building that housed the historic machine shop at the Bunker Hill mine that will first need to be dismantled and removed for access to the existing slab. The future structures to house the grind-flotation-concentration circuit, as well as the secondary crushing circuit and concentrate storage facilities will need to be constructed.

The process consists of a primary and secondary ore crushing circuit, then a primary grinding circuit followed by two separate flotation circuits to recover lead, zinc, silver and gold into two separate concentrate products; a lead, silver, gold concentrate and a zinc concentrate. Approximately 648,000, short tons of ore will be processed a year at a rate of 1,800 stpd, or 79 stph at 95% availability.

45

Figure 1-2 Bunker Hill Process Flowsheet

Current Exploration and Development

Bunker Hill has a rare exploration opportunity available at the Bunker Hill Mine and has embarked on a new path to fully maximize the potential. A treasure trove of geologic and production data has been organized and preserved in good condition in the mine office since the shutdown of major mine operations in the early 1980s. This data represents 70+ years of proper scientific data and sample collection, with high standards of accuracy and precision that were generally at or above industry standards at the time.

The Company saw the wealth of information that was available but not readily usable and embarked on a scanning and digitizing program. From this they were able to build a 3D digital model of the mine workings and 3D surfaces and solids of important geologic features. To add to this, all of the historic drill core lithology logs and assay data (>2900 holes) was entered into a database and imported with the other data into Maptek Vulcan 3D software.

46

In addition to both continued geologic digitization and the completed 2021 exploration drill program, the Company has performed a geophysical survey over the summer of 2021. The survey was conducted as a ground geophysical 3DIP survey through DIAS Geophysical Ltd out of Saskatoon, SK.

Conclusions

The Pre-Feasibility Study demonstrates that the restart of the Bunker Hill mine can reasonably be expected to generate a positive return on investment with an after-tax IRR of 36% based on the reserves presented. It is reasonable to expect the conversion of Inferred resources to Indicated resources and indicated resources to measured resources to continue. Inferred Mineral Resources are considered too geologically speculative to have economic considerations applied to them to be classified as a Mineral Reserve.

The Technical Report is based on all available technical and scientific data available as of August 29, 2022. Mineral Resources are considered by the QP to meet the reasonable prospects of eventual economic extraction due two main factors; 1) cut-off grades are based on scientific data and assumptions related to the project and 2) Mineral Resources are estimated only within blocks of mineralization that have been accessible in the past by mining operations as well as by using generally accepted mining and processing costs that are similar to many projects in Idaho.

Recommendations

Exploration programs should focus on the definition of additional silver and other base metal resources. Resources that demonstrate the reasonable prospects of eventual economic extraction have been identified within the current mineral resource estimate. Specifically. significant silver mineralization encountered through exploration and past production suggests that these zones should be given as much weight as past Pb and Zn exploration and resource definition programs.

Metallurgical test work should be continued to include full variability testing through various sections of mineralization as development progresses.

Digitization of nearly 100 years of paper maps is constantly being updated. In addition to unlocking the understanding of the geometry of the mineral deposit much of the information describes the mined-out portion of the Project. This will be critical for future mineral resource estimates as mined out voids need to be accounted for.

Continued engineering and design work on the milling, process and backfill plants and systems are recommended. Backfill mix designs should be optimized. Construction level design and equipment bid packages are required to initiate construction and further define project economics and timelines.

Additional geotechnical work is recommended to optimize stope and pillar dimensions, as well as ground support standards. A mine ventilation survey should be completed once the 5 to 6-level breakthrough is completed and main fan installed. Regular ventilation surveys are recommended throughout development and operations.

Successive phases of work are not recommended for the advancement of the project.

Table 1-6 Proposed Work Program to Advance Bunker Hill

Activity	Amount
Geophysical Interpretation and Additional Geophysics	$0.05M
Environmental Studies	$0.03M
Geotechnical Studies	$0.15M
Mill and Process Plant Engineering	$1.70M
Hydraulic Backfill and Tailing Placement Engineering	$0.50M
Total Recommended Budget	$2.43M

47

Project Infrastructure

The Bunker Hill complex is a mature mine with much of the underground infrastructure and development still in place. The mill, smelter and tailing impoundment have been removed and these sites have been reclaimed. Part of the reclamation included surface water diversion structures which are still in use and are maintained in good condition. The original Bunker Hill mine offices, car and maintenance shops, and change house are located near the Kellogg Tunnel (KT) portal and are in serviceable condition.

Bunker Hill is located in Kellogg Idaho along the Interstate 90 corridor on the west side of what is traditionally known as the Silver Valley. It is 60 miles from the Spokane, WA airport to the west and 125 miles to the Missoula, MT airport to the east. The Silver Valley of north Idaho is a desirable place to live and is home to an enthusiastic and talented underground mining work force.

Mine power requirements will be met with the Avista Kellogg substation, located next to the Bunker Hill main offices supplying power to the mine and other local consumers. There are two existing distribution lines now supplying the mine from the Kellogg Avista substation. One feeds the surface mine facilities and the underground loads from the Kellogg side, the other feeds the Wardner mine yard and facilities. The current 3-phase 2.5kV mine distribution system on the Kellogg side is in the process of being upgraded to 3-phase 13.2kV.

Mine discharge water now gravity drains out the 9-level through the Kellogg Tunnel via a ditch adjacent to the rail line to the portal. It is then routed to a water treatment plant constructed by the EPA and currently operated by the Idaho Department of Environmental Quality (IDEQ).

BHMC commissioned Patterson & Cooke North America to perform tradeoff studies for costing and operating the mine backfill and tailing placement facilities. Results from the tradeoff studies led to the location of the plant on surface, both adjacent to the mill and at Wardner. Tailings thickening will take place inside the mill/process facility building, with the underflow being pumped to the tailings filtration plant located adjacent to the mill/process building. Vacuum filtration will take the thickened tailings and produce a filter cake material which will be deposited and stored in a load-out facility at the plant. A surface loader will transfer the filter cake tailings into overland haul trucks to deliver the material up to the Wardner side of operations along the return route from ROM ore haulage. Once delivered to the storage facility at Wardner, material will be loaded into the paste plant, combined with an ordinary cement binder, and subsequently pumped underground via a reticulated piping system.

Employees

We are an exploration company and currently have 6 full-time employees. Management engages independent consultants under contract arrangements as necessary and expects to hire staff and additional management as necessary for implementation of our business plan.

Regulation

The exploration and mining industries operate in a legal environment that requires permits to conduct virtually all operations. These permits are required by local, state, and federal government agencies. Federal agencies that may be involved include: the U.S. Forest Service (USFS), Bureau of Land Management (BLM), Environmental Protection Agency (EPA), National Institute for Occupational Safety and Health (NIOSH), the Mine Safety and Health Administration (MSHA), and the Fish and Wildlife Service (FWS). Individual states also have various environmental regulatory bodies, such as Departments of Ecology. Local authorities, usually counties, also have control over mining activity. The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

48

Prior to receiving the necessary permits to explore or mine, a mine operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area. Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration, or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts. All of these factors make it more difficult and costlier to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically re-evaluated at that time. A detailed description of how these regulations impact the Company’s business is in the description of the pre-feasibility study above.

Legal Proceedings

Other than as described below, neither the Company nor its property is the subject of any current, pending, or threatened legal proceedings. The Company is not aware of any other legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of the Company’s voting securities, or any associate of any such director, officer, affiliate or security holder of the Company, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

On July 28, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of AMD in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient.  On March 2, 2022, Chief US District Court Judge, David C. Nye granted in part and denied in part the Company’s motion to dismiss. The court granted the Company’s motion to dismiss Crescent’s Cost Recovery claim under CERCLA Section 107(a), Declaratory Judgment, Tortious Interference, Trespass, Nuisance and Negligence claims. These claims were dismissed without prejudice. The court denied the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. Crescent later filed an amended complaint on April 1, 2022. Placer Mining Corp. and Bunker Hill Mining Corp are named as co-defendants. Bunker Hill responded to the amended filing, refuting and denying all allegations made in the complaint except those that are assertions of fact as a matter of public record. The Company believes Crescent’s lawsuit is without merit and intends to vigorously defend itself, as well as Placer Mining Corp. pursuant to the Company’s indemnification of Placer Mining Corp in the Sale and Purchase agreement executed between the companies for the Mine on December 15, 2021.

On October 26, 2021, the Company asserted claims against Crescent in a separate lawsuit. Bunker Hill Mining Corporation v. Venzee Technologies Inc. et al, Case No. 2:21-cv-209-REP, filed in the same court on May 14, 2021. The Company has subsequently executed a tolling agreement with Venzee in exchange for dropping its lawsuit. The Company originally filed this lawsuit on May 14, 2021 against other parties but has since filed an amended complaint to include its claims against Crescent.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the directors, executive officers, their ages, and all offices and positions held within the Company as of September 30, 2022. Directors are elected for a period of one year and thereafter serve until their successor is duly elected by the stockholders and qualified. Officers and other employees serve at the will of the Board.

Name	Position Held with the Company	Age	Date First Elected or Appointed
Sam Ash	President, CEO and Director	44	April 14, 2020
Richard Williams	Executive Chairman and Director	56	March 27, 2020
David Wiens	CFO and Corporate Secretary	43	January 12, 2021
Mark Cruise	Director	52	June 30, 2022
Cassandra Joseph	Director	51	November 2, 2020
Dickson Hall	Director	70	January 5, 2018
Pamela Saxton	Director	70	October 30, 2020

49

Biographical Information

Sam Ash was a Partner from 2015 at Barrick Gold Corp. (“Barrick”) and held various roles over the nine years employed there. This includes three years as General Manager of the Lumwana Copper Mine in Zambia, Technical Support Manager to Barrick’s Copper Business Unit, General Support Manager on the Cortez Mine in Nevada and Chief Engineer leading the roll-out of new Underground Mining standards in the USA and Tanzania. Prior to his time at Barrick, Mr. Ash served as Manager of New Operations for Veris Gold Corp. (formerly, Yukon-Nevada Gold Corp.) primarily on the Jerritt Canyon Mine in Nevada, and also as an Underground Mine Supervisor with Drummond Company, Inc. He has recently completed his Masters’ Degree in Leadership and Strategy at the London Business School and has a BS in Mining Engineering from the University of Missouri Rolla. Mr. Ash is qualified to serve on the Board by virtue of his extensive mining industry experience.

Richard Williams is an executive with an established track-record of transformational leadership within the mining industry and other demanding environments. He is an advisor to companies facing complex operational, political or ESG challenges. Formerly the Chief Operating Officer of Barrick and the company’s Executive Envoy to Tanzania, he has also served as Chief Executive Officer of the Afghan Gold and Minerals Company and as a Non-Executive Director of Trevali Mining Corporation and Gem Diamonds Limited. Prior to his commercial mining experience, Mr. Williams served as the Commanding Officer of the British Army’s Special Forces Regiment, the SAS. He holds an MBA from Cranfield University, a BSc in Economics from University College London and an MA in Security Studies from Kings College London. Mr. Williams is qualified to serve on the Board by virtue of his extensive mining industry experience.

David Wiens is the Company’s Chief Financial Officer and Corporate Secretary. Mr. Wiens is an experienced mining executive with over 18 years’ experience in corporate finance, financial planning & analysis, treasury and investor relations. Mr. Wiens spent the last eight years with Americas-focused precious metals companies, including over six years at SSR Mining Inc. where he was part of a team that transformed the company from a single asset silver producer with limited mine life to a diversified long-life precious metals company, while meeting production and cost guidance seven years in a row. As Director, Corporate Finance, he led a number of functions including corporate finance, FP&A, treasury, investor relations, concentrate marketing and gold dore sales. SSR Mining Inc. completed a $5 billion merger with Alacer Gold Corp. in September 2020. Prior to his corporate roles, he was an investment banker at a number of financial institutions, including Deutsche Bank AG in London, United Kingdom. Mr. Wiens earned his Bachelor of Commerce with a Finance specialization at the University of British Columbia in Canada, is a CFA® Charterholder, and is completing the CPA designation.

Mark Cruise is a professional geologist with over 27 years of international mining experience, in Europe, the Americas and Africa. A former polymetallic commodity specialist with Anglo American plc, Dr Cruise founded and was Chief Executive Officer of Trevali Mining Corporation. Under his leadership, the company grew from an initial discovery into a top-ten global zinc producer with operations in the Americas and Africa. He has previously served as Vice President Business Development and Exploration, COO and CEO for several TSX, TSX-Venture and NYSE-Americas listed exploration and development Companies. Mark has Served on 9 Public Company Boards over 14 years for TSX-V; TSX and NYSE-Americas listed Exploration, Development and Producing Companies with market capitalizations ranging from tens of millions to in-excess of US$1 billion. Mr. Cruise is qualified to serve on the Board by virtue of his extensive mining industry experience.

Cassandra Joseph is an American lawyer with extensive experience managing the commercial relationship between mining companies and environmental regulators. She is currently Senior Vice President, General Counsel and Corporate Secretary for Nevada Copper Corp., having previously been Associate General Counsel for Tahoe Resources Inc. until it was acquired by Pan American Silver Corp. in 2019. Before this, she worked for the Attorney Generals of California and Nevada, as Deputy and Senior Deputy Attorney General, and as a partner in Watson Rounds PLC (now Brownstein Hyatt Farber Schreck LLP). Educated at Santa Clara University, and University of California at Berkeley, she was called to the State Bar of California in 1999; the US Court of Appeals, Ninth Circuit in 2001; State Bar of Nevada in 2005; and the US Supreme Court, US Court of Appeals and Federal Circuit in 2007. Ms. Joseph is qualified to serve on the Board by virtue of her with extensive experience managing the commercial relationship between mining companies and environmental regulators.

50

Dickson Hall currently serves as a Director. He is a partner in Valuestone Advisory Limited and manager of Valuestone Global Resources Fund 1, a mining fund associated with Jiangxi Copper Corporation and China Construction Bank International. Mr. Hall has more than 40 years’ experience in the resource field, much of it in Asia. From 2005 to 2016 he directed corporate development efforts in Asia for Hunter Dickinson Inc. (HDI) raising capital, establishing strategic partnerships and broadening the Asian shareholder base for HDI public companies. He was Senior Vice President of Continental Minerals Corporation which developed the Xietongmen copper-gold project in Tibet, China before selling to China’s Jinchuan Group in 2011 for $446 million. Mr. Hall is also a director and Investment Committee member of Can-China Global Resources Fund, an energy and mining fund backed by the Export-Import Bank of China. He is or has been a director of various resource and non-resource companies. Mr. Hall is a graduate of the University of British Columbia (BA, MA) and has diplomas from Beijing University and Beijing Language Institute. Mr. Hall is qualified to serve on the Board by virtue of his extensive mining investment experience.

Pam Saxton is an experienced mining company executive and Director. She is currently on the Board of Aquila Resources Inc. and serving on a North American Advisory Board for Damstra Technology – Damstra Holdings Limited and was previously a Board Member and Audit Committee Chair at Pershing Gold Corporation. As an Executive, she has served as CFO for Thompson Creek Metals Company and NewWest Gold Corporation, both in Colorado. Having started her professional life working as an auditor for Arthur Anderson LLP in Denver, her career has included senior finance appointments in the American Natural Resources Industry including serving as VP Finance for Franco-Nevada Corporation’s U.S. Operations. Ms. Saxton is qualified to serve on the Board by virtue of her expertise in finance, accounting and auditing matters.

Corporate Governance

The Board and the Company’s management are committed to sound corporate governance practices which are both in the interest of its shareholders and contribute to effective and efficient decision-making. Canadian National Policy 58-201 – Corporate Governance Guidelines, to which the Company is subject by virtue of its CSE listing, establishes corporate governance practices which apply to all publicly-listed companies in Canada. These guidelines are not intended to be prescriptive but to be used by issuers in developing their own corporate governance practices.

Bunker Hill’s corporate governance practices are in compliance in all material respects with applicable securities regulatory requirements, and it continually monitors applicable legal requirements and developments across the mining industry to ensure that it follows best practice.

Board Independence

The Company is listed on the CSE and the OTCQB. Because the OTCQB does not have any requirement regarding Board independence, the Company follows the rules of the CSE with respect to director independence. NI 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) defines an “independent director” as a director who has no direct or indirect “material relationship” with the issuer. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a member’s independent judgment.

The Company’s Common Shares are currently traded on the Canadian Stock Exchange, under the symbol BNKR, and as such, is not subject to the independence rules of any national securities exchange which requires that a majority of a listed company’s directors and specified committees of its board of directors meet independence standards prescribed by such rules.

The Board is committed to acting independently and in the interests of the Company’s shareholders and other stakeholders. In order to ensure that the Board is able to function independently of management the Board adheres to the following structures and processes:

●	Cassandra Joseph is appointed as Lead Independent Director.

●	The Articles of the Company provide that any director may call a meeting of the Board.

●	Non-management directors have regularly scheduled meetings in the absence of management

●	Three of the Directors (50%) are independent within the meaning of NI 58-101.

Board Diversity

Along with many companies in the mining industry Bunker Hill advocates the value of diversity in outlook, governance, performance and decision-making. 33.33% of the Company’s directors, including the lead independent director, are female.

Majority Voting Policy

Voting for director elections is on an individual basis, and the Company has adopted a majority voting policy in order to promote enhanced director accountability.

Nomination of Directors

The Board has established a Corporate Governance and Nominating Committee (CGNC) which is charged with performing an annual evaluation of the effectiveness of the board of directors as a whole, the committees of the board and the contributions of individual directors. The Corporate Governance and Nominating Committee is currently comprised of Mses. Joseph (Chair) and Saxton and Mr. Hall.

51

The Board seeks to achieve a balance of knowledge, experience and capability on the Board. When considering candidates for director, the Board takes into account a number of factors, including the following (although candidates need not possess all of the following characteristics and not all factors are weighted equally):

●	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director
●	Fine moral character, good personal and business reputation
●	Industry knowledge and contacts in industries served by the Company
●	Ability to be responsible, fair-minded, reliable, ethical and possess high integrity
●	Prior experience on boards of directors
●	Senior-level management experience
●	Possession of specific skills in electronic data processing, internal auditing, accounting, personnel, finance, etc., and/or demonstrated business or financial institution consulting expertise and experience

The Board will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, or the size of the Board is expanded, the Board will consider various potential candidates for director. Candidates may come to the attention of the Board through current Board members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Board and may be considered at any point during the year.

Compensation Committee

The Board established in 2020 a Compensation Committee to review and approve the compensation of executive officers. This is chaired by Ms. Joseph, who also acts as the Lead Independent Director

Audit Committee

The Company has an Audit Committee that consists of Mr. Hall, Mr. Cruise, and Ms. Saxton. Ms. Saxton serves as the Chair of the Audit Committee of the Company. The Audit Committee is responsible for monitoring the Corporation’s accounting and financial reporting practices and procedures, the adequacy of internal accounting controls and procedures, the quality and integrity of financial statements and for directing the auditors’ examination of specific areas.

Although pursuant to section 6.1 of National Instrument 52-110 – Audit Committees (“NI 52-110”), the Company as a venture issuer is exempt from the requirement that each audit committee member be independent, all members of the Audit Committee are independent.

Each member of the Audit Committee is considered to be “financially literate” within the meaning of NI 52-110, which includes the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the Company’s financial statements.

Family Relationships

There are no family relationships between any of the current directors or officers of the Company.

Involvement in Certain Legal Proceedings

The Company is not aware of any other legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of the Company’s voting securities, or any associate of any such director, officer, affiliate or security holder of the Company, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Directorships

None of the Company’s executive officers or directors is a director of any company with a class of equity securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Code of Ethics

The Company’s Board has adopted a code of ethics that applies to its principal executive officer, principal financial officer and principal accounting officer or controller and to persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, compliance with applicable laws, rules and regulations, prompt internal reporting of violations of the code and accountability for adherence to the code. The Company will provide a copy of its code of ethics, without charge, to any person upon receipt of written request for such, delivered to our corporate headquarters. All such requests should be sent care of Bunker Hill Mining Corp., Attn: Corporate Secretary, 82 Richmond Street East, Toronto, Ontario, Canada, M5C 1P1. Any amendment to, or waiver from, a provision of the codes of ethics applicable to our directors and executive officers will be disclosed in a current report on Form 8-K within four business days following the date of the amendment or waiver.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

52

EXECUTIVE COMPENSATION.

Figures relating to the fiscal year ending December 31, 2022 in this prospectus are presented on an unaudited basis.

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by the Company’s principal executive officer, chief financial officer and all other executive officers; the information contained below represents compensation paid, distributed or accrued to the Company’s officers for their work related to the Company.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards (2)($)	Non-Equity Incentive Plan Compensation (#)	Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)

David Wiens(3)	December 31, 2022	219,848	163,467		118,217	(8)	—	—	—	—	501,532
Chief Financial Officer	December 31, 2021	210,315	66,000	(4)	—		204,213	—	—	—	480,528
	December 31, 2020	—	—		—		—	—	—	—	—

John Ryan (5)	December 31, 2022	—	—		—		—	—	—	—	—
Former Chief	December 31, 2021	—	—		—		—	—	—	—	—
Executive Officer	December 31, 2020	13,500	—		—		—	—	—	—	13,500

Richard Williams	December 31, 2022	240,000	132,084		128,964	(8)	—	—	—	—	501,048
Executive Chairman	December 31, 2021	180,000	—		—		—	—	—	—	180,000
	December 31, 2020	78,201	—		—		—	—	—	—	78,201

Sam Ash(6)	December 31, 2022	270,000	168,600		145,085	(8)	—	—	—	—	583,685
Chief Executive Officer	December 31, 2021	250,000	—		—		—	—	—	—	250,000
	December 31, 2020	125,000	—		—		—	—	—	—	125,000

(1)	The period ended December 31, 2020 refers to the six-month period ended December 31, 2020.
(2)	Option awards reflect the aggregate grant date fair value computed using the Black-Scholes model; for a discussion, please refer to Note 10 in the Notes to the Financial Statements herein.
(3)	David Wiens appointed as the Company’s CFO on January 1, 2021. On February 19, 2021, 1,037,977 stock options were issued to David Wiens, of which 273,271 stock options vested immediately and the balance of 764,706 stock options vested on December 31, 2021. These options have a 5-year life and are exercisable at C$0.335 per common share. The grant date fair value of the options was estimated at $204,213.
(4)	In February 2021, the Company issued 208,860 February 2021 Units at a deemed price of $0.45 to settle $66,000 (C$83,544) of bonus owed to David Wiens. Each February 2021 Unit consisted of one common share and one common share purchase warrant, which entitles the holder to acquire a common share of the Company at C$0.60 per common share for a period of five years until February 16, 2026.
(5)	John Ryan was the Company’s CEO from October 12, 2018 to April 14, 2020.
(6)	Sam Ash became the Company’s CEO on April 14, 2020.
(7)	Restricted share units (“RSUs”) granted to Mr. Ryan are calculated using a share price of C$0.50 on the applicable grant date.
(8)	On November 17, 2022, 3,378,548 RSU’s were issued to officers of the Company. These RSU’s are calculated using a share price of C$.0155 on the applicable grant date and will vest in one third increments on March 31, 2023, March 31, 2024, and March 31, 2025.

53

Grant of Plan Based Awards

On October 24, 2019, 1,575,000 stock options were issued to directors and officers of the Company. These options have a 5-year life and are exercisable at C$0.60 per Common Share.

On April 20, 2020, 5,957,659 stock options were issued to certain directors of the Company. Each stock option entitles the holder to acquire one Common Share of the Company at an exercise price of C$0.55. The stock options vest in one fourth increments upon each anniversary of the grant date and expire in 5 years.

On September 30, 2020, 200,000 stock options were issued to a consultant of the Company. These options have a 3-year life and are exercisable at C$0.60 per Common Share.

On October 30, 2020, 235,000 stock options were issued to a consultant of the Company. These options expire on December 31, 2022 and are exercisable at C$0.50 per Common Share.

On February 19, 2021, 1,037,977 stock options were issued to an officer of the Company, of which 273,271 stock options vest immediately and the balance of 764,706 stock options shall vest on December 31, 2021. These options have a 5-year life and are exercisable at C$0.335 per Common Share.

On November 17, 2022, 3,378,548 RSU’s were issued to officers of the Company. These RSU’s will vest in one third increments on March 31, 2023, March 31, 2024, and March 31, 2025.

Outstanding Equity Awards At Fiscal Year End

The following table provides a summary of equity awards outstanding at December 31, 2022, for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (C$)	Option Expiration Date	Number of Shares or Common Shares of Stock That Have Not Vested (#)	Market Value of Shares or Common Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Common Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Common Shares or Other Rights That Have Not Vested ($)
John Ryan	390,000	—	—	0.60	October 24, 2024	—	—	100,000	12,552

Sam Ash	—	—	—	—	—	—	—	1,449,600	181,949

Richard Williams	989,415	2,968244	—	0.55	April 20, 2025	—	—	1,110,756	139,419

David Wiens	1,037,977	—	—	0.335	February 19, 2026	—	—	1,018,193	127,800

(1)	As of December 31, 2022, Richard Williams held 2,500,000 vested DSU’s and 2,500,000 unvested DSU’s.

Long-Term Incentive and Compensation Plans

In May 2020, and as part of its overall compensation planning, the Board introduced a long term incentive plan (the “Long Term Incentive Plan” or “LTIP”) that provides for time-based RSUs, DSUs, options (“Options”) and performance-based share unit awards (“PSUs”, and collectively with RSUs, DSUs and Options, “Awards”) that may be granted to employees, officers and eligible consultants and directors of the Company and its affiliates. Recipients of Awards are defined as “Participants”.

54

The aim of the Company’s compensation program is to attract and retain highly qualified executives and to link compensation to performance and shareholder value. This must ensure that the compensation is sufficiently competitive to achieve this objective. The Board considers a number of factors in order to determine compensation, including the Company’s contractual obligations, the individual’s performance and other qualitative aspects of the individual’s performance and achievements, the amount of time and effort the individual will devote to the Company and the Company’s financial resources.

The Company’s compensation program is comprised of:

(a)	A base salary or management fee arrangement and benefits. The base salaries or management fee arrangements and benefits paid to the key executives are not based on any specific formula and are set so as to be competitive with other companies of similar size and state of development in the mineral industry. This base salary also includes sign-on incentives, which may be issued in the form of cash, RSUs, DSUs or Options.
(b)	A short-term incentive program in the form of bonuses. Bonuses are paid to key executives based on individual, team and Company performance and the executive’s position in the Company. Any bonus awards are at the sole discretion of the Board.
(c)	Long Term Incentive Plan. The LTIP consists of DSUs, RSUs, PSUs, and Options which provide the Board with additional long term incentive mechanisms to align the interests of the directors, officers, employees or consultants of the Company with shareholder interests. The LTIP also provides for, among other things, an accelerated vesting of awards in the event of a change in control, thereby aligning the Company’s practices with current corporate governance best practices respecting a change in control.

The Board believe that equity-based compensation plans are the most effective way to align the interests of management with those of shareholders. Long-term incentives must also be competitive and align with the Company’s compensation philosophy.

The Company does not have a pension plan that provides for payments or benefits to its executive officers.

Change of Control Agreements

The Company has provided change of control benefits to certain senior officers to encourage them to continue their employment in the event of a purchase, sale, reorganization, or other significant change in the business. These benefits have a “double trigger” meaning that an event of termination is also required in a change of control to trigger a severance payment.

If the employment agreement of the senior officer is terminated by the (a) Company without just cause, or (b) senior officer for good reason pursuant to the terms of the employment agreement, at any time within 12 months of a change of control, the Company is required to make a lump sum severance payment equal to 24 months of base salary. In addition, at such time all Awards shall be deemed to have vested, and all restrictions and conditions applicable to such Awards shall be deemed to have lapsed and the Awards shall be issued and delivered.

Employment Agreements

The Company has various employment agreements with certain executives, which provide for compensation and certain other benefits and for severance payments under certain circumstances. Certain employment agreements also contain clauses that become effective upon a change of control of the Company, as described above. The Company may be obligated to pay certain amounts to such employees upon the occurrence of any of the defined events in the various employment agreements.

55

Equity Compensation Plan Information

On April 19, 2011, subject to shareholder approval, which was obtained at the Company’s annual and special meeting of shareholders held on December 21, 2012, the Board approved the adoption of the Liberty Silver Corp. Incentive Share Plan (the “Plan”) under which Common Shares of the Company’s common stock have been reserved for purposes of possible future issuance of incentive stock options, non-qualified stock options, and stock grants to employees, directors and certain key individuals. Under the Plan, the maximum number of Common Shares reserved for issuance shall not exceed 10% of the Common Shares of the Company outstanding from time to time. The purpose of the Plan shall be to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. In order to maintain flexibility in the award of stock benefits, the Plan constitutes a single plan, but is composed of two parts. The first part is the Share Option Plan which provides grants of both incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. The second part is the Share Bonus Plan which provides grants of shares of Company common stock. The following is intended to be a summary of some of the material terms of the Plan, and is subject to, and qualified in its entirety, by the full text of the Plan.

The Plan

The Plan is a rolling plan, under which the maximum number of Common Shares reserved for issuance under the Share Option Plan, together with the Share Bonus Plan, shall not exceed 10% of the Common Shares outstanding (on a non-diluted basis) at any given time. The purpose of the Plan is to advance the interests of the Company by: (i) providing certain employees, senior officers, directors, or consultants of the Company (collectively, the “Optionees”) with additional performance incentives; (ii) encouraging share ownership by the Optionees; (iii) increasing the proprietary interest of the Optionees in the success of the Company; (iv) encouraging the Optionees to remain with the Company; and (v) attracting new employees, officers, directors and consultants to the Company.

Share Option Plan

The following information is intended to be a brief description and summary of the material features of the Share Option Plan:

(a)	The aggregate maximum number of Common Shares available for issuance from treasury under the Share Option Plan, together with the Share Bonus Plan, at any given time is 10% of the outstanding Common Shares as at the date of grant of an option under the Plan, subject to adjustment or increase of such number pursuant to the terms of the Plan. Any Common Shares subject to an option which has been granted under the Share Option Plan and which has been surrendered, terminated, or expired without being exercised, in whole or in part, will again be available under the Plan.

(b)	The exercise price of an option shall be determined by the Board at the time each option is granted, provided that such price shall not be less than the closing price of the Common Shares on the principal stock exchange(s) upon which the Common Shares are listed and posted for trading on the trading day immediately preceding the day of the grant of the option.

(c)	Options granted to persons conducting Investor Relations Activities (as defined in the Plan) for the Company must vest in stages over twelve months with no more than ¼ of the options vesting in any three-month period.

(d)	In the event an Optionee ceases to be eligible for the grant of options under the Share Option Plan, options previously granted to such person will cease to be exercisable within a period of 12 months following the date such person ceases to be eligible under the Plan.

(e)	In the event that a take-over bid or issuer bid is made for all or any of the issued and outstanding Shares, then the Board may, by resolution, permit all options outstanding to become immediately exercisable in order to permit Common Shares issuable under such options to be tendered to such bid.

56

Share Bonus Plan

The following information is intended to be a brief description and summary of the material features of the Share Bonus Plan:

(a)	Participants in the Share Bonus Plan shall be directors, officers, employees, or consultants of the Company who, by the nature of their positions are, in the opinion of the Board and upon the recommendation of the President of the Company, in a position to contribute to the success of the Company.
(b)	The determination regarding the amount of bonus Common Shares issued pursuant to the Share Bonus Plan will take into consideration the Optionee’s present and potential contribution to the success of the Company and shall be determined from time to time by the Board. However, in no event shall the number of bonus Common Shares pursuant to the Share Bonus Plan, together with the Share Option Plan, exceed 10% of the issued and outstanding Common Shares in the aggregate.

General Features of the Plan

In addition to the above summaries of the Share Option Plan and the Share Bonus Plan, the following is intended to be a brief description and summary of some of the general features of the Plan:

(a)	The aggregate number of Common Shares reserved pursuant to the Plan for issuance to insiders of the Company within any twelve-month period, under all security-based compensation arrangements of the Company, shall not exceed 10% of the total number of Common Shares then outstanding.
(b)	The aggregate number of Common Shares reserved for issuance pursuant to the Plan to any one person in any twelve-month period shall not exceed 5% of the total number of Common Shares outstanding from time to time, unless disinterested shareholder approval is obtained pursuant to the policies of the Company’s principal stock exchange(s) upon which the Common Shares are listed and posted for trading or any stock exchange or regulatory authority having jurisdiction over the securities of the Company. No more than 2% of the outstanding Common Shares may be granted to any one Consultant (as defined in the Plan) in any twelve-month period, or to persons conducting Investor Relations Activities (as defined in the Plan) in any twelve-month period.

RSU Plan

On November 15, 2022, the Board of the Company approved the adoption of the Company’s Restricted Stock Unit Incentive Plan (the “RSU Plan”) under which RSUs of the Company, whereby each RSU represents the right to receive one Common Share, have been reserved for purposes of possible future issuances of RSUs. The RSU Plan is intended to enhance the Company’s ability to attract and retain highly qualified officers, directors, key employees, consultants and other persons, and to motivate such officers, directors, key employees, consultants and other persons to serve the Company and to expend maximum effort to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the RSU Plan provides for the grant of RSUs and any of these awards of RSUs (“RSU Awards”) may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals of the Company.

The following information is intended to be a brief description and summary of the material features of the RSU Plan:

(a)	The maximum number of Common Shares available for issuance under the RSU Plan shall be 14,125,808, subject to adjustment or increase of such number pursuant to the terms of the RSU Plan.
(b)	The number of Common Shares to be issued under the RSU Plan shall not exceed 10% of the total number of the issued and outstanding Common Shares.
(c)	In the event that an RSU Award is exercised for Common Shares, the Common Shares reserved for issuance in connection with such RSU Award will be returned to the pool of available Common Shares authorized for issuance under the RSU Plan and will be available for reservation pursuant to a new RSU Award grant.
(d)	RSU Awards may be made under the RSU Plan to any employee, director or consultant of the Company, as the Board shall determine and designate from time to time.
(e)	RSU Awards granted under the RSU Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other RSU Award or any award granted under another plan of the Company.
(f)	At the time a grant of RSUs is made, the Board may, in its sole discretion, establish a vesting period applicable to such RSUs, and each RSU Award may be subject to a different vesting period.

57

DSU Plan

On April 21, 2020, the Board approved the adoption of the Company’s Deferred Share Unit Plan (the “DSU Plan”), pursuant to which the Board may grant DSUs to eligible persons under the DSU Plan. Each DSU entitles the grantee to receive on vesting an amount equal to: (A) the number of vested DSUs elected to be redeemed multiplied by (B) the fair market value of the Common Shares less (C) any applicable withholdings pursuant to the DSU Plan. The purposes of the DSU Plan are to: (i) align the interests of directors of the Company with the long term interests of shareholders of the Company; and (ii) allow the Company to attract and retain high quality directors.

The following information is intended to be a brief description and summary of the material features of the DSU Plan:

(a)	A committee of directors of the Company appointed by the Board to administer the DSU Plan may grant DSUs to any director of the Company in its sole discretion.
(b)	Awards may be made under the DSU Plan to any director of the Company, as the committee appointed by the Board shall determine and designate from time to time.
(c)	Should the Common Shares no longer be publicly traded at the relevant time such that the fair market value of the Common Shares cannot be determined in accordance with the formula set out in the definition of that term pursuant to the DSU Plan, the fair market value of a Common Share shall be determined by the committee appointed by the Board in its sole discretion.
(d)	At the time a grant of DSUs is made, the committee appointed by the Board may, in its sole discretion, establish a vesting period applicable to such DSUs.

Director Compensation

The general policy of the Board is that compensation for independent directors should be a fair mix between cash and equity-based compensation. Additionally, the Company reimburses directors for reasonable expenses incurred during the course of their performance. There are no long-term incentive or medical reimbursement plans. The Company does not pay directors, who are part of management, for Board service in addition to their regular employee compensation. The Board determines the amount of director compensation. The board may appoint a compensation committee to take on this role.

The following table provides a summary of compensation paid to directors during the year ended December 31, 2022.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)[1]	Total ($)
Dickson Hall	40,000	—	—	—	—	—	40,000
Mark Cruise	15,774	—	—	—	—	32,594	48,368
Richard Williams	372,084	—	—	—	—	—	372,084
Pam Saxton	86,129	—	—	—	—	—	86,129
Cassandra Joseph	86,129	—	—	—	—	—	86,129

(1)	DSUs granted to Mark Cruise are calculated using a share price of C$0.20 on the applicable grant date.

58

Equity Compensation Plan

The following table gives information about the Company’s Equity Compensation Plan as of December 31, 2022:

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuances under equity compensation plans, excluding securities reflected in column (a)
Plan category
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,320,636	$0.38	13,629,530

Equity compensation plans not approved by security holders	-	-	-

Total	9,320,636	$0.38	13,629,530

	Number of securities to be issued upon exercise of outstanding RSUs and DSUs	Weighted average grant date price of outstanding RSUs and DSUs		Number of securities remaining available for future issuances under equity compensation plans, excluding securities reflected in column (a)
Plan category
	(a)		(b)	(c)
RSU Plan	4,822,741		$0.17	9,303,067

DSU Plan	0[1]	$	N/A	N/A

Total	4,822,741		$0.17	9,303,067

(1)	As of December 31, 2022, there are 5,210,000 DSU’s outstanding of which 2,500,000 have vested and 2,710,000 remain unvested. Upon the exercise of outstanding DSU’s no securities will be issued as the DSU amount shall be paid as a lump-sum by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

There were no material transactions, or series of similar transactions, during the Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of the small business issuer’s total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

Director Independence

The Company’s common stock is currently traded on the CSE, under the symbol BNKR, and as such, is not subject to the rules of any national securities exchange which requires that a majority of a listed company’s directors and specified committees of its board of directors meet independence standards prescribed by such rules. For the purpose of preparing the disclosures in this document with respect to director independence, the Company has used the definition of “independent director” within the meaning of National Instrument 52-110 – Audit Committees adopted by the Canadian Securities Administration and as set forth in the Marketplace Rules of the NASDAQ, which defines an “independent director” generally as being a person, other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Pam Saxton, Cassandra Joseph, Dickson Hall, and Mark Cruise are currently the only “independent” directors of the Company.

59

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of consists of 1,500,000,000 Common Shares with a par value of $0.000001 per Common Share and 10,000,000 preferred shares with a par value of $0.000001 per preferred share. As of the date of this prospectus, there were 235,878,932 Common Shares outstanding.

COMMON STOCK

The following description of our Common Shares and provisions of our articles of incorporation and by-laws is only a summary. Investors are directed for a complete description of the terms and provisions of our articles and by-laws, which are exhibits to the registration statement which contains this Prospectus. We encourage you to review complete copies of our articles and by-laws.

Voting Rights

Holders of the Common Shares are entitled to one vote per share on all matters to be voted upon by the shareholder.

Dividend Rights

Holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for dividends.

Liquidation Rights

Upon the liquidation, dissolution, or winding up of our company, the holders of Common Shares are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities.

Conversion and Redemption

Holders of Common Shares have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Articles of Incorporation authorizes the Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the articles of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of Common Shares.

The Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Common Shares might believe to be in their best interests or in which the holders of Common Shares might receive a premium over the market price of the Common Shares. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Common Shares by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Shares.

PLACEMENT AGENTS’ WARRANTS

We have agreed to issue to the Placement Agents or their designees warrants to purchase                      shares of our common stock, representing 6.0% of the number of Common Shares being sold in this offering (or, representing 3.0% or 2.0% of the Common Shares purchased by certain excluded investors). The Placement Agents’ Warrants will have a term of two years from the commencement of sales pursuant to this offering and an exercise price per share equal to $                per share, which represents 100% of the public offering price for the Common Shares and warrants sold in this offering

60

Change of Control

Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the “fair value” of their shares. The Nevada statute also restricts a “business combination” with “interested shareholders”, unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A “combination” includes:

(i)	any merger with an “interested shareholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested shareholder;
(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested shareholder,” having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation;
(iii)	any issuance or transfer of shares of the corporation or its subsidiaries, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the “interested shareholder”
(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested shareholder”;
(v)	certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested shareholder”; or
(vi)	the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder.”

An “interested shareholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all applicable statutory requirements are met.

Approval of mergers, conversion, amendments to the articles of incorporation, and sales, leases or exchanges of all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of shareholders of the corporation surviving a merger is necessary if:

(i)	the merger does not amend the articles of incorporation of the corporation;
(ii)	each outstanding share immediately prior to the merger is to be an identical share after the merger;
(iii)	The number of voting shares outstanding immediately after the merger, plus the number of voting issued as a result of the merger, either by the conversion of shares securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and
(iv)	the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distribution) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

61

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Effective September 2, 2014, the Company appointed the firm of MNP, LLP, Chartered Professional Accountants, as the Company’s independent audit firm.

MNP, LLP, Chartered Professional Accountants, 50 Burnhamthorpe Road West, Mississauga, ON L5B 3C2, served as the Company’s independent registered public accounting firm for the year ended December 31, 2022, the year end December 31, 2021 the six months ended December 30, 2020 and is expected to serve in that capacity for the ensuing year 2023. Principal accounting fees for professional services rendered for the Company by MNP, LLP for the year ended December 31, 2022, the year ended December 31, 2021 and six months ended December 31, 2020 are summarized in the following table:

	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended December 31, 2020
Audit	$92,292	$107,129	$115,272
Audit related	101,616	36,449	28,432
Tax	-	-	34,118
All other	95,387	12,841	13,160
Total	$289,295	$156,419	$190,982

Audit Related Fees

The aggregate fees billed by MNP, LLP for assurance and related services that were related to its review of the Company’s quarterly financial statements.

Tax Fees

The aggregate fees billed by MNP, LLP for tax compliance, advice and planning.

All Other Fees

The aggregate fees billed by MNP, LLP for all other professional services.

Audit Committee’s Pre-approval Policies and Procedures

At the Company’s regularly scheduled and special meetings, the Board, or the Board-appointed audit committee, considers and pre-approves any audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The audit committee has the authority to grant pre-approvals of non-audit services.

62

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Shares or Warrants of Bunker Hill for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Bunker Hill at the time of, or at any time during the three months preceding, a sale and (ii) Bunker Hill is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Shares or Warrants of Bunker Hill for at least six months but who are affiliates of Bunker Hill at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Common Shares then outstanding; or

●	the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Bunker Hill under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Bunker Hill.

63

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Shares as of December 31, 2022 by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our Common Shares;

●	each of our current officers and directors; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

The beneficial ownership of our Common Shares is based on 235,878,932 Common Shares issued and outstanding as of December 31, 2022.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Common Shares owned by them.

Name	Number of Shares Beneficially Owned	Beneficial Ownership Prior to the Offering (%)	Beneficial Ownership After the Offering (%)
Directors and Officers of Bunker Hill(1):
Richard Williams	6,566,891	2.8%
Sam Ash	2,177,066	*
Cassandra Joseph	462,000	*
Dickson Hall	636,000
Pam Saxton	462,000	*
Mark Cruise	—	*
David Wiens	2,528,863	1.1%
All Directors and Officers as a Group (Seven Individuals)		%
Five Percent Holders (excluding those named above)
Merk Investments fao ASA Gold and Precious Metals Limited	38,429,914	15.5%
Ruffer LLP for and on behalf of LF Ruffer Gold Fund RGF	25,150,000	10.4%
Gemstone 102 Ltd., Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, BVI	17,557,678	7.5%
Nicholas Grace	25,000,000	10.3%
Sebastian Marr	23,230,400	9.6%
Teck Resources Limited	20,833,334	8.7%
Universal-Investment-GmbH on behalf of Earth Gold Fund UI (081J01)	20,000,000	8.4%
Sprott Private Resource Streaming & Royalty (Collector), LP	97,013,910	30.6%
Hummingbird Resources PLC	12,285,837	5.3%

*	Less than one percent.

64

PLAN OF DISTRIBUTION

The offering is being made concurrently in the United States and in each of the provinces in Canada, other than Québec. Pursuant to a placement agency agreement, dated as of January [  ], 2023 ( the “Agency Agreement”), we have engaged Roth Capital Partners, LLC (the “U.S. Placement Agent”), to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a commercially reasonable best efforts basis in the U.S. Also pursuant to the Agency Agreement, we have engaged Echelon Wealth Partners and Laurentian Securities (together, the “Canadian Placement Agents” and together with the U.S. Placement Agent, the “Placement Agents”), to act as our exclusive placement agents to solicit offers to purchase securities on a commercially reasonable best efforts basis in Canada.

The Placement Agents are not purchasing or selling any securities, nor are the Placement Agents required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “commercially reasonable best efforts” to arrange for the sale of the securities by us. This is a best efforts public offering of a minimum of ● Common Shares (the “Minimum Offering”), par value $0.00001 per share (the “Common Shares”), and a maximum of ● Common Shares of Bunker Hill Mining Corp. (“Bunker Hill” or the “Company”). Any sales of securities in Canada will reduce the amount offered in the United States and accordingly any sales of securities in the United States will reduce the amount offered in Canada, Sales of securities in the United States and Canada will be aggregated for the purposes of determining the Minimum Offering and the Maximum Offering. This Offering and the Canadian Offering will terminate on the same date.  Subscriptions will not be accepted until binding commitments have been received for the Minimum Offering have been received.

No subscriptions will be accepted until the closing of the offering, which will not occur prior to the Minimum Offering being met.

We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

The Agency Agreement provides that the Placement Agents’ obligations are subject to conditions contained in the Agency Agreement. We have granted the Placement Agents a 30-day option to purchase up to ___________ additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about January [  ], 2023. We must sell a minimum number of Common Shares as a condition to closing this offering.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agents a cash transaction fee equal to 6.0% of the aggregate gross proceeds to us from the sale of the securities in the offering, except that the cash fee will be 3% or 2% with respect to certain excluded investors specified in the Agency Agreement. In addition, we will reimburse the Placement Agents (including the U.S. Placement Agent) for their out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agents, provided that in the case of the U.S. Placement Agent fees and expenses will not exceed $75,000.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering.

	Per Common Share (3)	Total (Minimum Offering)	Total (Maximum Offering)
Public offering price	$	$	$
Placement Agent fees (1)	$	$	$
Proceeds to us before offering expenses (2)	$	$	$

(1)	Does not reflect additional compensation to the Placement Agents in the form of warrants to purchase Common Shares at an exercise price equal to 100% of the public offering price. We have also agreed to reimburse the Placement Agents for certain expenses.
(2)	We estimate the total expenses of this offering will be approximately C$0.4 million.
(3)	Based on an assumed offering price of $_______ per Common Share. The final offering price per Common Share will be determined by the Company, the Placement Agents and the investors in this offering and may be a discount to the market price of the Common Shares.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent fees, will be approximately C$0.4 million, all of which are payable by us.

65

Placement Agent’s Warrants

We have agreed to issue to the Placement Agents or their designees warrants to purchase                      shares of our common stock, representing 6.0% of the number of Common Shares being sold in this offering (or, representing 3.0% or 2.0% of the Common Shares purchased by certain excluded investors). The Placement Agents’ Warrants will have a term of two years from the commencement of sales pursuant to this offering and an exercise price per share equal to $                per share, which represents 100% of the public offering price for the Common Shares and warrants sold in this offering and shall be in the form of the warrant issued to the investors in this offering, except as required by FINRA. Pursuant to FINRA Rule 5110(c), the U.S. Placement Agent’s Warrants and any Common Shares issued upon exercise of the U.S. Placement Agent’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the U.S. Placement Agent or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (vii) back to us in a transaction exempt from registration with the SEC.

Determination of Offering Price

The actual public offering price of the securities we are offering were negotiated between us, the Placement Agents and the investors in the offering based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

We and each of our officers and directors have agreed with the Placement Agents to be subject to a lock-up period of 90 days following the closing date of this offering. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exceptions. The Placement Agents may, in their sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, we have agreed to not issue any securities that are subject to a price reset based on trading prices of our common stock or upon a specified or contingent event in the future, or enter into an agreement to issue securities at a future determined price, for nine months after the closing date of the offering.

Transfer Agent and Registrar and Warrant Agent

The transfer agent and warrant agent will be Capital Transfer Agency ULC.

Indemnification

We have agreed to indemnify the Placement Agents against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the Placement Agents may be required to make for these liabilities.

Regulation M

The Placement Agents may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agents will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agents. Under these rules and regulations, the Placement Agents may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the U.S. Placement Agent. In connection with the offering, the U.S. Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the U.S. Placement Agent’s website and any information contained in any other website maintained by the U.S. Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the U.S. Placement Agent in its capacity as placement agent and should not be relied upon by investors.

66

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Financial Statements included in this Prospectus and in the registration statement have been audited by MNP LLP and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing or incorporated by reference in this Prospectus concerning the Bunker Hill Mine, including estimates of mineral resources and mineral reserves, was derived from the Bunker Hill Technical Report prepared by Resource Development Associates, Inc. independent mining consultants. As of the date hereof, Resource Developments Associates, Inc. beneficially owns none of our outstanding common stock.

The validity of the issuance of the Common Shares hereby will be passed upon for us by J.P. Galda & Co., 40 East Montgomery Avenue, LTW 220 Ardmore, PA 19003. DLA Piper LLP (US), San Diego is acting as counsel to the Placement Agent.

67

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Nevada law allows a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys’ fees and amounts paid in settlement) and, provided that such individual, or indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Nevada law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses including amounts paid in settlement and attorneys’ fees in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper.

Nevada law also provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either:

(i)	by the stockholders;

(ii)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding;

(iii)	if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(iv)	if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

68

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

This Prospectus constitutes part of a registration statement filed under the Securities Act with respect to the Common Shares covered hereby. As permitted by the SEC’s rules, this Prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this Prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC referred to above. You may also access our filings with the SEC on our web site, which is located at http://www.bunkerhillmining.com/. Except as specifically incorporated by reference into this Prospectus, the information contained on our web site is not part of this Prospectus.

Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

69

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bunker Hill Mining Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bunker Hill Mining Corp. (the Company) as at December 31, 2021 and 2020, and the related consolidated statements of loss and comprehensive loss, cash flows, and changes in shareholders’ deficiency for the year ended December 31, 2021, six-month period ended December 31, 2020 and for the year ended June 30, 2020, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2021 and 2020, and the results of its consolidated operations and its consolidated cash flows for the year ended December 31, 2021, six-month period ended December 31, 2020 and for the year ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern – See also Critical Audit Matter section below

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered an accumulated deficit and recurring net losses and does not have sufficient working capital which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Critical Audit Matter Description	Audit Response

Going Concern – see also Material Uncertainty Related to Going Concern above

As described in Note 1 of the consolidated financial statements, the Company has been incurring losses and does not have sufficient working capital needed to meet its current obligations and commitments. In order to continue as a going concern, the Company must seek additional financing.

Significant assumptions and judgements on cash flow projections were made by management in estimating future cash flows, which are subject to high degree of uncertainty.

Refer to Note 1 Nature and Continuance of Operations and Going Concern.

We responded to this matter by performing audit procedures in relation to the assessment of the ability of the Company to continue as a going concern. Our audit work in relation to this included, but was not restricted to, the following:

●  Evaluated the impact of the Company’s existing financial arrangements and conditions in relation to the ability to continue as a going concern.

●  Obtained an understanding from management on the Company’s future plans on the operations including financing arrangements.

●  Evaluated the assumptions and estimates on cashflow projections used in the forecast incorporating information established from our understanding above and any materialized arrangements subsequent to the period end.

●  Assessed the appropriateness of the related disclosures.

Completeness of Accounts Payables and Accrued Liabilities

The Company had significant exploration expenditures during the year ended December 31, 2021.

Invoices and reconciliation from vendors are not received on a timely basis. Estimates may be required to accrue for liabilities.

Due to the uncertainty of completeness of accounts payable and accrued liabilities we consider this to be a critical audit matter.

Refer to Note 3 Significant Account Policies – Use of Estimates and Assumptions.

We responded to this matter by performing audit procedures in relation to completeness of accounts payable and accrued liabilities. Our audit work in relation to this included, but was not restricted to, the following:

●  Obtained an understanding from management of the Company’s significant vendors. Obtained confirmations from these vendors of payables outstanding at year end and reconciled any discrepancies from these confirmations.

●  Examined selective invoices and payments of expenditures subsequent to the year end to determine if they pertain to current year expenditures.

●  Obtained management’s assessment and estimates of accounts payable and accruals and assessed the reasonableness of assumptions made in determining the accruals.

●  Assessed the appropriateness of the related disclosures.

F-3

Critical Audit Matter Description	Audit Response

Environmental Protection Agency (EPA) Agreement and Accrual

The Company signed an amended settlement agreement with the EPA to modify the terms to settle outstanding amounts under the original agreement and payment amounts related to cost recovery and water treatment costs (the “EPA Costs”). The effectiveness of the amended settlement agreement is subject to the Company obtaining financial assurance within a certain period.

Invoices from the EPA are not received on a timely basis and estimates are required to accrue for liabilities.

Due to the uncertainty of completeness of the EPA accrual we consider this to be a critical audit matter.

Refer to Note 3 Significant Account Policies – Use of Estimates and Assumptions, Note 6 Mining Interests and Note 13 Commitments and contingencies.

We responded to this matter by performing audit procedures in relation to accounting for the amended settlement agreement and completeness of the EPA accrual. Our audit work in relation to this included, but was not restricted to, the following:

●  Obtained and reviewed the amended settlement agreement with the EPA.

●  Obtained management’s assessment of the accounting treatment of the EPA Costs in relation to the amended settlement agreement and assessed evidence obtained and the reasonableness of the assumptions made.

●  Examined invoices received during the year to ensure the appropriateness of the amount of expenditures being recorded.

●  Examined selective invoices and payments of expenditures subsequent to the year end to determine if they pertain to current year EPA Costs.

●  Obtained management’s estimate of the EPA accrual for ongoing EPA Costs and assessed the reasonableness of assumptions made in determining the accrued amount, including additional fees that may be charged by the EPA.

●  Assessed the appropriateness of the related disclosures.

Derivative Liability

The Company had a warrant derivative liability of $15,518,887 as at December 31, 2021 which was required to be fair valued at each period end.

The calculation of the fair value of the warrant liability requires management to use an appropriate valuation model and assumptions on volatility rate and life of the warrants as inputs into the model.

Due to the estimates and assumptions involved in the determination of fair value we consider this to be a critical audit matter.

Refer to Note 3 Significant Accounting Policies – Use of Estimates and Assumptions, Note 8 Promissory Notes Payable and Note 10 Capital Stock, Warrants and Stock Options.

We responded to this matter by performing audit procedures in relation to the derivative liability. Our audit work in relation to this included, but was not restricted to, the following:

●  Obtained evidence of the issuance including financing documents, warrant certificates and the terms of the warrants.

●  Assessed the classification of the warrants issued.

●   Assessed the appropriateness of the model used by management, the mathematical accuracy of management’s valuation models and the appropriateness of the assumptions, including volatility rate and life of the warrants, used in the models.

●   Assessed the appropriateness of the related disclosures.

Chartered Professional Accountants Licensed Public Accountants

We have served as the Company’s auditor since 2014.

Mississauga, Canada

March 30, 2022

F-4

Bunker Hill Mining Corp.

Consolidated Balance Sheets

(Expressed in United States Dollars)

	December 31,	December 31,
	2021	2020
ASSETS

Current assets
Cash	$486,063	$3,568,661
Accounts receivable	112,630	100,032
Prepaid expenses	300,813	376,925
Short-term deposit	68,939	-
Prepaid mine deposit and acquisition costs (note 6)	2,260,463	-
Prepaid finance costs	393,640	-
Total current assets	3,622,548	4,045,618

Non-current assets
Equipment (note 4)	396,894	435,727
Right-of-use assets (note 5)	52,353	158,731
Long-term deposit (note 6)	-	2,068,939
Mining interests (note 6)	1	1
Total assets	$4,071,796	$6,709,016

EQUITY AND LIABILITIES

Current liabilities
Accounts payable (notes 6 and 15)	$1,312,062	$1,440,837
Accrued liabilities (notes 6 and 13)	869,581	214,218
EPA water treatment payable (note 6)	5,110,706	3,136,050
Interest payable (notes 6 and 8)	409,242	162,540
DSU liability (note 12)	1,531,409	1,110,125
Promissory notes payable (note 8)	2,500,000	-
EPA cost recovery payable (note 6)	11,000,000	8,000,000
Current portion of lease liability (note 9)	62,277	114,783
Total current liabilities	22,795,277	14,178,553

Non-current liabilities
Lease liability (note 9)	-	61,824
Derivative warrant liability (notes 8 and 10)	15,518,887	24,006,236
Total liabilities	38,314,164	38,246,613

Shareholders’ Deficiency
Preferred shares, $0.000001 par value, 10,000,000 preferred shares authorized; Nil preferred shares issued and outstanding (note 10)	-	-
Common shares, $0.000001 par value, 750,000,000 common shares authorized; 164,435,442 and 143,117,068 common shares issued and outstanding, respectively (note 10)	164	143
Additional paid-in-capital (note 10)	38,248,618	34,551,133
Shares to be issued	-	-
Deficit accumulated during the exploration stage	(72,491,150)	(66,088,873)
Total shareholders’ deficiency	(34,242,368)	(31,537,597)
Total shareholders’ deficiency and liabilities	$4,071,796	$6,709,016

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Bunker Hill Mining Corp.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in United States Dollars)

	Year	Six Months	Year
	Ended	Ended	Ended
	December 31,	December 31,	June 30,
	2021	2020	2020
Operating expenses
Operation and administration (notes 10, 11 and 12)	$2,651,954	$1,681,093	$1,327,059
Exploration	13,530,819	8,379,845	8,645,431
Legal and accounting	1,035,777	523,106	268,181
Consulting (note 15)	1,533,954	657,652	553,152
Gain on settlement of accounts payable (note 6)	-	(1,787,300)	-
Loss from operations	(18,752,504)	(9,454,396)	(10,793,823)

Other income or gain (expense or loss)
Change in derivative liability (notes 8 and 10)	12,300,453	10,503,941	(18,843,947)
Gain (loss) on foreign exchange	208,660	152,063	(26,625)
Accretion expense (notes 7 and 8)	-	(118,388)	(359,267)
Interest expense (notes 7 and 8)	(102,740)	(124,367)	(202,426)
Financing costs (note 8)	-	(360,000)	(30,000)
Loss on debt settlement (notes 8 and 10)	(56,146)	(875,861)	(1,056,296)
Loss on private placement (note 10)	-	(940,290)	-
Share issuance costs (note 10)	-	(947,156)	-
Loss on loan extinguishment (note 7)	-	-	(9,407)
Net loss and comprehensive
loss for the year	$(6,402,277)	$(2,164,454)	$(31,321,791)

Net loss per common share
- basic and fully diluted	$(0.04)	$(0.02)	$(0.47)
Weighted average number of common shares
- basic and fully diluted	161,868,334	124,424,407	67,180,554

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Bunker Hill Mining Corp.

Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

	Year	Six Months	Year
	Ended	Ended	Ended
	December 31,	December 31,	June 30,
	2021	2020	2020
Operating activities
Net loss for the year	$(6,402,277)	$(2,164,454)	$(31,321,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,730,308	1,411,657	1,047,388
Depreciation expense	239,904	106,808	123,956
Change in fair value of warrant liability	(12,300,453)	(10,503,941)	18,843,947
Accretion expense	-	118,388	359,267
Financing costs	-	360,000	30,000
Loss on loan extinguishment	-	-	9,407
Imputed interest expense on lease liability (note 9)	12,696	10,038	27,062
Foreign exchange loss (gain) on re-translation of lease (Note 9)	2,165	13,334	(10,766)
Loss on debt settlement	56,146	875,861	1,056,296
Loss on private placement	-	940,290	-
Share issuance costs	-	947,156	-
Changes in operating assets and liabilities:
Accounts receivable	(12,598)	(21,340)	(35,828)
Prepaid mine acquisition costs	(260,463)	-	-
Prepaid finance costs	(393,640)	-	-
Prepaid expenses	76,112	(274,211)	(67,542)
Accounts payable	(128,774)	(1,775,211)	1,403,873
Accrued liabilities	787,363	(549,489)	300,211
EPA water treatment payable	1,974,656	826,662	1,019,878
EPA cost recovery payable	3,000,000	3,000,000	3,000,000
Other liabilities	-	-	(11,117)
Interest payable	246,702	197,727	278,545
Net cash used in operating activities	(11,372,153)	(6,480,725)	(3,947,214)

Investing activities
Deposit on mining interest	-	(2,000,000)	-
Purchase of machinery and equipment	(94,693)	(280,701)	(219,528)
Net cash used in investing activities	(94,693)	(2,280,701)	(219,528)

Financing activities
Proceeds from issuance of common stock, net	6,013,439	13,315,538	2,428,530
Proceeds from warrants exercised	-	-	417,006
Shares to be issued	-	-	549,363
Lease payments	(129,191)	(61,504)	(120,690)
Proceeds from promissory note	2,500,000	840,000	1,084,536
Repayment of promissory note	-	(1,825,920)	(158,094)
Net cash provided by financing activities	8,384,248	12,268,114	4,200,651
Net change in cash	(3,082,598)	3,506,688	33,909
Cash, beginning of year	3,568,661	61,973	28,064
Cash, end of year	$486,063	$3,568,661	$61,973

Supplemental disclosures
Non-cash activities:
Common stock issued to settle accounts payable, accrued liabilities, interest payable, and promissory notes	$188,146	$1,085,115	$717,673
Common stock issued to settle convertible loan	-	1,600,000	300,000

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Bunker Hill Mining Corp.

Consolidated Statements of Changes in Shareholders’ Deficiency

(Expressed in United States Dollars)

					Deficit
					accumulated
			Additional		during the
	Common stock		paid-in-	Shares to	exploration
	Shares	Amount	capital	be issued	stage	Total

Balance, June 30, 2019	15,811,396	$16	$24,284,765	$107,337	$(32,602,628)	$(8,210,510)
Stock-based compensation	-	-	497,724	-	-	497,724
Shares and units issued at $0.04 per share (i)	35,008,956	35	1,315,691	(107,337)	-	1,208,389
Units issued for debt settlement at $0.09 per share	16,962,846	17	1,499,034	-	-	1,499,051
Shares issued for debt settlement at $0.14 per share	2,033,998	2	274,916	-	-	274,918
Shares issued at $0.42 per share (ii)	3,098,216	3	1,301,522	-	-	1,301,525
Shares issued for debt settlement at $0.42 per share (ii)	696,428	1	299,999	-	-	300,000
Finder’s units issued	3,315,200	3	125,177	-	-	125,180
Finder’s warrants issued	-	-	50,223	-	-	50,223
Warrants exercised at $0.18 per share (iii)	2,332,900	2	1,288,714	-	-	1,288,716
Issue costs	-	-	(336,480)	-	-	(336,480)
Warrant valuation	-	-	(468,227)	-	-	(468,227)
Shares to be issued	-	-	-	549,363	-	549,363
Net loss for the year	-	-	-	-	(31,321,791)	(31,321,791)
Balance, June 30, 2020	79,259,940	$79	$30,133,058	$549,363	$(63,924,419)	$(33,241,919)
Stock-based compensation	-	-	851,196	-	-	851,196
Units issued at $0.26 per unit (iv)	56,078,434	56	14,812,001	(549,363)	-	14,262,694
Units issued for debt settlement at $0.67 per unit	2,205,714	2	1,484,350	-	-	1,484,352
Shares issued for debt settlement at $0.37 per share (v)	5,572,980	6	2,076,618	-	-	2,076,624
Warrant valuation	-	-	(14,806,090)	-	-	(14,806,090)
Net loss for the period	-	-	-	-	(2,164,454)	(2,164,454)
Balance, December 31, 2020	143,117,068	$143	$34,551,133	$-	$(66,088,873)	$(31,537,597)
Stock-based compensation	-	-	1,309,024	-	-	1,309,024
Shares issued at $0.32 per share (vi)	19,576,360	20	6,168,049	-	-	6,168,069
Shares issued for debt settlement at $0.45 per share (vii)	417,720	-	188,146	-	-	188,146
Shares issued for RSUs vested	1,324,294	1	(1)	-	-	-
Issue costs	-	-	(154,630)	-	-	(154,630)
Warrant valuation	-	-	(3,813,103)	-	-	(3,813,103)
Net loss for the year	-	-	-	-	(6,402,277)	(6,402,277)
Balance, December 31, 2021	164,435,442	$164	$38,248,618	$-	$(72,491,150)	$(34,242,368)

(i)	Shares and units issued at C$0.05, converted to US at $0.04 (note 10)
(ii)	Shares issued at C$0.56, converted to US at $0.42 (note 10)
(iii)	Shares issued upon warrants exercised at C$0.25, converted to US at $0.18 (note 10)
(iv)	Units issued at C$0.35, converted to US at $0.26 (note 10)
(v)	Shares issued at C$0.49, converted to US at $0.37 (note 10)
(vi)	Units issued at C$0.40, converted to US at $0.32 (note 10)
(vii)	Units issued at C$0.57, converted to US at $0.45 (note 10)

The accompanying notes are an integral part of these consolidated financial statements.

F-8

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

1. Nature and continuance of operations and going concern

Bunker Hill Mining Corp. (the “Company”) was incorporated under the laws of the state of Nevada, U.S.A. on February 20, 2007 under the name Lincoln Mining Corp. Pursuant to a Certificate of Amendment dated February 11, 2010, the Company changed its name to Liberty Silver Corp., and on September 29, 2017, the Company changed its name to Bunker Hill Mining Corp. The Company’s registered office is located at 1802 N. Carson Street, Suite 212, Carson City Nevada 89701, and its head office is located at 82 Richmond Street East, Toronto, Ontario, Canada, M5C 1P1. As of the date of this Form 10-K, the Company had one subsidiary, Silver Valley Metals Corp. (formerly American Zinc Corp.), an Idaho corporation created to facilitate the work being conducted at the Bunker Hill Mine in Idaho.

The Company was incorporated for the purpose of engaging in mineral exploration activities. It continues to work at developing its project with a view towards putting it into production.

Going Concern:

These consolidated financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $72,491,150 and further losses are anticipated in the development of its business. Additionally, the Company owes a total of $16,417,208 to the EPA (see Note 6) that is classified as current liability unless the Company can consummate financial assurances that would reclassify $11,000,000 of this liability to long-term debt. The Company does not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds. In order to continue to meet its fiscal obligations in the current fiscal year and beyond, the Company must seek additional financing. This raises substantial doubt about the Company’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management is considering various financing alternatives including, but not limited to, raising capital through the capital markets and debt financing. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop the mineral properties and the discovery, development, and sale of reserves.

COVID-19:

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of epidemics, pandemics, or other health crises, including the recent outbreak of respiratory illness caused by the novel coronavirus (“COVID-19”). The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

The Russia/Ukraine Crisis:

The Company’s operations could be adversely affected by the effects of the escalating Russia/Ukraine crisis and the effects of sanctions imposed against Russia or that country’s retributions against those sanctions, embargos or further-reaching impacts upon energy prices, food prices and market disruptions. The Company cannot accurately predict the impact the crisis will have on its operations and the ability of contractors to meet their obligations with the Company, including uncertainties relating the severity of its effects, the duration of the conflict, and the length and magnitude of energy bans, embargos and restrictions imposed by governments. In addition, the crisis could adversely affect the economies and financial markets of the United States in general, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations. Additionally, the Company cannot predict changes in precious metals pricing or changes in commodities pricing which may alternately affect the Company either positively or negatively.

2. Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to exploration stage enterprises. The consolidated financial statements are expressed in U.S. dollars, the Company’s functional currency.

In February 2021, the Company changed its fiscal year from June 30 to December 31. As a result, in addition to the full calendar year ended December 31, 2021, the Company is reporting financial information for the transition period from July 1, 2020 to December 31, 2020, and the preceding full fiscal year of July 1, 2019 to June 30, 2020.

F-9

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

3. Significant accounting policies

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

Basis of consolidation

These consolidated financial statements include the assets, liabilities and expenses of the Company and its wholly owned subsidiary, Silver Valley Metals Corp. (formerly American Zinc Corp.). All intercompany transactions and balances have been eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents may include highly liquid investments with original maturities of three months or less.

Mineral rights, property and acquisition costs

The Company has been in the exploration stage since its formation on February 20, 2007 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties.

The Company capitalizes acquisition and option costs of mineral rights as intangible assets when there is sufficient evidence to support probability of generating positive economic returns in the future. Upon commencement of commercial production, the mineral rights will be amortized using the unit-of-production method over the life of the mineral rights. If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time.

The costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred to develop and expand the capacity of mines, or to develop mine areas in advance of production, are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current exploration or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates the carrying value of capitalized mining costs and related property and equipment costs, to determine if these costs are in excess of their recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Evaluation of the carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (FASB ASC) 360-10-35, Impairment or Disposal of Long-Lived Assets.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income or gain (expense or loss).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of equipment or whether the remaining balance of the equipment should be evaluated for possible impairment. If events and circumstances warrant evaluation, the Company uses an estimate of the related undiscounted cash flows over the remaining life of the equipment in measuring their recoverability.

Leases

Operating lease right of use (“ROU”) assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in operation and administration expenses in the consolidated statements of loss and comprehensive loss.

F-10

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

The Company is required to make additional payments for certain variable costs. These costs are expensed and included in operation and administration expenses in the consolidated statements of loss and comprehensive loss. Rental income obtained through subleases is recorded as income over the lease term and is offset against operation and administration expenses.

Impairment of long-lived assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under FASB ASC 360, Property, Plant and Equipment, if events or circumstances indicate that their carrying amount might not be recoverable. When the Company determines that an impairment analysis should be done, the analysis is performed using the rules of FASB ASC 930-360-35, Extractive Activities – Mining, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Various factors could impact the Company’s ability to achieve forecasted production schedules. Additionally, commodity prices, capital expenditure requirements and reclamation costs could differ from the assumptions the Company may use in cash flow models used to assess impairment. The ability to achieve the estimated quantities of recoverable minerals from exploration stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified mineralized material can ultimately be mined economically.

Fair value of financial instruments

The Company adopted FASB ASC 820-10, Fair Value Measurement. This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable excluding HST, accounts payable, accrued liabilities, interest payable, convertible loan payable, promissory notes payable, lease liability, and other liabilities, all of which qualify as financial instruments, are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and current market rate of interest. The Company measured its DSU liability at fair value on recurring basis using level 1 inputs and derivative warrant liabilities at fair value on recurring basis using level 3 inputs.

Environmental expenditures

The operations of the Company have been, and may in the future be, affected from time to time, in varying degrees, by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet, or if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are expensed as incurred or capitalized and amortized depending on their future economic benefits. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Income taxes

The Company accounts for income taxes in accordance with Accounting Standard Codification 740, Income Taxes (“FASB ASC 740”), on a tax jurisdictional basis. The Company files income tax returns in the United States.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and the consolidated financial statements reported amounts using enacted tax rates and laws in effect in the year in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

F-11

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

The Company assesses the likelihood of the consolidated financial statements effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date. The Company is subject to examination by taxing authorities in jurisdictions such as the United States. Management does not believe that there are any uncertain tax positions that would result in an asset or liability for taxes being recognized in the accompanying consolidated financial statements. The Company recognizes tax-related interest and penalties, if any, as a component of income tax expense.

FSAB ASC 740 prescribes recognition threshold and measurement attributes for the consolidated financial statements recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in periods, disclosure and transition. At December 31, 2021, December 31, 2020, and June 30, 2020, the Company has not taken any tax positions that would require disclosure under FASB ASC 740.

Basic and diluted net loss per share

The Company computes net loss per share in accordance with FASB ASC 260, Earnings per Share (“FASB ASC 260”). Under the provisions of FASB ASC 260, basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants and the conversion of convertible loan payable. As of December 31, 2021, 9,053,136 stock options, 111,412,712 warrants, and 3,590,907 broker options were considered in the calculation but not included, as they were anti-dilutive (December 31, 2020 – 8,015,159 stock options, 95,777,806 warrants, and 3,239,907 broker options).

Stock-based compensation

In December 2004, FASB issued FASB ASC 718, Compensation – Stock Compensation (“FASB ASC 718”), which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company accounts for stock-based compensation arrangements with non-employees in accordance with ASU 505-50, Equity-Based Payments to Non-Employees, which requires that such equity instruments are recorded at the value on the grant date based on fair value of the equity or goods and services whichever is more reliable.

Restricted share units (“RSUs”)

The Company estimates the grant date fair value of RSUs using the Company’s common shares at the grant date. The Company records the value of the RSUs in paid-in capital.

Deferred share units (“DSUs”)

The Company estimates the grant date fair value of the DSUs using the trading price of the Company’s common shares on the day of grant. The Company records the value of the DSUs owing to its directors as DSU liability and measures the DSU liability at fair value at each reporting date, with changes in fair value recognized as stock-based compensation in profit (loss).

Use of estimates and assumptions

Many of the amounts included in the consolidated financial statements require management to make judgments and/or estimates. These judgments and estimates are continuously evaluated and are based on management’s experience and knowledge of the relevant facts and circumstances. Actual results may differ from the amounts included in the consolidated financial statements.

F-12

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

Areas of significant judgment and estimates affecting the amounts recognized in the consolidated financial statements include:

Going concern

The assessment of the Company’s ability to continue as a going concern involves judgment regarding future funding available for its operations and working capital requirements as discussed in note 1.

Accrued liabilities

The Company has to make estimates to accrue for certain expenditures due to delay in receipt of third-party vendor invoices. These accruals are made based on trends, history and knowledge of activities. Actual results may be different.

The Company makes monthly estimates of its water treatment costs, with a true-up to the annual invoice received from the Idaho Department of Environmental Quality (“IDEQ”). Using the actual costs in the annual invoice, the Company then reassesses its estimate for future periods. Given the nature, complexity and variability of the various actual cost items included in the invoice, the Company has used the most recent invoice as its estimate of the water treatment costs for future periods.

Convertible loans, promissory notes and warrants

Estimating the fair value of derivative warrant liability and conversion feature derivative liability requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the issuance. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the warrants and conversion feature derivative liability, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value of warrants and conversion feature derivative liability are disclosed in notes 8 and 10.

The fair value estimates may differ from actual fair values and these differences may be significant and could have a material impact on the Company’s balance sheets and the consolidated statements of operations. Assets are reviewed for an indication of impairment at each reporting date. This determination requires significant judgment. Factors that could trigger an impairment review include, but are not limited to, significant negative industry or economic trends, interruptions in exploration activities or a significant drop in precious metal prices.

Reclassifications

Certain reclassifications have been made to conform prior year’s data to the current presentation. The reclassifications have no effect on the results of reported operations or stockholders’ deficit or cash flows.

Concentrations of credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds and as such, it believes that any associated credit risk exposures are limited.

Risks and uncertainties

The Company operates in the mineralized material exploration industry that is subject to significant risks and uncertainties, including financial, operational, and other risks associated with operating a mineralized material exploration business, including the potential risk of business failure.

Foreign currency transactions

The Company from time to time will receive invoices from service providers that are presenting their invoices using the Canadian dollar. The Company will use its U.S. dollars to settle the Canadian dollar liabilities and any differences resulting from the exchange transaction are reported as gain or loss on foreign exchange.

Convertible loans and promissory notes payable

The Company reviews the terms of its convertible loans and promissory notes payable to determine whether there are embedded derivatives, including the embedded conversion option, that are required to be bifurcated and accounted for as individual derivative financial instruments. In circumstances where the convertible debt or the promissory note contains embedded derivatives that are to be separated from the host contracts, the total proceeds received are first allocated to the fair value of the derivative financial instruments determined using the binomial model. The remaining proceeds, if any, are then allocated to the debenture cost contracts, usually resulting in those instruments being recorded at a discount from their principal amount. This discount is accreted over the expected life of the instruments to profit (loss) using the effective interest method.

The debenture host contracts are subsequently recorded at amortized cost at each reporting date, using the effective interest method. The embedded derivatives are subsequently recorded at fair value at each reporting date, with changes in fair value recognized in profit (loss).

The Company presents its embedded derivatives and related debenture host contracts as separate instruments on the consolidated balance sheets.

F-13

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

4. Equipment

Equipment consists of the following:

	December 31, 2021	December 31, 2020

Equipment	$603,972	$509,279
	603,972	509,279
Less accumulated depreciation	(207,078)	(73,552)
Equipment, net	$396,894	$435,727

The total depreciation expense during the year ended December 31, 2021 was $133,526 (six months ended December 31, 2020 - $52,784 and the year ended June 30, 2020 - $17,577).

5. Right-of-use asset

Right-of-use asset consists of the following:

	December 31, 2021	December 31, 2020

Office lease	$319,133	319,133
Less accumulated depreciation	(266,780)	(160,402)
Right-of-use asset, net	$52,353	$158,731

The total depreciation expense during the year ended December 31, 2021 was $106,378 (six months ended December 31, 2020 - $54,024 and the year ended June 30, 2020 - $106,378).

6. Mining Interests

Bunker Hill Mine Complex

On November 27, 2016, the Company entered into a non-binding letter of intent with Placer Mining Corp. (“Placer Mining”), which letter of intent was further amended on March 29, 2017, to acquire the Bunker Hill Mine in Idaho and its associated milling facility located in Kellogg, Idaho, in the Coeur d’Alene Basin (as amended, the “Letter of Intent”). Pursuant to the terms and conditions of the Letter of Intent, the acquisition, which was subject to due diligence, would include all mining claims, surface rights, fee parcels, mineral interests, existing infrastructure, machinery and buildings at the Kellogg Tunnel portal in Milo Gulch, or anywhere underground at the Bunker Hill Mine Complex. The acquisition would also include all current and historic data relating to the Bunker Hill Mine Complex, such as drill logs, reports, maps, and similar information located at the mine site or any other location.

During the year ended June 30, 2017, the Company made payments totaling $300,000 as part of this Letter of Intent. These amounts were initially capitalized and subsequently written off during fiscal 2018 and were included in exploration expenses.

On August 28, 2017, the Company announced that it signed a definitive agreement (the “Agreement”) for the lease and option to purchase the Bunker Hill Mine assets (the “Bunker Assets”). Under the terms of the Agreement, the Company was required to make a $1,000,000 bonus payment to Placer Mining no later than October 31, 2017, which payment was made, along with two additional $500,000 bonus payments in December 2017. The 24-month lease commenced November 1, 2017. During the term of the lease, the Company was to make $100,000 monthly mining lease payments, paid quarterly.

F-14

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

The Company had an option to purchase the Bunker Assets at any time before the end of the lease and any extension for a purchase price of $45,000,000 with purchase price payments to be made over a ten-year period to Placer Mining. Under the terms of the agreement, there is a 3% net smelter return royalty (“NSR”) on sales during the lease and a 1.5% NSR on the sales after the purchase option is exercised, which post-acquisition NSR is capped at $60,000,000.

On October 2, 2018, the Company announced that it was in default of the Agreement. The default arose as a result of missed lease and operating cost payments, totaling $400,000, which were due at the end of September and on October 1, 2018. As per the Agreement, the Company had 15 days, from the date notice of default was provided (September 28, 2018), to remediate the default by making the outstanding payment. While management worked with urgency to resolve this matter, management was ultimately unsuccessful in remedying the default, resulting in the Agreement being terminated.

On November 13, 2018, the Company announced that it was successful in renewing the Agreement, effectively with the original Agreement intact, except monthly payments were reduced to $60,000 per month for 12 months, with the accumulated reduction in payments of $140,000 per month (“deferred payments”) being accrued.

On November 1, 2019, the Agreement was amended (the “Amended Agreement”). The key terms of the Amended Agreement are as follows:

●	The lease period was extended for an additional period of nine months to August 1, 2020, with the option to extend for a further six months based upon payment of a one-time $60,000 extension fee (extended);

●	The Company will make monthly care and maintenance payments to Placer Mining of $60,000 until exercising the option to purchase; and

●	The purchase price is set at $11,000,000 for 100% of the Bunker Assets to be paid with $6,200,000 in cash, and $4,800,000 in common shares. The purchase price also includes the negotiable United States Environmental Protection Agency (“EPA”) costs of $20,000,000. The Amended Agreement provides for the elimination of all royalty payments that were to be paid to the mine owner. Upon signing the Amended Agreement, the Company paid a one-time, non-refundable cash payment of $300,000 to the mine owner. This payment will be applied to the purchase price upon execution of the purchase option. In the event the Company elects not to exercise the purchase option, the payment shall be treated as an additional care and maintenance payment.

On July 27, 2020, the Company extended the lease with Placer Mining for a further 18 months for a $150,000 extension fee. This extension expires on August 1, 2022.

On November 20, 2020, the Company signed a further amendment to the Amended Agreement. Under the terms of this amendment:

●	The Company will continue to make monthly care and maintenance payments to Placer Mining of $60,000 until exercising the option to purchase;

●	The purchase price was reduced to $7,700,000, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Bunker Assets as having been previously paid by the Company and an aggregate of $5,400,000 payable in cash outstanding) and $2,000,000 in common shares. The reference price for the payment in common shares will be based on the common share price of the last equity raise before the option is exercised;

●	The Company’s contingent obligation to settle $1,787,300 of accrued payments due to Placer Mining has been waived. As a result, the Company recorded a gain on settlement of accounts payable of $1,787,300; and

●	The Company is to make an advance payment of $2,000,000 (paid) to Placer Mining which shall be credited toward the purchase price if and when the Company elects to exercise its purchase right. In the event that the Company irrevocably elects not to exercise its purchase right, the advance payment of $2,000,000 will be repaid to the Company within twelve months from the date of such election. This payment had the effect of decreasing the remaining amount payable to purchase the Bunker Assets to an aggregate of $3,400,000 payable in cash and $2,000,000 in common shares of the Company.

As at December 31, 2021 and 2020, the Company accrued for a total of $nil for each year (June 30, 2020 - $1,847,300), which was included in accounts payable. These monthly payments will be waived should the Company choose to exercise its option.

F-15

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

Purchase of the Bunker Hill Mine:

In December 2021, the Company announced its intention to purchase the mine complex, which was consummated subsequent to the close of the period. With the execution of the EPA settlement agreement amendment described below and the expected receipt of $8,000,000 proceeds from the Royalty Convertible Debenture, the Company has contracted to purchase the Bunker Hill Mine from Placer Mining Corp. and a definitive agreement has been signed by both parties. The terms of the purchase were modified to a purchase price of $7,700,000, with $300,000 of previous lease payments and a deposit of $2,000,000 applied to the purchase, resulting in cash paid at closing of approximately $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of common shares in the Company. Purchase of the mine consists of over 400 patented mining claims and 5,800 acres of private land.

Closing of the transaction occurred in January 2022, concurrent with funding of the Royalty Convertible Debenture, approval of the transaction by Placer Mining Corp. shareholders, and satisfaction of other closing conditions. See Note 16, Subsequent Events.

Environmental Protection Agency Agreement:

In addition to the payments to Placer Mining described above, and pursuant to an agreement with the EPA whereby for so long as Bunker leases, owns and/or occupies the Bunker Hill Mine, the Company will make payments to the EPA on behalf of the current owner in satisfaction of the EPA’s claim for cost recovery. These payments, if all are made, will total $20,000,000. The agreement calls for payments starting with $1,000,000 30 days after a fully ratified agreement was signed followed by a payment schedule detailed below:

Date	Amount	Action
Within 30 days of the effective date	$1,000,000	Paid
November 1, 2018	$2,000,000	Not paid
November 1, 2019	$3,000,000	Not paid
November 1, 2020	$3,000,000	Not paid
November 1, 2021	$3,000,000	Not paid
November 1, 2022	$3,000,000
November 1, 2023	$3,000,000
November 1, 2024	$2,000,000

The total unpaid EPA cost recovery payments under the agreement was $11,000,000 at December 31, 2021 (December 31, 2020 - $8,000,000 and June 30, 2020 - $5,000,000, respectively).

In addition to these cost recovery payments, the Company is to make semi-annual payments of $480,000 on June 1 and December 1 of each year, to cover the EPA’s costs of operating and maintaining the water treatment facility that treats the water being discharged from the Bunker Hill Mine. The Company also has received invoices from the EPA for additional water treatment charges for the periods from December 2017 to May 2021, and has accrued costs for estimated water treatment costs through December 31, 2021.  A total of $5,110,706 was outstanding as at December 31, 2021 (December 31, 2020 - $3,136,050 and June 30, 2020 - $2,309,388, respectively). In December 2021, the Company entered into a Settlement Amendment, described below, under which a payment of $2,963,111 would be made toward water treatment liabilities, representing the balance of liabilities owed for the 2020 and earlier invoices, net of payments made through the end of September 2021. In consultation with the EPA, the Company has committed to meet this obligation by 180 days from the effective date of the Amended Settlement Agreement. The unpaid EPA balance is subject to interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund, which was 0.10% at December 31, 2021. As at December 31, 2021, the interest accrued on the unpaid EPA balance was $306,502 (December 31, 2020 - $162,540 and June 30, 2020 - $89,180, respectively).

During the year ended December 31, 2021, the Company has accrued an estimate for additional water treatment charges based on an invoice received covering the period of November 2019 to October 2020 and a further invoice covering the period of November 2020 to May 2021. The Company believes that the charges in this latter invoice, of approximately $165,000 per month, represent the best estimate of unbilled charges for the period of June 2021 to December 2021, and has accrued for these charges accordingly. Net of a total of $880,000 cash payments made to the EPA during the year, the total accrual for EPA water treatment charges is $5,110,706 as of December 31, 2021, before consideration of unpaid cost recovery payments. The Company has included all unpaid and accrued EPA payments and accrued interest in accounts payable and accrued liabilities, totaling $16,417,208 due to the EPA at December 31, 2021 (December 31, 2020 - $11,298,594 and June 30, 2020 - $7,915,235, respectively). For the year ended December 31, 2021, water treatment costs of $5,998,615 were recognized as part of exploration expense (six months ended December 31, 2020 – $3,873,359, year ended June 30, 2020 – $5,905,235).

EPA Settlement Agreement Amendment:

In December 2021, in conjunction with its intention to purchase the mine complex, the Company entered into an amended Settlement Agreement (the “Amendment”) between the Company, Idaho Department of Environmental Quality, US Department of Justice and the EPA, modifying the payment schedule and payment terms for recovery of historical environmental response costs at Bunker Hill Mine incurred by the EPA. With the purchase of the mine subsequent to the end of the period, the remaining payments of the EPA cost recovery liability would be assumed by the Company, resulting in a total of $19,000,000 liability to the Company, an increase of $8,000,000. The new payment schedule includes a $2,000,000 payment to the EPA within 30 days of execution of this amendment, which was paid subsequent to December 31, 2021. The remaining $17,000,000 will be paid on the following dates:

F-16

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

Date	Amount
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

The resumption of payments in 2024 were agreed in order to allow the Company to generate sufficient revenue from mining activities at the Bunker Hill Mine to address remaining payment obligations from free cash flow.

In addition to the cost recovery payments outlined above, the Amendment includes payment for outstanding water treatment costs that have been incurred over the period from 2018 through October 2020. This approximately $2,900,000 payment would be made within 90 days of the execution of the Amendment. On March 22, 2022, the Company reported that in consultation with the EPA, it has committed to meet the approximately $2,900,000 and Financial Assurance obligations by 180 days from the effective date of the Amended Settlement Agreement.

The changes in payment terms and schedule, are contingent upon the Company securing Financial Assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA totaling $17,000,000. These assurances correspond to the Company’s cost recovery obligations to be paid in 2024 through 2029 as outlined above. Should the Company fail to make its scheduled payment, the EPA can draw against this financial assurance. The amount of the bonds or letters of credit will decrease over time as individual payments are made. If the Company fails to post the Final Financial Assurance within 180 days of the execution of the Amendment, the terms of the original agreement as described above will be reinstated.

As at December 31, 2021, the Company had not secured the interim financial assurance, and therefore the contingency had not been removed or satisfied. Further, as of the date of this filing, the financial assurance has not been secured, and as a result, the liability to the EPA is accounted for with no effectivity of the Amendment, with the liabilities each reflected as current liabilities. See Note 16, Subsequent Events.

7. Convertible loan payable

On June 13, 2018, the Company entered into a loan and warrant agreement with Hummingbird Resources PLC (“Hummingbird”), an arm’s length investor, for an unsecured convertible loan in the aggregate sum of $1,500,000, bearing interest at 10% per annum, maturing in one year. Contemporaneously, the Company agreed to issue 229,464 share purchase warrants, entitling the lender to acquire 229,464 common shares of the Company, at a price of C$8.50 per common share, for two years. Under the terms of the loan agreement, the lender may, at any time prior to maturity, convert any or all of the principal amount of the loan and accrued interest thereon, into common shares of the Company at a price per share equal to C$8.50. In the event that a notice of conversion would result in the lender holding 10% or more of the Company’s issued and outstanding shares, then, in the alternative, and under certain circumstances, the Company would be required to pay cash to the lender in an amount equal to C$8.50 multiplied by the number of shares intended to be issued upon conversion. Further, in the event that the lender holds more than 5% of the issued and outstanding shares of the Company subsequent to the exercise of any of its convertible securities held under this placement, it shall have the right to appoint one director to the board of the Company. Lastly, among other things, the loan agreement further provides that for as long as any amount is outstanding under the convertible loan, the investor retains a right of first refusal on any Company financing or joint venture/strategic partnership/disposal of assets.

In August 2018, the amount of the Hummingbird convertible loan payable was increased to $2,000,000 from its original $1,500,000 loan, net of $45,824 of debt issue costs. An additional 116,714 warrants with each warrant exercisable at C$4.50 were issued. Under the terms of the amended and restated loan agreement, Hummingbird may, at any time prior to maturity, convert any or all of the principal amount of the loan and accrued interest thereon, into common shares of Bunker as follows: (i) $1,500,000, being the original principal amount (the “Principal Amount”), may be converted at a price per share equal to C$8.50; (ii) 229,464 common shares may be acquired upon exercise of warrants at a price of C$8.50 per warrant for a period of two years from the date of issuance; (iii) $500,000, being the additional principal amount (the “Additional Amount”), may be converted at a price per share equal to C$4.50; and (iv) 116,714 common shares may be acquired upon exercise of warrants at a price of C$4.50 per warrant for a period of two years from the date issuance. In the event that Hummingbird would acquire common shares in excess of 9.999% through the conversion of the Principal Amount or the Additional Amount, including interest accruing thereon, or on exercise of the warrants as disclosed herein, the Company shall pay to Hummingbird a cash amount equal to the common shares exercised in excess of 9.999%, multiplied by the conversion price.

F-17

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

During the year ended June 30, 2019, Hummingbird agreed to extend the scheduled maturity date of the loan to June 30, 2020. This was accounted for as a loan extinguishment which resulted in the recording of a net loss on loan extinguishment of $1,195,880.

In June 2019, the Company settled $100,000 of the Additional Amount by issuing 2,660,000 common shares, which resulted in the recording of a net loss on loan extinguishment of $8,193.

In February 2020, the Company settled $300,000 of the Additional Amount by issuing 696,428 common shares, which resulted in the recording of a net loss on loan extinguishment of $9,407.

In June 2020, Hummingbird agreed to extend the scheduled maturity date of the loan to July 31, 2020.

In October 2020, the Company settled the full amount of the outstanding loan by issuing 5,572,980 common shares at a deemed price of C$0.49 based on the fair value of the shares issued. As a result, the Company recorded a gain on debt settlement of $23,376 on the consolidated statements of loss and comprehensive loss.

The Company has accounted for the conversion features and warrants in accordance with ASC Topic 815. The conversion features and warrants are considered derivative financial liabilities as they are convertible into common shares at a conversion price denominated in a currency other than the Company’s functional currency of the U.S. dollar. The estimated fair value of the conversion features and warrants was determined on the date of issuance and marks to market at each financial reporting period. As at December 31, 2020, the fair values of the conversion feature and warrants were $nil (June 30, 2020 - $nil).

Accretion expense for the six months ended December 31, 2020 was $nil (year ended June 30, 2020 - $146,266) based on an effective interest rate of 16% after the loan extension.

Interest expense for the six months ended December 31, 2020 was $118,767 (year ended June 30, 2020 - $179,726). As at December 31, 2020, the Company has an outstanding interest payable of $nil (June 30, 2020 - $381,233).

Amount

Balance, June 30, 2019	$1,744,327
Accretion expense	146,266
Loss on loan extinguishment	9,407
Partial extinguishment	(300,000)
Balance, June 30, 2020	$1,600,000
Loan extinguishment	(1,600,000)
Balance, December 31, 2020	$-

8. Promissory notes payable

(i) On November 13, 2019, the Company issued a promissory note in the amount of $300,000. The note was unsecured, bore interest of 1% monthly, and is due on demand after 90 days from issuance. In consideration for the loan, the Company issued 400,000 common share purchase warrants to the lender. Each whole warrant entitles the lender to acquire one common share of the Company at a price of C$0.80 per share for a period of two years.

On April 24, 2020, the Company extended the maturity date of the promissory note payable to August 1, 2020. In consideration, the Company issued 400,000 common share purchase warrants to the lender at an exercise price of C$0.50. The warrants expire on November 13, 2021. This was accounted for as a loan modification.

During the six months ended December 31, 2020, the Company repaid $110,658 of the promissory note and settled the remaining balance of $218,281 (C$288,000), which included interest payable of $28,939, in full by issuing 822,857 August 2020 Units (as defined in note 10), recognizing a loss on debt settlement of $335,467.

F-18

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

The Company has accounted for the warrants in accordance with ASC Topic 815. The warrants are considered derivative financial liabilities as they are convertible into common shares at a conversion price denominated in a currency other than the Company’s functional currency of the US dollar. The estimated fair value of the warrants was determined on the date of issuance and marks to market at each financial reporting period.

November 2019 issuance	December 31, 2020	Maturity at November 13, 2021
Expected life	317 days	0 days
Volatility	100%	100%
Risk free interest rate	0.64%	0.30%
Dividend yield	0%	0%
Share price	$0.41	$0.18
Fair value	$40,999	Nil
Change in derivative liability		$(40,999)

April 2020 issuance	December 31, 2020	Maturity at November 13, 2021
Expected life	317 days	0 days
Volatility	100%	100%
Risk free interest rate	0.27%	0.30%
Dividend yield	0%	0%
Share price	$0.41	$0.18
Fair value	$58,373	Nil
Change in derivative liability		$(58,373)

Accretion expense for the year ended December 31, 2021 was $nil compared to $51,522 for the six months ended December 31, 2020 and $155,001 for the year ended June 30, 2020 based on an effective interest rate of 16% after the loan extension.

Interest expense for the year ended December 31, 2021 was $nil compared to $5,600 for the six months ended December 31, 2020 and $22,700 for the year ended June 30, 2020.

Amount

Balance, June 30, 2019	$-
Proceeds on issuance	300,000
Warrant valuation	(206,523)
Accretion expense	155,001
Balance, June 30, 2020	$248,478
Accretion expense	51,522
Debt settlement	(189,342)
Repayment	(110,658)
Balance, December 31, 2020	$-

(ii) On December 31, 2019, the Company issued a promissory note in the amount of $82,367 (C$107,000). The note bore no interest and was due on demand. This promissory note was repaid during the year ended June 30, 2020.

(iii) On January 29, 2020, the Company issued a promissory note in the amount of $75,727 (C$100,000). The note bore no interest and was due on demand. This promissory note was repaid during the year ended June 30, 2020.

(iv) On May 12, 2020, the Company issued a promissory note in the amount of $362,650 (C$500,000), net of $89,190 of debt issue costs. The note bore no interest and was due on demand after 90 days after the issue date. This promissory note was repaid during the six months ended December 31, 2020. Accretion expense for the six months ended December 31, 2020 was $47,737 (year ended June 30, 2020 - $41,453) based on effective interest rate of 7%.

F-19

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

(v) On May 12, 2020, the Company issued a promissory note in the amount of $141,704 (C$200,000), net of $35,676 of debt issue costs. The note bore no interest and was due on demand after 90 days after the issue date. During the six months ended December 31, 2020, the Company settled the promissory note in full by issuing 714,285 common shares (see note 10). As a result, the Company recorded a loss on debt settlement of $291,203 on the consolidated statements of loss and comprehensive loss. Accretion expense for the six months ended December 31, 2020 was $19,129 (year ended June 30, 2020 - $16,547) based on an effective interest rate of 8%.

(vi) On June 30, 2020, the Company issued a promissory note in the amount of $75,000, net of $15,000 of debt issue costs. The note bore no interest and was due on demand. This promissory note was repaid in full during the six months ended December 31, 2020. Financing cost for the six months ended December 31, 2020 was $nil (year ended June 30, 2020 - $15,000).

(vii) On June 30, 2020, the Company issued a promissory note in the amount of $75,000 to a director of the Company. The note bore no interest and was due on demand. This promissory note was repaid in full during the six months ended December 31, 2020. Financing cost for the six months ended December 31, 2020 was $nil (year ended June 30, 2020 - $15,000).

(viii) On July 13, 2020, the Company issued a promissory note in the amount of $1,200,000, net of $360,000 debt issue costs. The note bore no interest and was due on August 31, 2020. This promissory note was repaid in full during the six months ended December 31, 2020. Financing cost for the six months ended December 31, 2020 was $360,000 (year ended June 30, 2020 - $nil).

(viii) On September 22, 2021, the Company issued a non-convertible promissory note in the amount of $2,500,000 bearing interest of 15% per annum and payable at maturity. The promissory note was scheduled to mature on the earlier of March 15, 2022; however, the note holder agreed to accept $500,000 payment by April 15, 2022, and the remaining principal and interest was deferred to June 20, 2022. See Note 16 Subsequent Events concerning a financing anticipated to close on March 31, 2022. The Company purchased a land parcel for approximately $200,000 subsequent to December 31, 2021, which may be used as security for the promissory note. Interest expense for the year ended December 31, 2021 was $102,740, which is reflected in Interest payable on the Company’s balance sheet at December 31, 2021.

$50,000,000 Project Finance Package

On December 20, 2021, the Company executed a non-binding term sheet with Sprott Resource Streaming and Royalty (“SRSR”) and other investors outlining a $50,000,000 project finance package that the Company expects to fulfill the majority of its funding requirements to restart the mine and reach commercial production in mid-2023. The package consists of an $8,000,000 Royalty Convertible Debenture, a $5,000,000 Convertible Debenture, and a multi-metals stream of up to $37,000,000 (collectively, the “Stream”).

Subject to settlement of definitive documentation with SRSR, the $8,000,000 was advanced under the Royalty Convertible Debenture in January 2022. These proceeds funded the purchase of the Bunker Hill Mine and near-term working capital requirements, including a $2,000,000 payment to the EPA in January 2022. The Royalty Convertible Debenture will initially bear interest at an annual rate of 9.0%, payable in cash or shares at the Company’s option, until such time that SRSR elects to convert it into a Royalty, with such conversion option expiring at the earlier of advancement of the Stream or 18 months. In the event of conversion, the Royalty Convertible Debenture will cease to exist and the Company will grant a Royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 1.35% rate will apply to claims outside of these areas. The Royalty Convertible Debenture will initially be secured by a share pledge of the Company’s operating subsidiary, until such time that a full security package is put in place. In the event of non-conversion, the principal of the Royalty Convertible Debenture will be repayable in cash.

Subject to settlement of definitive documentation with SRSR and other investors, the $5,000,000 was increased to $6,000,000, and was advanced under the Convertible Debenture, also in January 2022. These proceeds will fund capital expenditures and working capital requirements in Q1 2022. The Convertible Debenture will bear interest at an annual rate of 7.5%, payable in cash or shares at the Company’s option, and a maturity of 18 months from the closing of the Royalty Convertible Debenture. Until the closing of the Stream, the Convertible Debenture is convertible into shares of the Company at a share price of CAD 0.30 per share. Alternatively, SRSR may elect to retire the Convertible Debenture with the cash proceeds of the Stream. The Company may elect to re-pay the Convertible Debenture early; if SRSR elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

Subject to SRSR internal approvals, further technical and other diligence (including confirmation of full project funding by an independent engineer appointed by SRSR), and satisfactory definitive documentation, the Company expects to close the Stream concurrent with a formal construction decision being made by Q2 2022. A minimum of $27,000,000 and a maximum of $37,000,000 (the “Stream Amount”) will be made available under the Stream, at the Company’s option, once the conditions for availability of the Stream have been satisfied. Assuming the maximum funding of $37,000,000 is drawn, the Stream would apply to 10% of payable metals sold until a minimum quantity of metal is delivered consisting of, individually, 55 million pounds of zinc, 35 million pounds of lead, and 1 million ounces of silver. Thereafter, the Stream would apply to 2% of payable metals sold. If the Company elects to draw less than $37,000,000 under the Stream, the percentage and quantities of payable metals streamed will adjust pro-rata. The delivery price of streamed metals will be 20% of the applicable spot price.

F-20

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

The Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding. The Company will be permitted to incur additional indebtedness of $15,000,000 and a cost over-run facility of $13,000,000 from other financing counterparties.

The Royalty Convertible Debenture and Convertible Debenture closed subsequent to the end of the year. See Note 16 Subsequent Events.

In support of plans to rapidly restart the Mine, the Company worked systematically through 2020 and 2021 to delineate mineral resources and conduct various technical studies. Executing this strategy may require securing additional financing, which may include additional indebtedness of $15,000,000 and a cost over-run facility of $13,000,000.

9. Lease liability

The Company has an operating lease for office space that expires in 2022. Below is a summary of the Company’s lease liability as of December 31, 2021:

Office lease

Balance, December 31, 2019	$274,981
Addition	-
Interest expense	22,156
Lease payments	(123,098)
Foreign exchange gain	2,568
Balance, December 31, 2020	176,607
Addition	-
Interest expense	12,696
Lease payments	(129,191)
Foreign exchange loss	2,165
Balance, December 31, 2021	62,277

In addition to the minimum monthly lease payments of C$13,504, the Company is required to make additional monthly payments amounting to C$12,505 for certain variable costs. The schedule below represents the Company’s obligations under the lease agreement in Canadian dollars.

	Less than 1 year	1-2 years	2-3 years	Total

Base rent	$81,025	$-	$-	$81,025
Additional rent	75,030	-	-	75,030
	$156,055	$-	$-	$156,055

The monthly rental expenses are offset by rental income obtained through a series of short-term subleases held by the Company.

10. Capital stock, warrants and stock options

Authorized

The total authorized capital is as follows:

●	750,000,000 common shares with a par value of $0.000001 per common share; and
●	10,000,000 preferred shares with a par value of $0.000001 per preferred share

On July 19, 2019, the Company amended its articles of incorporation to change the total authorized capital and the par values, which have been retrospectively applied in these consolidated financial statements.

F-21

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

Issued and outstanding

On February 26, 2020, the Company closed a non-brokered private placement, issuing 2,991,073 common shares of the Company at C$0.56 per common share for gross proceeds of C$1,675,000 ($1,256,854) and incurring financing costs of $95,763, and issuing 239,284 broker warrants. Each broker warrant entitles the holder to acquire one common share at a price of C$0.70 per common share for a period of two years. The Company also issued 696,428 common shares for $300,000 which was applied to reduce the principal amount owing under the convertible loan facility (see note 7).

On May 12, 2020, the Company closed a non-brokered private placement, issuing 107,143 common shares of the Company at C$0.56 per common share for gross proceeds of C$60,000 ($44,671).

On August 14, 2020, the Company closed the first tranche of a brokered private placement of units of the Company (the “August 2020 Offering”), issuing 35,212,142 units of the Company (“August 2020 Units”) at C$0.35 per August 2020 Unit for gross proceeds of $9,301,321 (C$12,324,250). Each August 2020 Unit consisted of one common share of the Company and one common share purchase warrant of the Company (each, an “August 2020 Warrant”), which entitles the holder to acquire a common share of the Company at C$0.50 per common share until August 31, 2023. In connection with the first tranche of the August 2020 Offering, the Company incurred share issuance costs of $709,488 (C$849,978) and issued 2,112,729 compensation options (the “August 2020 Compensation Options”). Each August 2020 Compensation Option is exercisable into one August 2020 Unit at an exercise price of C$0.35 until August 31, 2023.

On August 25, 2020, the Company closed the second tranche of the August 2020 Offering, issuing 20,866,292 August 2020 Units at C$0.35 per August 2020 Unit for gross proceeds of $5,510,736 (C$7,303,202). In connection with the second tranche of the August 2020 Offering, the Company incurred share issuance costs of $237,668 (C$314,512) and issued 1,127,178 August 2020 Compensation Options.

In the August 2020 Offering, the fair value of warrants, which are treated as a liability and fair value accounted for, were greater than gross proceeds. As a result, a loss of $940,290 has been recognized in the consolidated statements of loss and $947,156 of total share issue costs were also expensed.

The Company also issued 2,205,714 August 2020 Units to settle $177,353 of accounts payable, $55,676 of accrued liabilities, $28,300 of interest payable, and $344,185 of promissory notes payable at a deemed price of $0.67 based on the fair value of the units issued. As a result, the Company recorded a loss on debt settlement of $899,237.

On October 9, 2020, the Company issued 5,572,980 common shares at a deemed price of C$0.49 based on the fair value of the common shares issued to settle $1,600,000 of convertible loan payable and $500,000 of interest payable. As a result, the Company recorded a gain on debt settlement of $23,376.

In February 2021, the Company closed a non-brokered private placement of units of the Company (the “February 2021 Offering”), issuing 19,576,360 units of the Company (“February 2021 Units”) at C$0.40 per February 2021 Unit for gross proceeds of $6,168,069 (C$7,830,544. Each February 2021 Unit consisted of one common share of the Company and one common share purchase warrant of the Company (each, “February 2021 Warrant”), which entitles the holder to acquire a common share of the Company at C$0.60 per common share for a period of five years. In connection with the February 2021 Offering, the Company incurred share issuance costs of $154,630 and issued 351,000 compensation options (the “February 2021 Compensation Options”). Each February 2021 Compensation Option is exercisable into one February 2021 Unit at an exercise price of C$0.40 for a period of three years.

The Company also issued 417,720 February 2021 Units to settle $132,000 of accrued liabilities at a deemed price of $0.45 based on the fair value of the units issued. As a result, the Company recorded a loss on debt settlement of $56,146.

For each financing, the Company has accounted for the warrants in accordance with ASC Topic 815. The warrants are considered derivative instruments as they were issued in a currency other than the Company’s functional currency of the U.S. dollar. The estimated fair value of warrants accounted for as liabilities was determined on the date of issue and marks to market at each financial reporting period. The change in fair value of the warrant is recorded in the consolidated statement of operations and comprehensive loss as a gain or loss and is estimated using the Binomial model.

The fair value of the warrant liabilities related to the various tranches of warrants issued during the period were estimated using the Binomial model to determine the fair value using the following assumptions on the day of issuance and as at December 31, 2021:

F-22

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

February 2021 issuance	February 9 and 16 2021	December 31, 2021
Expected life	1,826 days	1,501 days
Volatility	100%	100%
Risk free interest rate	0.49%	1.25%
Dividend yield	0%	0%
Share price	$0.27 and $0.29	$0.37
Fair value	$3,813,103	$3,483,745
Change in derivative liability		$(329,358)

The warrant liabilities as a result of the August 2018, November 2018, June 2019, August 2019, and August 2020 private placements were revalued as at December 31, 2021 and December 31, 2020 using the Binomial model and the following assumptions:

August 2020 issuance	December 31, 2020	December 31, 2021
Expected life	973 days	608 days
Volatility	100%	100%
Risk free interest rate	1.31%	0.95%
Dividend yield	0%	0%
Share price	$0.41	$0.37
Fair value	$14,493,215	$6,790,163
Change in derivative liability		$(7,703,052)

August 2018 issuance	December 31, 2020	December 31, 2021
Expected life	221 days		expired
Volatility	100%		Nil	%
Risk free interest rate	1.23%		Nil	%
Dividend yield	0%		Nil	%
Share price	$0.41	$	Nil
Fair value	$0	$	Nil
Change in derivative liability		$	Nil

November 2018 issuance	December 31, 2020	December 31, 2021
Expected life	332 days		expired
Volatility	100%		Nil	%
Risk free interest rate	1.09%		Nil	%
Dividend yield	0%		Nil	%
Share price	$0.41	$	Nil
Fair value	$52,540	$	Nil
Change in derivative liability			$(52,540)

June 2019 issuance (i)	December 31, 2020	December 31, 2021
Expected life	1,826 days	1,461 days
Volatility	100%	100%
Risk free interest rate	0.85%	1.02%
Dividend yield	0%	0%
Share price	$0.41	$0.37
Fair value	$3,438,839	$2,067,493
Change in derivative liability		$(1,371,346)

(i)	During the six months ended December 31, 2020, the Company amended the exercise price to C$0.59 per common share and extended the expiry date to December 31, 2025 for 11,660,000 warrants.

F-23

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

August 2019 issuance (ii)	December 31, 2020	December 31, 2021
Expected life	213-1,826 days	1,461 days
Volatility	100%	100%
Risk free interest rate	0.81%	1.02%
Dividend yield	0%	0%
Share price	$0.41	$0.37
Fair value	$5,922,270	$3,177,485
Change in derivative liability		$(2,744,785)

(ii)	During the six months ended December 31, 2020, the Company amended the exercise price to C$0.59 per common share and extended the expiry date to December 31, 2025 for 17,920,000 warrants. The terms of the remaining 2,752,900 warrants remain unchanged.

Warrants

		Weighted	Weighted
		average	average
	Number of	exercise price	grant date
	warrants	(C$)	value ($)

Balance, June 30, 2019	13,046,484	$0.88	$0.28
Issued	27,360,284	0.27	0.03
Expired	(229,464)	8.50	3.54
Exercised (i)	(2,332,900)	0.25	0.02
Balance, June 30, 2020	37,844,404	$0.43	$0.10
Issued	58,284,148	0.50	0.27
Expired	(350,746)	14.84	5.97
Balance, December 31, 2020	95,777,806	$0.54	$0.18
Issued	19,994,080	0.60	0.19
Expired	(4,359,174)	0.59	0.19
Balance, December 31, 2021	111,412,712	$0.54	$0.18

(i)	During the year ended June 30, 2020, 2,332,900 warrants were exercised at C$0.25 per warrant for gross proceeds of C$583,225 ($417,006). In conjunction with the exercise of warrants, the Company recognized a change in derivative liability of $871,710.

(ii)	During the six months ended December 31, 2020, the Company amended the exercise price to C$0.59 per share and extended the expiry date to December 31, 2025 for 3,315,200 finder’s warrants. As a result, the Company recognized stock-based compensation of $210,839, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

At December 31, 2021, the following warrants were outstanding:

			Number of
	Exercise	Number of	warrants
Expiry date	price (C$)	warrants	exercisable

February 26, 2022	0.70	239,284	239,284
August 31, 2023	0.50	58,284,148	58,284,148
December 31, 2025	0.59	32,895,200	32,895,200
February 9, 2026	0.60	17,112,500	17,112,500
February 16, 2026	0.60	2,881,580	2,881,580
		111,412,712	111,412,712

During the year ended December 31, 2021, 160,408 August 2018 warrants expired, 2,752,900 August 2019 warrants expired, 645,866 November 2018 warrants expired, 400,000 November 2019 warrants expired, and 400,000 April 2020 loan extension warrants expired.

F-24

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

Broker options

At December 31, 2021, the following broker options were outstanding:

		Weighted
	Number of	average
	broker	exercise price
	options	(C$)

Balance, June 30, 2020	-	$-
Issued - August 2020 Compensation Options	3,239,907	0.35
Balance, December 31, 2020	3,239,907	$0.35
Issued – February 2021 Compensation Options	351,000	0.40
Balance, December 31, 2021	3,590,907	0.35

(i)	The grant date fair value of the August 2020 and February 2021 Compensation Options were estimated at $521,993 and $68,078, respectively, using the Black-Scholes valuation model with the following underlying assumptions:

Grant Date	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
August 2020	0.31%	0%	100%	C$0.35	3 years
February 2021	0.26%	0%	100%	C$0.40	3 years

	Exercise	Number of
Expiry date	price (C$)	broker options	Fair value ($)

August 31, 2023 (i)	$0.35	3,239,907	$521,993
February 16, 2024 (ii)	$0.40	351,000	$68,078
		3,590,907	$590,071

(i)	Exercisable into one August 2020 Unit

(ii)	Exercisable into one February 2021 Unit

Stock options

The following table summarizes the stock option activity during the year ended December 31, 2021, the six months ended December 31, 2020 and the year ended June 30, 2020:

		Weighted
		average
	Number of	exercise price
	stock options	(C$)

Balance, June 30, 2019	287,100	$7.50
Granted (i)(ii)	7,532,659	0.56
Forfeited	(239,600)	9.78
Balance, June 30, 2020	7,580,159	$0.62
Granted (iii)(iv)	435,000	0.55
Balance, December 31, 2020	8,015,159	$0.62
Granted (v)	1,037,977	0.34
Balance, December 31, 2021	9,053,136	$0.58

(i)	On October 24, 2019, 1,575,000 stock options were issued to directors and officers of the Company. These options have a 5-year life and are exercisable at C$0.60 per share. The grant date fair value of the stock options was estimated at $435,069. The vesting of these options resulted in stock-based compensation of $50,909 for the year ended December 31, 2021, $74,949 for the six months ended December 31, 2020 and $309,211 for the year ended June 30, 2020, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

F-25

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

(ii)	On April 20, 2020, 5,957,659 stock options were issued to certain directors of the Company. Each stock option entitles the holder to acquire one common share of the Company at an exercise price of C$0.55. The stock options vest in one fourth increments upon each anniversary of the grant date and expire in 5 years. The grant date fair value of the stock options was estimated at $1,536,764. The vesting of these options results in stock-based compensation of $531,925 for the year ended December 31, 2021, $403,456 for the six months ended December 31, 2020 and $162,855 for the year ended June 30, 2020, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(iii)	On September 30, 2020, 200,000 stock options were issued to a consultant. Each stock option entitles the holder to acquire one common share of the Company at an exercise price of C$0.60. The stock options vest 50% at 6 months and 50% at 12 months from the grant date and expire in 3 years. The grant date fair value of the options was estimated at $52,909. The vesting of these options resulted in stock-based compensation of $32,651 for the year ended December 31, 2021, $20,259 for the six months ended December 31, 2020, and $nil for the year ended June 30, 2020, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(iv)	On October 30, 2020, 235,000 stock options were issued to a former director. Each stock option entitles the holder to acquire one common share of the Company at an exercise price of C$0.50. The stock options vested immediately and expire on December 31, 2022. The grant date fair value of the options was estimated at $46,277. The vesting of these options resulted in stock-based compensation of $46,277 for the six months ended December 31, 2020, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(v)	On February 19, 2021, 1,037,977 stock options were issued to an officer of the Company, of which 273,271 stock options vested immediately and the balance of 764,706 stock options vested on December 31, 2021. These options have a 5-year life and are exercisable at C$0.335 per common share. The grant date fair value of the options was estimated at $204,213. The vesting of these options resulted in stock-based compensation of $204,213 for the year ended December 31, 2021, which is included in operation and administration expenses on the consolidated statements of income (loss) and comprehensive income (loss).

The fair value of these stock options was determined on the date of grant using the Black-Scholes valuation model, and using the following underlying assumptions:

	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
(i)	1.54%	0%	100%	C$0.50	5 years
(ii)	0.44%	0%	100%	C$0.50	5 years
(iii)	0.25%	0%	100%	C$0.58	3 years
(iv)	0.26%	0%	100%	C$0.49	2.2 years
(v)	0.64%	0%	100%	C$0.34	5 years

The following table reflects the actual stock options issued and outstanding as of December 31, 2021:

	Weighted average		Number of
	remaining	Number of	options
Exercise	contractual	options	vested	Grant date
price (C$)	life (years)	outstanding	(exercisable)	fair value ($)
$10.00	0.00	47,500	47,500	$258,013
0.50	0.03	235,000	235,000	46,277
0.60	0.04	200,000	200,000	52,909
0.60	0.49	1,575,000	1,575,000	435,069
0.55	2.17	5,957,659	1,489,415	1,536,764
0.335	0.47	1,037,977	1,037,977	204,213
		9,053,136	4,584,892	$2,533,245

F-26

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

11. Restricted share units

Effective March 25, 2020, the Board of Directors approved a Restricted Share Unit (“RSU”) Plan to grant RSUs to its officers, directors, key employees and consultants.

The following table summarizes the RSU activity during the year ended December 31, 2021, the six months ended December 31, 2020, and the year ended June 30, 2020:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at June 30, 2019	-	$-
Granted (i)(ii)	600,000	0.40
Unvested as at June 30, 2020	600,000	$0.40
Granted (iii)(iv)	388,990	0.39
Unvested as at December 31, 2020	988,990	$0.39
Granted	1,348,434	0.38
Vested	(1,516,299)	0.41
Forfeited	(245,125)	0.52
Unvested as at December 31, 2021	576,000	$0.62

(i)	On April 14, 2020, the Company granted 400,000 RSUs to a certain officer of the Company. The RSUs vest in one fourth increments upon each anniversary of the grant date. The vesting of these RSUs resulted in stock-based compensation of $71,829 for the year ended December 31, 2021, $55,135 for the six months ended December 31, 2020, and $23,073 for the year ended June 30, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(ii)	On April 20, 2020, the Company granted 200,000 RSUs to a certain director of the Company. The RSUs vest in one fourth increments upon each anniversary of the grant date. The vesting of these RSUs resulted in stock-based compensation of $24,659 for the year ended December 31, 2021, $18,703 for the six months ended December 31, 2020, and $7,217 for the year ended June 30, 2020, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(iii)	On November 16, 2020, the Company granted 168,000 RSUs to certain directors of the Company. The RSUs vest in one fourth increments upon each anniversary of the grant date. The vesting of these RSUs resulted in stock-based compensation of $30,510 for the year ended December 31, 2021, and $3,998 for the six months ended December 31, 2020, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(iv)	On December 6, 2020, the Company granted 220,990 RSUs to a consultant of the Company. The RSUs vest in one sixth increments per month. The vesting of these RSUs resulted in stock-based compensation of $58,740 for the year ended December 31, 2021, and $29,304 for the six months ended December 31, 2020, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(v)	On January 1, 2021, the Company granted 735,383 RSUs to a consultant of the Company. 245,128 RSUs vested immediately with the remaining RSUs vesting in one twelfth increments per month. During the year ended 2021, a total of 490,258 RSUs vested, and in July 2021, the consultant forfeited the remaining 245,125 unvested RSUs, resulting in a reversal of share-based compensation of $64,870. The vesting of these RSUs resulted in stock-based compensation of $199,542 for the year ended December 31, 2021, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

F-27

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

(vi)	On July 1, 2021, the Company granted 17,823 RSUs to a consultant of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $4,026 for the year ended December 31, 2021, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

(vii)	On August 5, 2021, the Company granted 595,228 RSUs to consultants of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $100,022 for the year ended December 31, 2021, which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss.

12. Deferred share units

Effective April 21, 2020, the Board of Directors approved a Deferred Share Unit (“DSU”) Plan to grant DSUs to its directors. The DSU Plan permits the eligible directors to defer receipt of all or a portion of their retainer or compensation until termination of their services and to receive such fees in the form of cash at that time.

Upon vesting of the DSUs or termination of service as a director, the director will be able to redeem DSUs based upon the then market price of the Company’s common share on the date of redemption in exchange for cash.

The following table summarizes the DSU activity during the years ended December 31, 2021 and 2020:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at June 30, 2019	-	$-
Granted (i)	7,500,000	1.03
Unvested as at June 30, 2020 and December 31, 2020	7,500,000	$1.03
Vested	(1,875,000)	1.03
Unvested as at December 31, 2021	5,625,000	$1.03

(i)	On April 21, 2020, the Company granted 7,500,000 DSUs. The DSUs vest in one fourth increments upon each anniversary of the grant date and expire in 5 years. During the year ended December 31, 2021, the Company recognized $421,284 stock-based compensation related to the DSUs (six months ended December 31, 2020 - $560,461 and the year ended June 30, 2020 - $549,664), which is included in operation and administration expenses on the consolidated statements of loss and comprehensive loss. The fair value at December 31, 2021 was $1,531,409

13. Commitments and contingencies

As stipulated by the agreements with Placer Mining as described in note 6, the Company is required to make a monthly payment of $60,000 for care and maintenance for the mine, up to the date of acquisition.

As stipulated in the agreement with the EPA and as described in Note 6, the Company is required to make two types of payments to the EPA, one for cost-recovery, and the other for water treatment. The EPA invoices the Company on an annual basis for the actual water treatment costs, which may exceed the recognized estimated costs significantly. When the Company receives the water treatment invoices, it records any liability for actual costs over and above any estimates made, and adjusts future estimates as required based on these actual invoices received. The Company is required to pay for the actual costs regardless of the periodic required estimated accruals and payments made each year. As at December 31, 2021, $16,417,208 payable to the EPA has been included in accounts payable and accrued liabilities (December 31, 2020 - $11,298,594 and June 30, 2021 – $7,915,235, respectively). An amended agreement has been signed to modify the payment amounts and terms to settle amounts outstanding under the original agreement.

The Company has entered into a lease agreement which expires in May 2022. Monthly rental expenses are approximately C$26,000 and are offset by rental income obtained through a series of short-term subleases held by the Company. See note 9.

F-28

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

On or about June 14, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by a purported personal representative of the estate of a minority shareholder of Placer Mining. The named defendants include Placer Mining, certain of Placer Mining’s shareholders, the Company, and certain of the Company’s shareholders. The lawsuit alleges that Placer Mining entered into a series of transactions, including amendments to the Company’s lease with Placer Mining, in breach of an agreement dated August 31, 2018, which allegedly restricted the sale of shares in Placer Mining by certain shareholders. On August 13, 2021, the Company filed a motion to dismiss the claim for lack of jurisdiction and standing. On September 3, 2021, the plaintiff responded to the motion to dismiss and agreed that Placer Mining should be dismissed for lack of jurisdiction. The Company, as well as other named defendants, filed replies in support of the motions to dismiss and argued that Placer Mining is an indispensable party and with dismissal of Placer Mining the lawsuit should be dismissed. The US District Court has not ruled on the motions to dismiss but the Company believes the motion to dismiss will be granted and the lawsuit dismissed.

On July 28, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage (“AMD”) in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient.  On March 2, 2022, Chief US District Court Judge, David C. Nye granted in part and denied in part the Company’s motion to dismiss. The court granted the Company’s motion to dismiss Crescent’s Cost Recovery claim under CERCLA Section 107(a), Declaratory Judgment, Tortious Interference, Trespass, Nuisance and Negligence claims. These claims were dismissed without prejudice. The court demined the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. If Crescent seeks to amend its complaint, it must do so within 30 days of the court’s judgement on March 2, 2022. The Company believes Crescent Mining LLC’s lawsuit against Placer Mining Corp. is without merit and intends to defend Placer Mining Corp. vigorously pursuant to the Company’s indemnification of Placer Mining Corp in the Sale and Purchase agreement executed between the companies for Bunker Hill Mine on December 15, 2021.

The Company believes the claims in both lawsuits, as they relate to Bunker Hill, are without merit and intends to defend them vigorously.

14. Income taxes

As at December 31, 2021, December 31, 2020, and June 30, 2020, the Company had no accrued interest and penalties related to uncertain tax positions. The income tax provision differs from the amount of income tax determined by applying the U.S. federal tax rate of 21.0% (December 31, 2020 – 21.0%) to pretax loss from operations for the periods ended December 31, 2021 and December 31, 2020 and year ended June 30, 2020 due to the following:

	Year	Six Months	Year
	Ended	Ended	Ended
	December 31,	December 31,	June 30,
	2021	2020	2020

Loss before income taxes	$6,402,277	$2,164,454	$31,321,791
Expected income tax recovery	(1,344,478)	(454,535)	(6,577,576)
Change in estimates in respect of prior periods	837,195	-	-
Change in tax rate	274,477	181,332	-
Change in fair value of derivative liability	(2,583,095)	-	-
State and local taxes, net of federal benefit	(960,296)	17,632	(1,576,384)
Share issuance costs	-	198,903	-
Accretion	-	24,862	81,746
Stock based compensation	-	296,448	219,952
Loss on loan extinguishment	-	-	223,798
Other	5,033	2,006	980
Change in valuation allowance	3,771,164	(266,647)	7,627,485
Total	$-	$-	$-

Deferred tax assets and the valuation account are as follows:

	December 31,	December 31,	June 30,
	2021	2020	2020

Deferred tax asset:
Net operating loss carry forwards	$6,724,313	$5,547,502	$6,148,029
Mineral interest purchase option	10,707,362	7,101,619	5,068,605
Other deferred tax assets	454,499	1,453,133	3,600,101
Valuation allowance	(17,886,174)	(14,115,010)	(14,832,531)
Unrealized foreign exchange loss	-	12,756	15,796
Total	$-	$-	$-

F-29

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

	December 31,	December 31,	June 30,
	2021	2020	2020

Deferred tax asset:
Net operating loss carryforwards	$59,955	$16,241	$9,910
Lease liabilities	-	-	56,322
Deferred tax liabilities:
Equipment	(18,809)	(16,241)	(9,910)
Unrealized foreign exchange gain	(41,146)	-	-
Right of use assets and lease obligations	-	-	(56,322)
Net deferred tax asset	$-	$-	$-

The potential income tax benefit of these losses has been offset by a full valuation allowance.

As of December 31, 2021, December 31, 2020 and June 30, 2020, the Company has an unused net operating loss carryforward balance of $26,356,908, $21,310,259 and $19,775,710, respectively, that is available to offset future taxable income. The net operating loss carryforwards generated before 2018 expire between 2031 and 2037. The losses generated in 2018 and later tax years do not expire.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The tax years that remain subject to examination by major taxing jurisdictions are those for the year ended December 31, 2021, period ended December 31, 2020 and years ended June 30, 2020, 2019, 2018, 2017, 2016, 2015, and 2014.

15. Related party transactions

(i) During the year ended December 31, 2021, John Ryan (Director and former CEO) billed $nil (six months ended December 31, 2020 - $13,500, year ended June 30, 2020 - $51,500, respectively) for consulting services to the Company.

(ii) During the year ended December 31, 2021, Wayne Parsons (Director and former CFO) billed $120,127 (six months ended December 31, 2020 - $71,390, year ended June 30, 2020 - $136,045, respectively) for consulting services to the Company.

(iii) During the year ended December 31, 2021, Hugh Aird (former Director) billed $nil (six months ended December 31, 2020 - $18,223, year ended June 30, 2020 - $9,774, respectively) for consulting services to the Company.

(iv) During the year ended December 31, 2021, Richard Williams (Director and Executive Chairman) billed $179,605 (six months ended December 31, 2020 - $78,201, year ended June 30, 2020 - $134,927, respectively) for consulting services to the Company. At December 31, 2021, $108,719 is owed to Mr. Williams (December 31, 2020 - $45,000 and June 30, 2020 - $121,161, respectively) with all amounts included in accounts payable and accrued liabilities.

During the six months ended December 31, 2020, the Company issued 214,286 August 2020 Units at $0.67 to settle $56,925 of debt owed to Mr. Williams.

On June 30, 2020, the Company issued a promissory note in the amount of $75,000, net of $15,000 debt issue costs, to Mr. Williams. The promissory note has been repaid in full. See Note 8(vii).

(v) During the year ended December 31, 2021, the Company incurred $250,000 in payroll expense for Sam Ash (President and CEO) (six months ended December 31, 2020 - $125,000, year ended June 30, 2020 - $60,000, respectively) for services to the Company. At December 31, 2021, $62,500 is payable and included in accrued liabilities.

F-30

Bunker Hill Mining Corp.

Notes to Consolidated Financial Statements

Year Ended December 31, 2021, Six Months Ended December 31, 2020 and Year Ended June 30, 2020

(Expressed in United States Dollars)

During the six months ended December 31, 2020, the Company issued 77,143 August 2020 Units at a deemed price of $0.67 to settle $20,000 of debt owed to Mr. Ash.

(vi) During the year ended December 31, 2021, Pam Saxton (Director) billed $37,669 (six months ended December 31, 2020 - $7,000, year ended June 30, 2020 - $nil) for consulting services to the Company.

(vii) During the year ended December 31, 2021, Cassandra Joseph (Director) billed $37,494 (six months ended December 31, 2020 - $11,290, year ended June 30, 2020 - $nil) for consulting services to the Company.

(viii) During the six months ended December 31, 2020, the Company issued 300,000 August 2020 Units at a deemed price of $0.67 to settle $77,696 (C$105,000) of debt owed to a shareholder of the Company.

(ix) During the year ended December 31, 2021, the Company incurred $276,315 in payroll expense for David Wiens (CFO) (six months ended December 31, 2021, $nil, year ended June 30, 2020 - $nil) for services to the Company. At December 31, 2021, $108,335 is payable, including reimbursable expenses, and included in accrued liabilities.

During the year ended December 31, 2021, 1,037,977 stock options were issued to Mr. Wiens, of which 273,271 stock options vested immediately and the balance of 764,706 stock options vested on December 31, 2021. These options have a 5-year life and are exercisable at C$0.335 per common share. The grant date fair value of the options was estimated at $204,213. The vesting of these options resulted in stock-based compensation of $204,213 for the year ended December 31, 2021.

16. Subsequent events

Following the approval of the transaction by Placer Mining Corp. shareholders and satisfaction of other closing conditions, the purchase of the Bunker Hill Mine closed on January 7, 2022. Concurrently, definitive documentation and all closing conditions were met for the $8,000,000 Royalty Convertible Debenture. The Royalty Convertible Debenture funds the purchase of the Bunker Hill Mine, a $2,000,000 payment to the EPA, and near-term working capital requirements.

The $8,000,000 Royalty Convertible Debenture will initially bear interest at an annual rate of 9.0% payable in cash or Common Shares at the Company’s option, until such time that SRSR elects to convert to a royalty, with such conversion option expiring at the earlier of advancement of the Stream or 18 months. In the event of conversion, the Royalty Convertible Debenture will cease to exist and the Company will grant a royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 1.35% rate will apply to claims outside of these areas. The Royalty Convertible Debenture will initially be secured by a share pledge of the Company’s operating subsidiary, Silver Valley, until such time that a full security package is put in place. In the event of non-conversion, the principal of the Royalty Convertible Debenture will be repayable in cash.

In January 2022, the Company also closed the $6,000,000 Convertible Debenture, which was increased from a previously-announced $5,000,000.The Convertible Debenture funds near-term working capital requirements, mine development, and the advancement of its Prefeasibility Study, including engineering studies for the demobilization and construction of the Pend Oreille Process Plant at Bunker Hill. The $6,000,000 Convertible Debenture will initially bear interest at an annual rate of 7.5%, payable in cash or shares at the Company’s option, and a maturity of 18 months from the closing of the Royalty Convertible Debenture. Until the closing of the Stream, the Convertible Debenture is convertible into Common Shares at a price of C$0.30 per Common Share, subject to stock exchange approval. Alternatively, SRSR may elect to retire the Convertible Debenture with the cash proceeds from the Stream. The Company may elect to repay the Convertible Debenture early; if SRSR elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

On January 7, 2022, the Company closed the purchase of the Bunker Hill Mine. See Note 6 Mining Interests. Mine assets were purchased for $7,700,000, with $300,000 of previous lease payments and a deposit of $2,000,000 applied to the purchase, resulting in cash paid at closing of approximately $5,400,000. The EPA obligation of $19,000,000 was assumed by Bunker Hill as part of the acquisition. The restructuring of the EPA Settlement payment stream under the Amendment does not occur unless and until the Company puts the financial assurances in place. On March 22, 2022, the Company reported that in consultation with the EPA, it has committed to meet the approximately $2,900,000 and Financial Assurance obligations by 180 days from the effective date of the Amended Settlement Agreement.

On January 31, 2022, the Company entered into a non-binding Memorandum of Understanding (“MOU”) with Teck Resources Limited (“Teck”) for the purchase of a comprehensive package of equipment and parts inventory from its Pend Oreille site (the “Pend Oreille Process Plant”) in eastern Washington State. The package comprises substantially all processing equipment of value located at the site, including complete crushing, grinding and flotation circuits The MOU outlines a purchase price under two scenarios, at Teck’s option: an all-cash $2,750,000 purchase price, or a $3,000,000 purchase price comprised of cash and Bunker Hill shares. Each option includes a $500,000 non-refundable deposit, which has been paid by the Company subsequent to the end of the year. On March 7, 2022, the Company announced the signing of an Asset Purchase agreement for the purchase of the Pend Oreille Process Plant. Closing of the transaction remains subject to certain conditions, including payment of the remaining purchase price by May 15, 2022.

On March 3, 2022, the Company closed the purchase of a 225-acre surface land parcel for a cash payment of approximately $200,000.

On March 9, 2022, the Company entered into an agreement with a syndicate of agents led by Echelon Wealth Partners Inc. (collectively, the “Agents”), which have agreed to act as agents for and on behalf of the Company, on a commercially reasonable “best efforts” agency basis, without underwriter liability, in connection with a proposed private placement (the “Offering”) of up to C$15,000,000 of special warrants of the Company (the “Special Warrants”) which will entitle the holders to receive up to 50,000,000 units of the Company at a price of C$0.30 (the “Issue Price”) per Special Warrant, subject to adjustment in certain events.

Each Special Warrant shall be exercisable, for no additional consideration and with no further action on the part of the holder thereof, into one unit (each, a “Unit”) of the Company, subject to adjustment described below, on the earlier of: (i) the third business day after the date upon which both (A) a receipt for a (final) prospectus (the “Qualification Prospectus”) qualifying the distribution of the Units issuable upon exercise of the Special Warrants has been issued by the applicable securities regulatory authorities in the Canadian jurisdictions in which purchasers of the Special Warrants are resident (the “Canadian Jurisdictions”), and (B) the registration statement (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “SEC”) registering the Units issuable upon exercise of the Special Warrants has been declared effective by the SEC; and (ii) the date that is six months following the Closing Date, which is expected to close on March 31, 2022.

Each Unit will consist of one common share of the Company (a “Common Share”) and one common share purchase warrant (each whole common share purchase warrant, a “Warrant”). Each Warrant will entitle the holder to acquire one Common Share for C$0.37 for a period of 36 months following the Closing Date. The Warrants shall also be exercisable on a cashless basis in the event the Registration Statement has not been made effective by the SEC prior to the date of exercise. In the event that a receipt for the Qualification Prospectus has not been obtained and the Registration Statement has not been deemed effective on or before 5:00 p.m. (EST) on the date that is 60 days following the Closing Date, each unexercised Special Warrant will thereafter entitle the holder thereof to receive, upon the exercise thereof, at no additional cost, 1.1 Units (instead of one Unit).

The Company has also granted to the Agents an option (the “Agents’ Option”) which shall allow the Agents to sell up to an additional 15.0% of the Special Warrants sold pursuant to the Offering at the Issue Price. The Agent’s Option may be exercised in whole or in part as determined by the Agents upon written notice to the Company at any time up to 48 hours prior to the Closing Date. In consideration for their services, subject to the terms of the agreement with the Agents and adjustments in certain circumstances, the Agents will receive a cash commission equal to 6.0% of the gross proceeds of the Offering (including the Agents’ Option), and shall be issued that number of compensation options (the “Compensation Options”) as is equal to 6.0% of the number of Special Warrants sold pursuant to the Offering (including the Agents’ Option). Each Compensation Option shall be exercisable to acquire one Unit at the Issue Price for a period of 24 months from the closing date of the Offering, subject to adjustment in certain events.

F-31

Bunker Hill Mining Corp.

Condensed Interim Consolidated Balance Sheets

(Expressed in United States Dollars)

Unaudited

	September 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash	$103,833	$486,063
Restricted Cash (note 6)	9,476,000	-
Accounts receivable and prepaid expenses (note 6)	1,208,109	413,443
Short-term deposit (note 3)	1,000,000	68,939
Prepaid mine deposit and acquisition costs (note 5)	-	2,260,463
Prepaid finance costs	-	393,640
Total current assets	11,787,942	3,622,548

Non-current assets
Spare parts inventory	341,004	-
Equipment (note 3)	593,588	396,894
Right-of-use assets (note 4)	-	52,353
Bunker Hill Mine and mining interests (note 5)	14,805,360	1
Process plant (note 3)	6,058,694	-
Total assets	$33,586,588	$4,071,796

EQUITY AND LIABILITIES
Current liabilities
Accounts payable	$2,877,593	$1,312,062
Accrued liabilities	1,694,461	869,581
EPA water treatment payable (note 6)	3,847,141	5,110,706
Interest payable (notes 6 and 7)	1,156,195	409,242
DSU liability (note 12)	363,648	1,531,409
Promissory notes payable (note 7)	1,500,000	2,500,000
EPA cost recovery payable - short-term (note 6)	-	11,000,000
Current portion of lease liability (note 8)	-	62,277
Total current liabilities	11,439,038	22,795,277

Non-current liabilities
Series 1 convertible debenture (note 7)	4,892,435	-
Series 2 convertible debenture (note 7)	12,710,097	-
Royalty convertible debenture (note 7)	7,359,776	-
EPA cost recovery liability - long-term, net of discount (note 6)	7,420,024	-
Derivative warrant liability (note 9)	4,500,387	15,518,887
Total liabilities	48,321,757	38,314,164

Shareholders’ Deficiency
Preferred shares, $0.000001 par value, 10,000,000 preferred shares authorized; Nil preferred shares issued and outstanding (note 9)	-	-
Common shares, $0.000001 par value, 1,500,000,000 common shares authorized; 219,649,187 and 164,435,442 common shares issued and outstanding, respectively (note 9)	219	164
Additional paid-in-capital (note 9)	43,894,878	38,248,618
Accumulated other comprehensive income (note 7)	996,636	-
Deficit accumulated during the exploration stage	(59,626,902)	(72,491,150)
Total shareholders’ deficiency	(14,735,169)	(34,242,368)
Total shareholders’ deficiency and liabilities	$33,586,588	$4,071,796

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements,

F-32

Bunker Hill Mining Corp.

Condensed Interim Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(Expressed in United States Dollars)

Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating expenses
Operation and administration	$150,910	$221,451	$587,514	$1,506,859
Exploration	-	1,465,157	-	8,677,194
Mine preparation	2,533,101	-	6,861,403	-
Legal and accounting	210,960	335,431	975,014	872,647
Consulting	929,977	442,906	4,867,553	1,327,774
Loss from operations	(3,824,948)	(2,464,945)	(13,291,484)	(12,384,474)

Other income or gain (expense or loss)
Change in derivative liability (note 9)	7,315,161	6,460,513	18,538,380	22,172,679
Gain (loss) on foreign exchange	(12,453)	(26,719)	(233,777)	119,655
Gain on fair value of convertible debentures	1,301,069	-	3,041,056	-
Gain on EPA debt extinguishment (note 6)	-	-	8,614,103	-
Interest expense	(1,026,233)	(8,219)	(2,143,840)	(8,219)
Debenture finance costs	(64,054)	-	(1,230,539)	-
Finance costs	-	-	(455,653)	-
Other income	1,811	-	26,002	-
Loss on debt settlement	-	-	-	(56,146)
Net income for the period	$3,690,353	$3,960,630	$12,864,248	$9,843,495

Other comprehensive income, net of tax:
Gain on change in FV on own credit risk	625,050	-	996,636	-
Other comprehensive income	625,050	-	996,636	-
Comprehensive income	$4,315,403	$3,960,630	$13,860,884	$9,843,495

Net income per common share – basic	$0.02	$0.02	$0.07	$0.06
Net income per common share – fully diluted	$0.01	$0.02	$0.05	$0.06

Weighted average common shares – basic	219,466,235	164,179,999	198,364,188	160,690,371
Weighted average common shares – fully diluted	318,204,510	164,329,999	250,681,393	160,840,371

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-33

Bunker Hill Mining Corp.

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

Unaudited

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2022	2021
Operating activities
Net income (loss) for the period	$12,864,248	$9,843,495
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	(300,475)	793,357
Depreciation expense	172,259	178,744
Change in derivative liability	(18,538,380)	(22,172,679)
Units issued for services	1,060,858	-
Imputed interest expense on lease liability	1,834	10,632
Interest expense	2,143,840	8,219
Finance costs	264,435	-
Foreign exchange loss (gain)	233,059	-
Foreign exchange loss (gain) on re-translation of lease (Note 8)	718	1,434
Loss on debt settlement	-	56,146
Amortization of EPA discount	631,701	-
Gain on fair value of convertible debt derivatives	(3,041,056)	-
Gain on EPA debt extinguishment	(8,614,103)	-
Changes in operating assets and liabilities:
Restricted cash	(9,476,000)	-
Accounts receivable	(81,618)	(13,632)
Deposit on plant demobilization	(1,000,000)	-
Prepaid finance costs	393,640	-
Prepaid expenses	(1,064,109)	72,933
Accounts payable	947,699	606,056
Accrued liabilities	526,322	1,243,042
Accrued EPA water treatment	(903,565)	-
EPA cost recovery payable	(2,000,000)	-
Interest payable – EPA	(113,579)	-
Interest payable	(639,402)	-
Net cash used in operating activities	(26,531,674)	(9,372,253)

Investing activities
Purchase of spare inventory	(341,004)	-
Land purchase	(202,000)	-
Bunker Hill mine purchase	(5,524,322)	-
Mine improvements	(356,149)	-
Purchase of Process plant	(2,815,398)	-
Purchase of machinery and equipment	(316,600)	(94,693)
Net cash used in investing activities	(9,555,473)	(94,693)

Financing activities
Proceeds from convertible debentures	29,000,000	-
Proceeds from issuance of shares, net of issue costs	7,769,745	6,008,672
Proceeds from promissory note	-	2,500,000
Repayment of promissory note	(1,000,000)	-
Lease payments	(64,828)	(97,138)
Net cash provided by financing activities	35,704,917	8,411,534
Net change in cash	(382,230)	(1,055,412)
Cash, beginning of period	486,063	3,568,661
Cash, end of period	$103,833	$2,513,249

Supplemental disclosures
Non-cash activities
Units issued to settle accounts payable and accrued liabilities	$228,421	$188,607
Units issued to settle interest payable	643,906	-
Mill purchase for shares and warrants	3,243,296	-
Units issued to settle DSU/RSU/Bonuses	872,399	-

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-34

Bunker Hill Mining Corp.

Condensed Interim Consolidated Statements of Changes in Shareholders’ Deficiency

(Expressed in United States Dollars)

Unaudited

					Accumulated
			Additional	Stock	other
	Common stock		paid-in-	subscriptions	comprehensive	Accumulated
	Shares	Amount	capital	payable	loss	deficit	Total

Balance, December 31, 2021	164,435,442	$164	$38,248,618	$-	$-	$(72,491,150)	$(34,242,368)
Stock-based compensation	-	-	145,186	-	-	-	145,186
Stock subscription payable	-	-	-	1,775,790	-	-	1,775,790
Net loss for the period	-	-	-	-	-	(2,880,886)	(2,880,886)
Balance, March 31, 2022	164,435,442	$164	$38,393,804	$1,775,790	$-	$(75,372,036)	$(35,202,278)
Stock-based compensation	-	-	15,922	-	-	-	15,922
Compensation options	-	-	264,435	-	-	-	264,435
Shares issued for interest payable	1,315,857	1	269,749	-	-	-	269,750
Shares issued for RSUs vested	933,750	1	(1)	-	-	-	-
Non brokered shares issued for C$0.30	1,471,664	1	352,854	-	-	-	352,855
Special warrant shares issued for C$0.30	37,849,325	38	9,083,719	(1,775,790)	-	-	7,307,967
Contractor shares issued for C$0.30	1,218,000	1	289,999	-	-	-	290,000
Shares issued for Process plant purchase	10,416,667	10	1,970,254	-	-	-	1,970,264
Issue costs	-	-	(896,009)	-	-	-	(896,009)
Warrant valuation	-	-	(6,246,848)	-	-	-	(6,246,848)
Gain on fair value from change in credit risk	-	-	-	-	371,586	-	371,586
Net income for the period	-	-	-	-	-	12,054,781	12,054,781
Balance, June 30, 2022	217,640,705	$216	$43,497,878	$-	$371,586	$(63,317,255)	$(19,447,575)
Stock-based compensation	-	-	27,369	-	-	-	27,369
Shares issued for RSUs vested	33,000	1	(1)	-	-	-	-
Issue costs	-	-	(4,522)	-	-	-	(4,522)
Shares issued for interest payable	1,975,482	2	374,154	-	-	-	374,156
Gain on fair value from change in credit risk	-	-	-	-	625,050	-	625,050
Net income for the period	-	-	-	-	-	3,690,353	3,690,353
Balance, September 30, 2022	219,649,187	$219	$43,894,878	$-	$996,636	$(59,626,902)	$(14,735,169)

Balance, December 31, 2020	143,117,068	$143	$34,551,133	$-	$-	$(66,088,873)	$(31,537,597)
Stock-based compensation	-	-	620,063	-	-	-	620,063
Shares issued at C $0.40 per share	19,576,360	20	6,168,049	-	-	-	6,168,069
Shares issued for debt settlement at C$0.58	417,720	-	188,145	-	-	-	188,145
Shares issued for RSUs vested	437,332	-	-	-	-	-	-
Issue costs	-	-	(159,397)	-	-	-	(159,397)
Warrant valuation	-	-	(3,813,103)	-	-	-	(3,813,103)
Net income for the period	-	-	-	-	-	5,837,809	5,837,809
Balance, March 31, 2021	163,548,480	$163	$37,554,890	$-	$-	$(60,251,064)	$(22,696,011)
Stock-based compensation	-	-	280,720	-	-	-	280,720
Shares issued for RSUs vested	233,057	-	-	-	-	-	-
Net income for the period	-	-	-	-	-	45,056	45,056
Balance, June 30, 2021	163,781,537	$163	$37,835,610	$-	$-	$(60,206,008)	$(22,370,235)
Stock-based compensation	-	-	323,538	-	-	-	323,538
Shares issued for RSUs vested	653,905	1	(1)	-	-	-	-
Net income for the period	-	-	-	-	-	3,960,630	3,960,630
Balance, September 30, 2021	164,435,442	$164	$38,159,147	$-	$-	$(56,245,378)	$(18,086,067)

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-35

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

1. Nature and Continuance of Operations and Going Concern

Bunker Hill Mining Corp. (the “Company”) was incorporated under the laws of the state of Nevada, U.S.A. on February 20, 2007, under the name Lincoln Mining Corp. Pursuant to a Certificate of Amendment dated February 11, 2010, the Company changed its name to Liberty Silver Corp., and on September 29, 2017, the Company changed its name to Bunker Hill Mining Corp. The Company’s registered office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701, and its head office is located at 82 Richmond Street East, Toronto, Ontario, Canada, M5C 1P1. As of the date of this Form 10-Q, the Company had one subsidiary, Silver Valley Metals Corp. (“Silver Valley”, formerly American Zinc Corp.), an Idaho corporation created to facilitate the work being conducted at the Bunker Hill Mine in Kellogg, Idaho.

The Company was incorporated for the purpose of engaging in mineral exploration activities. It continues to work at developing its project with a view towards putting it into production.

Going Concern:

These unaudited condensed interim consolidated financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $59,626,902 and further losses are anticipated in the development of its business. Additionally, the Company owes a total of $3,847,141 to the Environmental Protection Agency (“EPA”) (see Note 6) for water treatment that is classified as current. The Company also owes a total of $7,420,024, net of discount, to the EPA that is classified as long-term debt. The Company does not have sufficient cash to fund normal operations and meet debt obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds. In order to continue to meet its fiscal obligations in the current fiscal year and beyond, the Company must seek additional financing. This raises substantial doubt about the Company’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The accompanying unaudited condensed interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management is considering various financing alternatives including, but not limited to, raising capital through the capital markets, debt, and closing on the multi-metals stream transaction (see note 7). These unaudited condensed interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

COVID-19:

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of epidemics, pandemics, or other health crises, including the recent outbreak of respiratory illness caused by the novel coronavirus (“COVID-19”). Although the pandemic has subsided significantly, the Company cannot accurately predict the impact a COVID-19 resurgence would have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

The Russia/Ukraine Crisis:

The Company’s operations could be adversely affected by the effects of the Russia/Ukraine crisis and the effects of sanctions imposed against Russia or that country’s retributions against those sanctions, embargos or further-reaching impacts upon energy prices, food prices and market disruptions. The Company cannot accurately predict the impact the crisis will have on its operations and the ability of contractors to meet their obligations with the Company, including uncertainties relating the severity of its effects, the duration of the conflict, and the length and magnitude of energy bans, embargos and restrictions imposed by governments. In addition, the crisis could adversely affect the economies and financial markets of the United States in general, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations. Additionally, the Company cannot predict changes in precious metals pricing or changes in commodities pricing which may alternately affect the Company either positively or negatively.

F-36

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

2. Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, shareholders’ deficiency, or cash flows. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the annual audited consolidated financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the year ended December 31, 2021. The financial results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results for the full fiscal year. The unaudited interim condensed consolidated financial statements are presented in United States dollars, which is the Company’s functional currency.

3. Plant & Equipment

Equipment consists of the following:

	September 30,	December 31,
	2022	2021

Equipment	$920,571	$603,972
	920,571	603,972
Less accumulated depreciation	(326,983)	(207,078)
Equipment, net	$593,588	$396,894

The total depreciation expense for equipment during the three and nine months ended September 30, 2022 was $42,814 and $119,905, respectively. Compared to the three and nine months ended September 30, 2021 was $34,565 and $98,961, respectively. See Note 4 for additional depreciation on the right-of-use asset.

Process Plant Purchase from Teck Resources Limited

On May 13, 2022, the Company completed purchase of a comprehensive package of equipment and parts inventory from Teck Resources Limited (“Teck”). The package comprises substantially all processing equipment of value located at the Pend Oreille mine site, including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at the Bunker Hill site, and total inventory of nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares.

-	The purchase of the mill has been valued at:

-	Cash consideration given, comprised of $500,000 nonrefundable deposit remitted on January 7, 2022 and $231,000 sales tax remitted on May 13, 2022, a total of $731,000 cash remitted.
-	Value of common shares issued on May 13, 2022 at the market price of that day, a value of $1,970,264.
-	Fair value of the warrants issued together with the inputs, as determined by a binomial model, resulted in a fair value of $1,273,032. See note 9.
-	As a result, the total value of the mill purchase was determined to be $3,974,296.

F-37

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

The process plant was purchased in an assembled state in the seller’s location, and included major processing systems, significant components, and a large inventory of spare parts. The Company has disassembled and transported it to the Bunker Hill site, and will be reassembling it as an integral part of the Company’s future operations. The Company determined that the transaction should be accounted for as an asset acquisition, with the process plant representing a single asset, with the exception of the inventory of spare parts, which has been separated out and appears on the balance sheet as a current asset in accordance with a preliminary purchase price allocation. As the plant is demobilized, transported and reassembled, installation and other costs associated with these activities will be captured and capitalized as components of the asset.

At September 30, 2022, the asset consists of the following:

September 30, 2022
Deposit paid	$500,000
Sales tax paid	231,000
Value of shares issued	1,970,264
Value of warrants issued	1,273,032
Total plant & inventory purchased	3,974,296
Site preparation costs	619,172
Demobilization	1,806,229
Less spare parts inventory	(341,003)
Pend Oreille plant asset, net	$6,058,694

Additionally, at September 30, 2022, the Company has paid a refundable deposit of $1,000,000 to Teck as security while demobilization activities are ongoing. This is classified as a short-term deposit on the balance sheet.

Ball Mill upgrade

On August 30, 2022, the Company entered into an agreement to purchase a ball mill from D’Angelo International LLC for $675,000. The purchase of the mill is to be made in three cash payments:

$100,000 by September 15, 2022 as a non-refundable deposit (paid)

$100,000 by October 15, 2022 (paid)

$475,000 by December 15, 2022

At September 30, 2022, the Company paid $100,000 towards the purchase as a non-refundable deposit.

4. Right-of-Use Asset

Right-of-use asset consists of the following:

	September 30,	December 31,
	2022	2021

Office lease	$319,133	319,133
Less accumulated depreciation	(319,133)	(266,780)
Right-of-use asset, net	$-	$52,353

The total depreciation expense for the right-of-use asset during the three and nine months ended September 30, 2022 was $nil and $52,353, respectively. Compared to the three and nine months ended September 30, 2021 was $26,594 and $79,783, respectively.

F-38

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

5. Mining Interests

Bunker Hill Mine Complex

The Company purchased the Bunker Hill Mine (the “Mine”) in January 2022, as described below.

Prior to purchasing the Mine, the Company had entered into a series of agreements with Placer Mining Corporation (“Placer Mining”), the prior owner, for the lease and option to purchase the Mine. The first of these agreements was announced on August 28, 2017, with subsequent amendments and/or extensions announced on November 1, 2019, July 7, 2020, and November 20, 2020.

Under the terms of the November 20, 2020 amended agreement (the “Amended Agreement”), a purchase price of $7,700,000 was agreed, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by the Company) and $2,000,000 in Common Shares of the Company. The Company agreed to make an advance payment of $2,000,000, credited towards the purchase price of the Mine, which had the effect of decreasing the remaining amount payable to purchase the Mine to an aggregate of $3,400,000 payable in cash and $2,000,000 in Common Shares of the Company.

The Amended Agreement also required payments pursuant to an agreement with the EPA whereby for so long as the Company leases, owns and/or occupies the Mine, the Company would make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for historical water treatment cost recovery in accordance with the Settlement Agreement reached with the EPA in 2018. Immediately prior to the purchase of the Mine, the Company’s liability to EPA in this regard totaled $11,000,000. (See also Note 6 Environmental Protection Agency Agreement and Water Treatment Liabilities).

The Company completed the purchase of the Mine on January 7, 2022. The terms of the purchase price were modified to $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of Common Shares. Concurrent with the purchase of the Mine, the Company assumed incremental liabilities of $8,000,000 to the EPA, consistent with the terms of the amended Settlement Agreement with the EPA that was executed in December 2021 (see “EPA Settlement Agreement” section below).

The $5,400,000 contract cash paid at purchase was the $7,700,000 less the $2,000,000 deposit and $300,000 credit given by the seller for prior years’ maintenance payments. The carrying cost of the Mine is comprised of the following:

January 7,
2022

Contract purchase price	$7,700,000
Less: Credit by seller for prior maintenance payments	(300,000)
Net present value of water treatment cost recovery liability assumed	6,402,425
Closing costs capitalized	2,638
Mine acquisition costs - legal	442,147
Total carrying cost of mine	$14,247,210

Management has determined the purchase to be an acquisition of a single asset as guided by ASU 805-10. During the three and nine months ended September 30, 2022, the Company has spent an additional $356,149 and $356,149, respectively, in mine improvements.

Land Purchase

On March 3, 2022, the Company purchased a 225-acre surface land parcel for $202,000 which includes the surface rights to portions of 24 patented mining claims, for which the Company already owns the mineral rights.

6. Environmental Protection Agency Agreement and Water Treatment Liabilities

Historical Cost Recovery Payables

As a part of the lease of the Mine, the Company was required to make payments pursuant to an agreement with the Environmental Protection Agency (the “EPA”) whereby for so long as the Company leases, owns and/or occupies the Mine, the Company was required to make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for cost recovery related to historical treatment costs paid by the EPA from 1995 to 2017. These payments, if all are made, will total $20,000,000. The agreement called for payments starting with $1,000,000 30 days after a fully ratified agreement was signed (which payment was made) followed by $2,000,000 on November 1, 2018, and $3,000,000 on each of the next five anniversaries with a final $2,000,000 payment on November 1, 2024. The November 1, 2018, November 1, 2019, November 1, 2020, and November 1, 2021, payments were not made. As a result, a total of $11,000,000 was outstanding as of December 31, 2021, accounted for within current liabilities. As the purchase of the Bunker Hill Mine (which would trigger the immediate recognition of the remaining liabilities due through November 1, 2024) had not yet taken place, the remaining $8,000,000 cost recovery liabilities were not recognized on the Company’s balance sheet as of December 31, 2021.

F-39

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

Through 2021, the Company engaged in discussions with the EPA to reschedule these payments in ways that enable the sustainable operation of the Mine as a viable long-term business.

Effective December 19, 2021, the Company entered into an amended Settlement Agreement between the Company, Idaho Department of Environmental Quality, US Department of Justice, and the EPA (the “Amended Settlement”). Upon the effectivity of the Amended Settlement, the Company would become fully compliant with its payment obligations to these parties. The Amended Settlement modified the payment schedule and payment terms for recovery of the aforementioned historical environmental response costs. Pursuant to the terms of the Amended Settlement, upon purchase of the Bunker Hill Mine and the satisfaction of financial assurance commitments (as described below), the $19,000,000 of cost recovery liabilities will be paid by the Company to the EPA on the following dates:

Date	Amount
Within 30 days of Settlement Agreement	$2,000,000
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

In addition to the changes in payment terms and schedule, the Amended Settlement included a commitment by the Company to secure $17,000,000 of financial assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA within 180 days from the effective date of the Amended Settlement Agreement. Once put in place, the financial assurance can be drawn on by the EPA in the event of non-performance by the Company of its payment obligations under the Amended Settlement (the “Financial Assurance”). The amount of the bonds will decrease over time as individual payments are made.

The Company completed the purchase of the Mine (see note 5) and made the initial $2,000,000 cost recovery payment on January 7, 2022. Concurrent with the purchase of the Mine, the Company assumed the balance of the EPA liability totaling $17,000,000, an increase of $8,000,000.

As of March 31, 2022, the financial assurance had not yet been secured, and as such the Company accounted for the $17,000,000 liabilities according to the previous payment schedule, resulting in $12,000,000 classified as a current liability and $5,000,000 as a long-term liability. The long-term portion was discounted at an interest rate of 16.5% to arrive at a net present value of $3,402,425 after discount.

During the quarter ended June 30, 2022, the Company was successful in obtaining the final financial assurance. Specifically, a $9,999,000 payment bond and a $7,001,000 letter of credit were secured and provided to the EPA. This milestone provides for the Company to recognize the effects of the change in terms of the EPA liability as outlined in the December 19, 2021 agreement. Once the financial assurance was put into place, the restructuring of the payment stream under the Amendment occurred with the entire $17,000,000 liability being recognized as long-term in nature. The aforementioned payment bond is secured by a $2,475,000 letter of credit. The $2,475,000 and $7,001,000 letters of credit are secured by $9,476,000 of cash deposits under an agreement with a commercial bank. These cash deposits comprise the $9,476,000 of restricted cash shown within current assets as of September 30, 2022.

Under ASC 470-50, Debt Modifications and Extinguishments, the Company performed a comparison of NPV’s of the pre-settlement Cost Recovery obligation to the post-settlement schedule of Cost Recovery obligation to determine this was an extinguishment of debt. The Company recorded a gain on extinguishment of debt totaling $8,614,103. The old debt, including any discount, was written off and the new payment stream of the amended $17,000,000 table, including the new discount of $9,927,590, using the effective interest rate of 19.95%, was recorded to result in a net liability of $7,072,410, which is due long-term. During the three and nine months ended September 30, 2022, the Company recorded combined discount amortization expense of $347,614 and $631,701 on the discounted pre- and post-extinguishment liability, respectively, bringing the net liability to $7,420,024 as of September 30, 2022. As at September 30, 2022 interest of $192,923 ($306,501 at December 31, 2021) is included in interest payable on the condensed consolidated balance sheet.

F-40

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

Water Treatment Charges – EPA

Separate to the cost recovery liabilities outlined above, the Company is responsible for the payment of ongoing water treatment charges. Water treatment charges incurred through December 31, 2021 are payable to the EPA, and charges thereafter are payable to the Idaho Department of Environmental Quality (“IDEQ”) given a handover of responsibilities for the Central Treatment Plant from the EPA to the IDEQ as of that date. The Company previously estimated a balance due to the EPA of $5,110,706 for ongoing water treatment through December 31, 2021. During the six months ended June 30, 2022, the Company received an invoice from the EPA for water treatment through October 2021. As a result, the Company reversed its previous accruals for this period and adjusted its estimated charges for November and December 2021. Through recent discussions with the EPA, the Company has confirmed that payments to the IDEQ for water treatment charges cannot be netted against invoices payable to the EPA. After taking this into account, the additional invoice received from the EPA, and a $1,000,000 payment made in April 2022, the Company has estimated water treatment payables to the EPA of $3,847,141 as of September 30, 2022 and $5,110,706 at December 31, 2021, which is reflected in current liabilities.

Water Treatment Charges – IDEQ

For water treatment charges beginning January 2022, the Company makes a monthly accrual of $80,000 to cover the IDEQ’s estimated costs of treating water at the water treatment facility. The Company also pays an agreed-upon monthly amount of $140,000, with a true-up to be recorded and credited to or paid by the Company once the actual annual costs are determined each year. At September 30, 2022, the Company has accrued $720,000 for water treatment costs to IDEQ and has prepaid $1,260,000, leaving a net prepaid of $540,000 ($nil at December 31, 2021) which is included in prepaid expenses on the unaudited condensed interim consolidated balance sheet.

7. Promissory Note Payable and Convertible Debentures

On September 22, 2021, the Company issued a non-convertible promissory note in the amount of $2,500,000 bearing interest of 15% per annum and payable at maturity. The promissory note was scheduled to mature on March 15, 2022; however, the note holder agreed to accept $500,000 payment, which the Company paid, by April 15, 2022, and the remaining principal and interest was deferred to June 20, 2022. Prior to the revised maturity of June 20, 2022, the note holder agreed to accept a further $500,000 payment by June 30, 2022, which the Company paid, and the remaining principal and interest was deferred to November 30, 2022. The Company purchased a land parcel for approximately $202,000 on March 3, 2022, which may be used as security for the promissory note. At September 30, 2022, the Company owes $1,500,000 in promissory notes payable, which is included in current liabilities on the condensed consolidated balance sheet. Interest expense for the three and nine months ended September 30, 2022 was $56,712 and $224,589, respectively. For the three and nine months ended September 30, 2021, interest expense was $8,219 and $8,219, respectively. At September 30, 2022 interest of $327,329 ($102,740 at December 31, 2021) is included in interest payable on the condensed consolidated balance sheet.

Project Finance Package with Sprott Private Resource Streaming & Royalty Corp.

On December 20, 2021, the Company executed a non-binding term sheet outlining a $50,000,000 project finance package with Sprott Private Resource Streaming and Royalty Corp. (“SRSR”).

The non-binding term sheet with SRSR outlined a $50,000,000 project financing package that the Company expects to fulfill the majority of its funding requirements to restart the Mine. The term sheet consisted of an $8,000,000 royalty convertible debenture (the “RCD”), a $5,000,000 convertible debenture (the “CD1”), and a multi-metals stream of up to $37,000,000 (the “Stream”). The CD1 was subsequently increased to $6,000,000, increasing the project financing package to $51,000,000.

F-41

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

On June 17, 2022, the Company consummated a new $15,000,000 convertible debenture (the “CD2”). As a result, total potential funding from SRSR was further increased to $66,000,000 including the RCD, CD1, CD2 and the Stream (together, the “Project Financing Package”).

$8,000,000 Royalty Convertible Debenture (RCD)

The Company closed the $8,000,000 RCD on January 7, 2022. The RCD bears interest at an annual rate of 9.0%, payable in cash or Common Shares at the Company’s option, until such time that SRSR elects to convert a royalty, with such conversion option expiring at the earlier of advancement of the Stream or July 7, 2023 (subsequently amended as described below). In the event of conversion, the RCD will cease to exist and the Company will grant a royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey (the “SRSR Royalty”). A 1.35% rate will apply to claims outside of these areas. The RCD was initially secured by a share pledge of the Company’s operating subsidiary, Silver Valley, until a full security package was put in place concurrent with the consummation of the CD1. In the event of non-conversion, the principal of the RCD will be repayable in cash.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed to a number of amendments to the terms of the RCD, including an amendment of the maturity date from July 7, 2023 to March 31, 2025. The parties also agreed to enter into a Royalty Put Option such that in the event the RCD is converted into a royalty as described above, the holder of the royalty will be entitled to resell the royalty to the Company for $8,000,000 upon default under the CD1 or CD2 until such time that the CD1 and CD2 are paid in full. The Company determined that the amendments in the terms of the RCD should not be treated as an extinguishment of the RCD, and have therefore been accounted for as a modification as a result of the treatment the Company reported a gain of $607,261 in the statement of operations for the period ended September 30, 2022.

$6,000,000 Series 1 Convertible Debenture (CD1))

The Company closed the $6,000,000 CD1 on January 28, 2022, which was increased from the previously-announced $5,000,000. The CD1 bears interest at an annual rate of 7.5%, payable in cash or shares at the Company’s option, and matures on July 7, 2023 (subsequently amended, as described below). The CD1 is secured by a pledge of the Company’s properties and assets. Until the closing of the Stream, the CD1 was to be convertible into Common Shares at a price of C$0.30 per Common Share, subject to stock exchange approval (subsequently amended, as described below). Alternatively, SRSR may elect to retire the CD1 with the cash proceeds from the Stream. The Company may elect to repay the CD1 early; if SRSR elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed to a number of amendments to the terms of the CD1, including that the maturity date would be amended from July 7, 2023 to March 31, 2025, and that the CD1 would remain outstanding until the new maturity date regardless of whether the Stream is advanced, unless the Company elects to exercise its option of early repayment. The Company determined that the amendments in the terms of the RCD should not be treated as an extinguishment of the CD1, and have therefore been accounted for as a modification as a result of the treatment the Company reported a gain of $179,046 in the statement of operations for the period ended September 30, 2022

$15,000,000 Series 2 Convertible Debenture (CD2)

The Company closed the $15,000,000 CD2 on June 17, 2022. The CD2 bears interest at an annual rate of 10.5%, payable in cash or shares at the Company’s option, and matures on March 31, 2025. The CD2 is secured by a pledge of the Company’s properties and assets. The repayment terms include 3 quarterly payments of $2,000,000 each beginning June 30, 2024 and $9,000,000 on the maturity date.

In light of the Series 2 Convertible Debenture financing, the previously permitted additional senior secured indebtedness of up to $15 million for project finance has been removed.

The Company determined that in accordance with ASC 815, each debenture will be valued and carried as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss.

F-42

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

Consistent with the approach above, the following table summarizes the key valuation inputs as at applicable valuation dates:

Reference (2)(4) (5)	Valuation date	Maturity date	Contractual Interest rate	Stock price (US$)	Expected equity volatility	Credit spread	Risk-free rate	Risk- adjusted rate
CD1 note (1)(3)	01-28-22	07-07-23	7.50%	0.230	120%	8.70%	0.92%	16.18%
RCD note (stream not advanced scenario)	01-07-22	07-07-23	9.00%	0.242	130%	9.21%	0.65%	16.39%
RCD note (stream advanced) scenario	01-07-22	06-30-22	9.00%	0.242	130%	9.16%	0.23%	15.96%
CD1 note (1)(3)	03-31-22	07-07-23	7.50%	0.235	120%	8.85%	1.80%	17.12%
RCD note (stream not advanced scenario)	03-31-22	07-07-23	9.00%	0.235	120%	8.85%	1.80%	17.12%
RCD note (stream advanced) scenario	03-31-22	06-30-22	9.00%	0.235	120%	8.78%	0.52%	15.88%
CD2 note	06-17-22	03-31-25	10.50%	0.222	120%	9.45%	3.28%	20.95%
CD2 note	06-30-22	03-31-25	10.50%	0.225	120%	10.71%	2.95%	21.78%
CD1 note	06-30-22	03-31-25	7.50%	0.233	120%	10.71%	2.95%	19.89%
RCD note (stream not advanced scenario)	06-30-22	03-31-25	9.00%		120%	10.71%	2.95%	19.89%
RCD note (stream advanced) scenario	06-30-22	09-30-22	9.00%		120%	10.85%	1.72%	18.89%
CD1 note	09-30-22	03-31-25	7.50%	0.085	120%	13.31%	4.19%	23.35%
RCD note (stream not advanced)	09-30-22	03-31-25	9.00%	0.085	120%	13.31%	4.19%	23.35%
RCD note (stream advanced)	09-30-22	11-30-22	9.00%	0.085	120%	13.85%	3.04%	22.79%
CD2 note	09-30-22	03-31-25	10.50%	0.085	120%	13.31%	4.19%	25.21%

(1)	The CD’s carries a Discount for Lack of Marketability (“DLOM”) of 5.0%.
(2)	CD1 and RCD carry an instrument-specific spread of 7.23%, CD2 carries an instrument-specific spread of 9.32%
(3)	The conversion price of the CD1 is $0.219 and CD2 is $0.212
(4)	A project risk rate of 13.0% was used for all scenarios of the RCD fair value computations
(5)	The probabilities for the stream being advanced and the stream not being advanced is 59% and 41%, respectively.

The resulting fair values of the CD1, RCD, and CD2 at the issuance dates, June 30, 2022, and as of September 30, 2022 were as follows:

Instrument Description	Issuance date CD1 and RCD	Issuance date CD2	March 31, 2022	June 30, 2022	September 30, 2022
CD1	$6,320,807	$-	$6,303,567	$5,633,253	$4,892,435
RCD	7,679,193	-	7,886,743	7,078,596	7,359,776
CD2	-	15,000,000	-	14,176,578	12,710,097
Total	$14,000,000	$15,000,000	$14,190,310	$26,888,427	$24,962,308

The total gain on fair value of debentures recognized during the three and nine months ended September 30, 2022 was $1,301,069 and $3,041,056, respectively. The portion of changes in fair value that is attributable to changes in the Company’s credit risk is accounted for within other comprehensive income. During the three and nine months ended September, 2022, the Company recognized $625,050 and $996,636, respectively, within other comprehensive income.

The Company performs quarterly testing of the covenants in the RCD, CD1 and CD2, and was in compliance with all such covenants as of September 30, 2022.

F-43

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

The Stream

A minimum of $27,000,000 and a maximum of $37,000,000 (the “Stream Amount”) will be made available under the Stream, at the Company’s option, once the conditions of availability of the Stream have been satisfied, including confirmation of full project funding by an independent engineer appointed by SRSR. If the Company draws the maximum funding of $37,000,000, the Stream would apply to 10% of payable metals sold until a minimum quantity of metal is delivered consisting of, individually, 55 million pounds of zinc, 35 million pounds of lead, and 1 million ounces of silver (subsequently amended, as described below). Thereafter, the Stream would apply to 2% of payable metals sold. If the Company elects to draw less than $37,000,000 under the Stream, the percentage and quantities of payable metals streamed will adjust pro-rata. The delivery price of streamed metals will be 20% of the applicable spot price. The Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding. As of September 30, 2022, the Stream had not been advanced.

Concurrent with the funding of the CD2 in June 2022, the Company and SRSR agreed that the minimum quantity of metal delivered under the Stream, if advanced, will increase by 10% relative to the amounts noted above.

8. Lease Liability

The Company had an operating lease for office space that expired in May 2022. Below is a summary of the Company’s lease liability as of September 30, 2022:

Office lease

Balance, December 31, 2020	$176,607
Addition	-
Interest expense	12,696
Lease payments	(129,191)
Foreign exchange loss	2,165
Balance, December 31, 2021	62,277
Addition	-
Interest expense	1,834
Lease payments	(64,828)
Foreign exchange loss	717
Balance, September 30, 2022	$-

9. Capital Stock, Warrants and Stock Options

Authorized

The total authorized capital is as follows:

●	An increase to 1,500,000,000 common shares, as approved in the July 29, 2022 annual meeting of shareholders, with a par value of $0.000001 per common share; and
●	10,000,000 preferred shares with a par value of $0.000001 per preferred share

Issued and outstanding

In February 2021, the Company closed a non-brokered private placement of units of the Company (the “February 2021 Offering”), issuing 19,576,360 units of the Company (“February 2021 Units”) at C$0.40 per February 2021 Unit for gross proceeds of $6,168,069 (C$7,830,544). Each February 2021 Unit consisted of one common share of the Company and one common share purchase warrant of the Company (each, “February 2021 Warrant”), which entitles the holder to acquire a common share of the Company at C$0.60 per common share for a period of five years. In connection with the February 2021 Offering, the Company incurred share issuance costs of $154,630 and issued 351,000 compensation options (the “February 2021 Compensation Options”). Each February 2021 Compensation Option is exercisable into one February 2021 Unit at an exercise price of C$0.40 for a period of three years.

F-44

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

The Company also issued 417,720 February 2021 Units to settle $132,000 of accrued liabilities at a deemed price of $0.45 based on the fair value of the units issued. As a result, the Company recorded a loss on debt settlement of $56,146.

In April 2022, the Company closed a private placement of 37,849,325 Special Warrants and a non-brokered private placement of 1,471,664 units of the Company for aggregate gross proceeds of approximately $9,384,622 (C$11,796,297). Related parties, including management, directors, and consultants, participated in the Special Warrant private placement for a total of 4,809,160 shares (included in the total above).

The Special Warrants were issued at a price of C$0.30 per special warrant. Each Special Warrant shall be automatically exercisable (without payment of any further consideration and subject to customary anti-dilution adjustments) into one unit of the Company (a “Brokered Unit”) on the date that is the earlier of: (i) the date that is three (3) business days following the date on which the Company has obtained both (A) a receipt from the Canadian security commission in each of the each of the provinces of Canada which the purchasers and Agents (as defined herein) are residents where the Special Warrants are sold (the “Qualifying Jurisdictions”) for a (final) short-form prospectus qualifying the distribution of the common stock of the Company (“Common Shares”) and common stock purchase warrants of the Company (the “Warrants”) issuable upon exercise of the Special Warrants (the “Qualification Prospectus”); and (B) notification that the registration statement, under U.S. securities laws, of the Company filed with the United States Securities and Exchange Commission (the “SEC”) has been declared effective by the SEC (the “Registration Statement”); and (ii) the date that is six months following April 1, 2022 (the “Closing Date”). Each unit consists of one common share and one warrant. Each warrant entitles the holder to acquire one common share for C$0.37 until April 1, 2025. The warrants shall also be exercisable on a cashless basis in the event the Registration Statement has not been made effective by the SEC prior to the date of exercise.

On May 31, 2022, the Company announced that it had received a receipt from the Ontario Securities Commission for its final short-form Canadian prospectus qualifying the distribution of the common stock of the Company and common stock purchase warrants of the Company issuable upon exercise of the special warrants of the Company that were issued on April 1, 2022. The Company also announced that it received notice from the United States Securities and Exchange Commission that its Form S-1 has been declared effective as of May 27, 2022. As a result of obtaining the receipt for the Canadian prospectus and the declaration of effectiveness for the Form S-1, each unexercised Special Warrant was automatically exercised into one Common Share and one Warrant without further action on the part of the holders.

The non-brokered 1,471,664 units were issued at a price of C$0.30 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until April 1, 2025.

In connection with the special warrants offering, the agents earned a cash commission in the amount of C$563,968 and compensation options exercisable to acquire an aggregate of 1,879,892 units of the Company at C$0.30 a unit until April 1, 2024. Each compensation unit consists of one common share and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until April 1, 2024.

In April 2022, the Company issued 1,315,856 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2022.

In May 2022, the Company issued 10,416,667 units to Teck Resources Limited in consideration towards the purchase of the Pend Oreille Processing Plant at C$0.245 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until May 13, 2025.

In June 2022, the Company issued 1,218,000 units to contractors for bonuses accrued during the three months ended March 31, 2022. Each unit consists of one common share and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until April 1, 2025.

In July 2022, the Company issued 1,975,482 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended June 30, 2022.

F-45

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

For each financing, the Company has accounted for the warrants in accordance with ASC Topic 815. The warrants are considered derivative instruments as they were issued in a currency other than the Company’s functional currency of the U.S. dollar. The estimated fair value of warrants accounted for as liabilities was determined on the date of issue and marks to market at each financial reporting period. The change in fair value of the warrant is recorded in the unaudited condensed interim consolidated statements of income and comprehensive income as a gain or loss and is estimated using the Binomial model.

The warrant liabilities as a result of the June 2019, August 2019, August 2020, February 2021, April 2022 special warrants, April 2022 non-brokered, May 2022 Teck purchase, and June 2022 contractor private placements were revalued as at September 30, 2022, issuance date in 2022, and December 31, 2021 using the Binomial model and the following assumptions:

April 2022 special warrants issuance	September 30, 2022	April 1, 2022
Expected life	914 days	1,096 days
Volatility	120%	120%
Risk free interest rate	3.72%	2.35%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.29
Fair value	$1,488,348	$5,947,232
Change in derivative liability	$(4,458,884)	$-

April 2022 non-brokered issuance	September 30, 2022	April 1, 2022
Expected life	914 days	1,096 days
Volatility	120%	120%
Risk free interest rate	3.72%	2.35%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.29
Fair value	$57,869	$186,190
Change in derivative liability	$(128,321)	$-

May 2022 Teck issuance	September 30, 2022	May 13, 2022
Expected life	956 days	1,096 days
Volatility	120%	120%
Risk free interest rate	3.72%	2.68%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.25
Fair value	$424,053	$1,273,032
Change in derivative liability	$(848,979)	$-

June 2022 issuance	September 30, 2022	June 30, 2022
Expected life	914 days	1,006 days
Volatility	120%	120%
Risk free interest rate	3.72%	3.14%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.20
Fair value	$47,895	$113,425
Change in derivative liability	$(65,530)	$-

F-46

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

February 2021 issuance	September 30, 2022	December 31, 2021
Expected life	1,228 days	1,501 days
Volatility	120%	100%
Risk free interest rate	3.72%	1.25%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.37
Fair value	$829,987	$3,483,745
Change in derivative liability	$(2,653,758)	$(329,358)

August 2020 issuance	September 30, 2022	December 31, 2021
Expected life	335 days	608 days
Volatility	120%	100%
Risk free interest rate	3.79%	0.95%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.37
Fair value	$484,745	$6,790,163
Change in derivative liability	$(6,305,419)	$(7,703,052)

June 2019 issuance (i)	September 30, 2022	December 31, 2021
Expected life	1,188 days	1,461 days
Volatility	120%	100%
Risk free interest rate	3.72%	1.02%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.37
Fair value	$460,207	$2,067,493
Change in derivative liability	$(1,607,286)	$(1,371,346)

(i)	During the six months ended December 31, 2020, the Company amended the exercise price to C$0.59 per common share and extended the expiry date to December 31, 2025 for 11,660,000 warrants.

August 2019 issuance (ii)	September 30, 2022	December 31, 2021
Expected life	1,188 days	1,461 days
Volatility	120%	100%
Risk free interest rate	3.72%	1.02%
Dividend yield	0%	0%
Share price (C$)	$0.115	$0.37
Fair value	$707,282	$3,177,485
Change in derivative liability	$(2,470,203)	$(2,744,785)

(ii)	During the six months ended December 31, 2020, the Company amended the exercise price to C$0.59 per common share and extended the expiry date to December 31, 2025 for 17,920,000 warrants. The terms of the remaining 2,752,900 warrants remain unchanged.

Warrants

		Weighted	Weighted
		average	average
	Number of	exercise price	grant date
	warrants	(C$)	value ($)

Balance, December 31, 2020	95,777,806	$0.54	$0.08
Issued	19,994,080	0.60	0.19
Expired	(2,913,308)	0.48	0.14
Balance, September 30, 2021	112,858,578	$0.55	$0.19

Balance, December 31, 2021	111,412,712	$0.54	$0.18
Issued	50,955,636	0.37	0.15
Expired	(239,284)	0.70	0.21
Balance, September 30, 2022	162,129,064	$0.49	$0.17

During the nine months ended September 30, 2022, 239,284 February 2020 broker warrants expired.

F-47

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

At September 30, 2022, the following warrants were outstanding:

			Number of
	Exercise	Number of	warrants
Expiry date	price (C$)	warrants	exercisable

August 31, 2023	0.50	58,284,148	58,284,148
December 31, 2025	0.59	32,895,200	32,895,200
February 9, 2026	0.60	17,112,500	17,112,500
February 16, 2026	0.60	2,881,580	2,881,580
April 1, 2025	0.37	40,358,969	40,358,969
May 13, 2025	0.37	10,416,667	10,416,667
		162,129,064	162,129,064

Compensation options

At September 30, 2022, the following compensation options were outstanding:

		Weighted
	Number of	average
	compensation	exercise price
	options	(C$)

Issued - August 2020 Compensation Options	3,239,907	$0.35
Balance, December 31, 2020	3,239,907	0.35
Issued – February 2021 Compensation Options	351,000	0.35
Balance, December 31, 2021	3,590,907	0.35
Issued – April 2022 Compensation Options	1,879,892	0.30
Balance, September 30, 2022	5,470,799	$0.34

The grant date fair value of the August 2020 and February 2021, and April 2022 Compensation Options were estimated at $521,993, $68,078 and $264,435 respectively, using the Black-Scholes valuation model with the following underlying assumptions:

Grant Date	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
August 2020	0.31%	0%	100%	C$0.35	3 years
February 2021	0.26%	0%	100%	C$0.40	3 years
April 2022	2.34%	0%	100%	C$0.30	2 years

	Exercise	Number of	Fair value
Expiry date	price (C$)	broker options	($)

August 31, 2023 (i)	$0.35	3,239,907	$521,993
February 16, 2024 (ii)	$0.40	351,000	$68,078
April 1, 2024 (iii)	$0.30	1,879,892	$264,435
		5,470,799	$854,506

(i)	Exercisable into one August 2020 Unit
(ii)	Exercisable into one February 2021 Unit
(iii)	Exercisable into one April 2022 Unit

F-48

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

Stock options

The following table summarizes the stock option activity during the nine months ended September 30, 2022:

		Weighted
		average
	Number of	exercise price
	stock options	(C$)

Balance, December 31, 2020	8,015,159	$0.62
Granted (i)	1,037,977	0.34
Balance, December 31, 2021	9,053,136	$0.58
Granted (ii)	300,000	0.15
Expired May 01, 2022	(47,500)
Balance, September 30, 2022	9,305,636	$0.52

(i)	On February 19, 2021, 1,037,977 stock options were issued to an officer of the Company, of which 273,271 stock options vested immediately and the balance of 764,706 stock options vested on December 31, 2021. These options have a 5-year life and are exercisable at C$0.335 per common share. The grant date fair value of the options was estimated at $204,213. The vesting of these options resulted in stock-based compensation of $nil for the three and nine months ended September 30, 2022, compared to $43,941 and $160,750 for the three and nine months ended September 30, 2021, respectively, which is included in operation and administration expenses on the consolidated statements of income (loss) and comprehensive income (loss).

(ii)	On August 24, 2022, 300,000 stock options were issued to an employee of the Company, of which 150,000 vested immediately and the remaining balance of outstanding options to vest equally over the next two anniversaries of the grant date. These options have a 5-year life and are exercisable at C$0.15 per common share. The grant fair value of the options was estimated at $28,930. The vesting of these options resulted in stock-based compensation of $14,465 for the three and nine months ended September 30, 2022, which is included in the operation and administration expense of the consolidated statements of income (loss) and comprehensive income (loss).

The fair value of these stock options was determined on the date of grant using the Black-Scholes valuation model, and using the following underlying assumptions:

	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
(i)	0.64%	0%	100%	C$0.34	5 years

(ii)	On August 24, 2022, 300,000 stock options were issued to an employee of the Company, of which 150,000 stock options vested immediately and the balance of 150,000 stock options will vest equally over two years on the anniversary date of issuance. These options have a 5-year life and are exercisable at C$0.15 per common share. The grant date fair value of the options was estimated at $28,930. The vesting of these options resulted in stock-based compensation of $14,465 for the period ended September 30, 2022, which is included in operation and administration expenses on the consolidated statements of income (loss) and comprehensive income (loss).

The fair value of these stock options was determined on the date of grant using the Black-Scholes valuation model, and using the following underlying assumptions:

	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
(ii)	3.27%	0%	120%	C$0.15	5 years

F-49

The following table reflects the actual stock options issued and outstanding as of September 30, 2022:

			Number of
	remaining	Number of	options
Exercise	contractual	options	vested	Grant date
price (C$)	life (years)	outstanding	(exercisable)	fair value ($)
0.50	0.5	235,000	235,000	46,277
0.60	1.25	200,000	200,000	52,909
0.60	2.35	1,575,000	1,575,000	435,069
0.55	2.81	5,957,659	1,489,415	1,536,764
0.335	3.64	1,037,977	1,037,977	204,213
0.15	4.90	300,000	150,000	28,930
		9,305,636	4,687,392	$2,304,162

10. Income per Share

Potentially dilutive securities include convertible loan payable, warrants, broker options, stock options, and unvested restricted share units (“RSU”). Diluted income per share reflects the assumed exercise or conversion of all dilutive securities using the treasury stock method.

	Three Months ended September 30, 2022	Three Months ended September 30, 2021	Nine Months ended September 30, 2022	Nine Months ended September 30, 2021
Net income (loss) and comprehensive income (loss) for the period	4,315,403	3,960,630	13,860,884	9,843,495

Basic income (loss) per share Weighted average number of common shares - basic	219,466,235	164,179,999	198,364,188	160,690,371
Net income (loss) per share – basic	0.02	0.02	0.07	0.06
Net income (loss) and comprehensive income (loss) for the period	4,315,403	3,960,630	13,860,884	9,843,495
Dilutive effect of convertible debentures	(502,389)	-	(1,945,686)	-
Dilutive effect of warrants on net income	-	-	-	-
Diluted net income (loss) and comprehensive income (loss) for the period	3,813,014	3,960,630	11,915,198	9,843,495
Diluted income (loss) per share	219,466,234	164,179,999	198,364,188	160,690,371
Weighted average number of common shares - basic
Diluted effect:
Warrants, broker options, and stock options, convertible debentures, and RSUs	98,738,276	150,000	52,317,205	150,000
Weighted average number of common shares - fully diluted	318,204,510	164,329,999	250,681,393	160,840,371
Net income (loss) per share - fully diluted	0.01	0.02	0.05	0.06

F-50

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

11. Restricted Share Units

Effective March 25, 2020, the Board of Directors approved a Restricted Share Unit (“RSU”) Plan to grant RSUs to its officers, directors, key employees, and consultants.

The following table summarizes the RSU activity during the nine months ended September 30, 2022:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31, 2020	988,990	$0.39
Granted	1,348,434	0.38
Vested	(1,516,299)	0.41
Forfeited	(245,125)	0.52
Unvested as at December 31, 2021	576,000	$0.62
Granted	624,750	0.29
Vested	(774,750)	0.40
Unvested as at September 30, 2022	426,000	$0.60

(i) On April 14, 2020, the Company granted 400,000 RSUs to a certain officer of the Company. The RSUs vest in one fourth increments upon each anniversary of the grant date. The vesting of these RSUs resulted in stock-based compensation of $30,380 and $57,495 for the nine months ended September 30, 2022 and 2021, respectively, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

(ii) On April 20, 2020, the Company granted 200,000 RSUs to a certain director of the Company. The RSUs vest in one fourth increments upon each anniversary of the grant date. The vesting of these RSUs resulted in stock-based compensation of $10,452 and $19,796 for the nine months ended September 30, 2022 and 2021, respectively, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

(iii) On November 16, 2020, the Company granted 168,000 RSUs to certain directors of the Company. The RSUs vest in one fourth increments upon each anniversary of the grant date. The vesting of these RSUs resulted in stock-based compensation of $12,612 and $24,255 for the nine months ended September 30, 2022 and 2021, respectively, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

F-51

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

(iv) On December 6, 2020, the Company granted 220,990 RSUs to a consultant of the Company. The RSUs vest in one sixth increments per month. The vesting of these RSUs resulted in stock-based compensation of $nil and $58,740 for the nine months ended September 30, 2022 and 2021, respectively, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

(v) On January 1, 2021, the Company granted 735,383 RSUs to a consultant of the Company. 245,128 RSUs vested immediately with the remaining RSUs vesting in one twelfth increments per month. During the year ended 2021, a total of 490,258 RSUs vested, and in July 2021, the consultant forfeited the remaining 245,125 unvested RSUs, resulting in a reversal of share-based compensation of $64,870. The vesting of these RSUs resulted in stock-based compensation of $nil and $265,101 for the nine months ended September 30, 2022 and 2021, respectively.

(vi) On July 1, 2021, the Company granted 17,823 RSUs to a consultant of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $nil and $4,026 for the nine months ended September 30, 2022 and 2021, respectively.

(vii) On August 5, 2021, the Company granted 595,228 RSUs to consultants of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $nil and $100,022 for the nine months ended September 30, 2022 and 2021, respectively.

(viii) On January 10, 2022, the Company granted 500,000 RSUs to a consultant of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $122,249 for the nine months ended September 30, 2022, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

(ix) On April 29, 2022, the Company granted 76,750 RSUs to certain consultants of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $16,800 for the nine months ended September 30, 2022, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

(x) On June 30, 2022, the Company granted 15,000 RSUs to a consultant of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $2,328 for the nine months ended September 30, 2022, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

(xi) On September 29, 2022 the Company granted 33,000 RSUs to two consultants of the Company, vesting immediately. The vesting of these RSUs resulted in stock-based compensation of $2,889 for the nine months ended September 30, 2022, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss).

12. Deferred Share Units

Effective April 21, 2020, the Board of Directors approved a Deferred Share Unit (“DSU”) Plan to grant DSUs to its directors. The DSU Plan permits the eligible directors to defer receipt of all or a portion of their retainer or compensation until termination of their services and to receive such fees in the form of cash at that time.

Upon vesting of the DSUs or termination of service as a director, the director will be able to redeem DSUs based upon the then market price of the Company’s common share on the date of redemption in exchange for cash.

F-52

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

The following table summarizes the DSU activity during the nine months ended September 30, 2022 and 2021:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31, 2020 and September 30, 2021 (i)	7,500,000	$1.03

Unvested as at December 31, 2021	5,625,000	$1.03
Granted (i)	210,000	0.20
Vested (ii)(iii)	(3,125,000)	1.03
Unvested as at September 30, 2022	2,710,000	$1.00

(i)	On April 21, 2020, the Company granted 7,500,000 DSUs. The DSUs vest in one fourth increments upon each anniversary of the grant date and expire in 5 years. On July 1, 2022 the Company granted 210,000 DSU’s, these DSU’s vest after 12 months of the issuance date. During the nine months ended September 30, 2022, and 2021 the Company recognized $493,060 and $430,964, respectively, recovery of stock-based compensation related to the DSUs, which is included in operation and administration expenses on the condensed interim consolidated statements of income (loss) and comprehensive income (loss), as DSU’s were settled in cash during the 9 months ended September 30, 2022. Upon redemption of the 2,500,000 DSUs (see (iii)) the fair value of the remaining DSU liability at September 30, 2022 was $363,648.

(ii)	On March 31, 2022, the Board approved the early vesting of 625,000 DSUs for one of the Company’s Directors.

(iii)	During the nine months ended September 30, 2022, the director redeemed 2,500,000 DSUs for C$750,000, and elected to use net proceeds to subscribe for 375,000 units in the Company’s April 2022 special warrant issuance at C$0.30 per unit, with the balance of the redeemed amount payable in cash after applicable withholding tax deductions. The DSU’s were therefore all accelerated to vest.

13. Commitments and Contingencies

As stipulated in the agreement with the EPA and as described in Note 6, the Company is required to make two types of payments to the EPA and IDEQ, one for historical water treatment cost-recovery to the EPA, and the other for ongoing water treatment. Water treatment costs incurred through December 2021 are payable to the EPA, and water treatment costs incurred thereafter are payable to the IDEQ. The IDEQ (as done formerly by the EPA) invoices the Company on an annual basis for the actual water treatment costs, which may exceed the recognized estimated costs significantly. When the Company receives the water treatment invoices, it records any liability for actual costs over and above any estimates made and adjusts future estimates as required based on these actual invoices received. The Company is required to pay for the actual costs regardless of the periodic required estimated accruals and payments made each year.

On July 28, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage (“AMD”) in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient.  On March 2, 2022, Chief US District Court Judge, David C. Nye granted in part and denied in part the Company’s motion to dismiss. The court granted the Company’s motion to dismiss Crescent’s Cost Recovery claim under CERCLA Section 107(a), Declaratory Judgment, Tortious Interference, Trespass, Nuisance and Negligence claims. These claims were dismissed without prejudice. The court denied the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. Crescent later filed an amended complaint on April 1, 2022. Placer Mining Corp. and Bunker Hill Mining Corp are named as co-defendants. Bunker Hill responded to the amended filing, refuting and denying all allegations made in the complaint except those that are assertions of fact as a matter of public record. The Company believes Crescent’s is without merit and intends to vigorously defend itself, as well as Placer Mining Corp. pursuant to the Company’s indemnification of Placer Mining Corp in the Sale and Purchase agreement executed between the companies for the Mine on December 15, 2021.

F-53

Bunker Hill Mining Corp.

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2022

(Expressed in United States Dollars)

14. Related party transactions

The Company’s key management personnel have the authority and responsibility for planning, directing and controlling the activities of the Company and consists of the Company’s executive management team and management directors.

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Consulting fees and wages	$248,472	$276,049	$1,832,323	$846,604

At September 30, 2022 and September 30, 2021, $15,000 and $102,235, respectively is owed to key management personnel with all amounts included in accounts payable and accrued liabilities.

On July 1, 2022 the Company issued 210,000 DSU’s to a director of the Company.

15. Subsequent Events

In October 2022, the Company issued 8,252,940 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending September 30, 2022.

During October 2022, the Company reported that it has been successful in securing a new payment bond to secure a portion of its cost recovery obligations to the US Environmental Protection Agency (the “US EPA”), resulting in a $3,000,000 improvement in liquidity. As reported in the Company’s financial statements for the period ending September 30, 2022, the Company held restricted cash of $9,476,000 as of September 30, 2022 which included $7,001,000 as collateral for a letter of credit to the US EPA. This letter of credit has been reduced to $2,000,001 as a result of a new $5,000,000 payment bond obtained through an insurance company. The collateral for the new payment bond is comprised of a $2,000,000 letter of credit and land pledged by third parties, with whom the Company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common shares of the Company, at the Company’s election). The new payment bond is scheduled to increase to $7,001,000 (from $5,000,000) upon the advance of the multi-metals Stream from Sprott Private Resource Streaming & Royalty Corp. (see the Company’s news release of December 20, 2021 for further detail), which would result in a further $2,001,000 improvement in liquidity for the Company from the release of restricted cash.

In October 2022, the Company reported that it awarded a new water management consulting services contract to MineWater LLC (“MineWater”) for strategic environmental support at the Bunker Hill Mine through September 30, 2023. Pursuant to the contract, the Company agreed to pay MineWater $60,000 in cash and issue 1,599,150 Restricted Share Units, which were issued and vested immediately to common shares of the Company that are subject to customary resale restrictions in Canada and the United States.

In November 2022, the Company awarded 4,396,741 Restricted Share Units to certain executives in relation to an annual grant under its Long-Term Incentive Plan. The RSUs vest in one-third increments on March 31 of 2023, 2024, and 2025.

F-54

Common Shares

PROSPECTUS

Roth Capital Partners

       , 2023

Through and including                    , 2023 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee	US$	3,000
FINRA Filing Fee	US$	2,000
Printing Expenses	US$	10,000
Accounting Fees and Expenses	US$	30,000
Legal Fees and Expenses	US$	260,000
Blue Sky Fees/Expenses	US$	125,000
Transfer Agent Fees	US$	10,000
TOTAL	US$	440,000

Item 14. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

II-1

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;
(b)	the establishment of a program of self-insurance;
(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and
(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation and bylaws limit director liability and provide for indemnification to the fullest extent provided by Nevada law.

II-2

Item 15 Recent Sales of Unregistered Securities

On February 25, 2020, the Company issued 3,687,501 shares in a private placement transaction at a purchase price of C $0.56 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On May 12, 2020, the Company issued 107,143 shares in a private placement transaction at a purchase price of C $0.56 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On August 14, 2020, the Company issued 35,212,142 shares and 35,212,142 warrants in a private placement transaction at a purchase price of C $0.35 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

On August 25, 2020, the Company issued 20,866,292 shares and 20,866,292 warrants in a private placement transaction at a purchase price of C $0.35 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

Sprott Capital Partners LP and Cormark Securities Inc. (the “Agents”) acted as agents in connection with the latter two placements and were paid a cash commission, and reimbursed for legal and other expenses, of C$1,164,490 in the aggregate and were issued 3,239,907 compensation warrants (“Broker Warrants”) as compensation for their services. Broker Warrants are exercisable into Units at an exercise price equal to C$0.35 until August 31, 2023.

Also, in connection with the placement on August 25, 2020, the Company issued 2,205,714 shares and 2,205,714 warrants in a private placement transaction at a purchase price of C $0.35 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States to settle $170,093 of accounts payable, $55,676 of accrued liabilities, $28,300 of interest payable, and $331,046 of promissory notes payable.

On October 9, 2020, the Company issued 5,572,980 shares at a deemed price of C$0.50 based on the fair value of the share issued to settle $1,600,000 of convertible loan payable and $500,000 of interest payable.

On February 24, 2021, the Company closed a non-brokered private placement of 19,994,080 Units of the Company at $0.40 per Unit for gross proceeds of approximately C$8,000,000 in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States. Each Unit consists of one Common Share of the Company and one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share of the Company at a price of C$0.60 per Common Share for a period of five years.

On March 10, 2021, the Company issued 437,334 shares at a deemed price of C$0.37 for the settlement of RSU’s.

On April 22, 2021, the Company issued 77,685 shares at a deemed price of C$0.34 for the settlement of RSU’s.

On May 3, 2021, the Company issued 40,854 shares at a deemed price of C$0.30 for the settlement of RSU’s.

On May 6, 2021, the Company issued 36,831 shares at a deemed price of C$0.28 for the settlement of RSU’s.

On June 2, 2021, the Company issued 40,854 shares at a deemed price of C$0.32 for the settlement of RSU’s.

On June 7, 2021, the Company issued 36,831 shares at a deemed price of C$0.33 for the settlement of RSU’s.

On July 21, 2021, the Company issued 17,823 shares at a deemed price of C$0.25 for the settlement of RSU’s.

On July 27, 2021, the Company issued 40,854 shares at a deemed price of C$0.26 for the settlement of RSU’s.

On August 6, 2021, the Company issued 595,228 shares at a deemed price of C$0.25 for the settlement of RSU’s.

The Company issued the $6,000,000 Series 1 Convertible Debenture in January 2022 to an institutional investor exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. The Convertible Debenture bears interest at an annual rate of 7.5%, payable in cash or shares at the Company’s option, matures on March 31, 2025, and is convertible into Common Shares at a price of C$0.30 per Common Share, subject to stock exchange approval.

II-3

On April 1, 2022, the Company closed a private placement of 37,849,325 Special Warrants, and concurrent non-brokered private placement of 1,471,644 units of the Company (the “Non-Brokered Units”) for aggregate gross proceeds of approximately $11,796,297 (the “Offering”). Pursuant to the Offering, the Company issued 37,849,325 Special Warrants at a price of $0.30 per Special Warrant. Each Special Warrant is automatically exercisable (without payment of any further consideration and subject to customary anti-dilution adjustments) into one unit of the Company (a “Brokered Unit”) on the date that is the earlier of: (i) the date that is three business days following the date on which the Company has obtained both (A) a receipt from the Canadian security commission in each of the each of the provinces of Canada in which the purchasers of the Special Warrants were sold for a (final) short-form Prospectus qualifying the distribution of the common stock of the Company (“Common Shares”) and common stock purchase warrants of the Company (the “Warrants”) issuable upon exercise of the Special Warrants (the “Final Qualification Prospectus”); and (B) notification that the registration statement, of which this Prospectus is a part, has been declared effective by the SEC; and (ii) October 1, 2022. This transaction was exempt from registration pursuant Section 4(a)(2) of the Securities act and/or Regulation S thereunder.

Each Brokered Unit consists of one Common Share and one Warrant. Each whole Warrant will entitle the holder to acquire one Common Share (a “Warrant Share”) for C$0.37 until April 1, 2025. The Warrants shall also be exercisable on a cashless basis in the event the Registration Statement has not been made effective by the SEC prior to the date of exercise.

In addition, pursuant to the Offering the Company issued 1,471,644 Non-Brokered Units at a price of $0.30 per Non-Brokered Units. Each Non-Brokered Unit consists of one Common Share and one Warrant. Each whole Warrant will entitle the holder to acquire one Warrant Share for C$0.37 until April 1, 2025.

On April 5, 2022, the Company issued 1,315,856 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2022.

On April 29, 2022, the Company issued 768,750 shares at a deemed price of C$0.29 for the settlement of RSU’s.

On May 13, 2022, the Company issued 10,416,667 units to Teck Resources Limited in consideration towards the purchase of the Pend Oreille Processing Plant at C$0.245 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until May 13, 2025.

The Company issued the $15,000,000 Series 2 Convertible Debenture in June 2022 to an institutional investor exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. The Convertible Debenture bears interest at an annual rate of 10.5%, payable in cash or shares at the Company’s option, matures on March 31, 2025, and is convertible into Common Shares at a price of C$0.29 per Common Share, subject to stock exchange approval.

On June 30, 2022, the Company issued 165,000 shares at a deemed price of C$0.20 for the settlement of RSU’s.

On June 30, 2022, the Company issued 1,218,000 units to contractors for bonuses. Each unit consists of one common share and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until April 1, 2025.

On July 7, 2022, the Company issued 1,975,482 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended June 30, 2022.

On September 29, 2022, the Company issued 33,000 shares at a deemed price of C$0.12 for the settlement of RSU’s.

On October 5, 2022, the Company issued 8,252,940 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended September 30, 2022.

On November 3, 2022, the Company issued 1,599,150 shares at a deemed price of C$0.09 for the settlement of RSU’s.

On January 10, 2023, the Company issued 6,377,271 common shares in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2022.

During the past three years, the Company issued 8,958,065 RSUs and 8,130,636 options to purchase Common Shares to directors, employees and consultants under our equity incentive plans. These securities were exempt from registration under Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S thereunder.

Item 16. Exhibits.

3.1	Amended and Restated Articles of Incorporation of Liberty Silver Corp. (incorporated by reference to Form S-1 filed on October 27, 2020)
3.2	Certificate of Change dated May 1, 2019 (incorporated by reference to Form S-1 filed on October 27, 2020)
3.3	Certificate of Amendment dated September 11, 2020 (incorporated by reference to Form S-1 filed on October 27, 2020)
3.4***	Certificate of Amendment dated November 17, 2022
3.5***	Certificate of Correction dated December 6, 2022
3.6	Amended and Restated Bylaws of Liberty Silver Corp., dated December 21, 2012. (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on December 28, 2012)
4.1	Warrant Indenture dated as of August 14, 2020 (incorporated by reference to Form S-1 filed on October 27, 2020)
4.2*	Form of Warrant Certificate dated February 2021
4.3	Underlying Warrant Indenture between the Company and Capital Transfer Agency dated April 1, 2022 (incorporated by reference to the Form S-1 filed on May 2, 2022)
5.1**	Opinion regarding Legality
10.1	Settlement Agreement with EPA (incorporated by reference to Form 8-K dated January 3, 2022).
10.2	Purchase Agreement with respect to the Bunker Hill Mine (incorporated by reference to Form 8-K dated January 3, 2022).

II-4

10.3	Form of Secured Convertible Note (incorporated by reference to the Form 8-K filed on February 3, 2022)
10.4	Secured Royalty Convertible Debenture (incorporated by reference to the Form 8-K filed on February 3, 2022)
10.5***	Series 2 Convertible Debenture
10.6***	Sprott Loan Facility
10.7***	Second Omnibus Amendment
10.8*	Form of Placement Agency Agreement
10.9*	Form of Placement Agent’s Warrant
23.1*	Consent of MNP LLP
23.2*	Consent of J.P. Galda & Co. (Included in Exhibit 5)
23.3*	Consent of Peter Kondos.
23.4*	Consent of Robert H. Todd
23.5*	Consent of Scott E. Wilson
96.1	Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA (incorporated by reference to Current Report on Form 8-K filed on November 21, 2022)
107***	Filing Fee Table

* Filed herewith

** To be filed by Amendment

*** Previously Filed

Item 17. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a posteffective amendment to this Registration Statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(5)	For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

II-5

(7)	For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

B.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on January 13, 2023.

Bunker Hill Mining Corp.

By:	/s/ Sam Ash*
Sam Ash Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of January 13, 2023, by the following persons in the capacities indicated below.

BY:	/s/ Sam Ash*
Chief Executive Officer

BY:	/s/ Richard Williams*
Chairman and Director

BY:	/s/ David Wiens
Chief Financial Officer and Principal Accounting Officer

BY:	/s/ Pamela Saxton*
Director

BY:	/s/ Mark Cruise*
Director

BY:	/s/ Dickson Hall*
Director

BY:	/s/ Cassandra Joseph*
Director

*By:	/s/ David Wiens, Attorney-in-Fact

II-7